   As filed with the Securities and Exchange Commission on July 28, 1999
                                                      Registration No. 333-80055
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                --------------

                              AMENDMENT NO. 1

                                    TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                --------------
                               POWERIZE.COM, INC.
             (Exact name of registrant as specified in its charter)

                      901 Elkridge Landing Road, Suite 350
                           Linthicum, Maryland 21090

                                 (410) 684-3800
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

        Delaware                    7375                    52-2073361
    (State or other          (Primary standard           (I.R.S. employer
    jurisdiction of              industrial           identification number)
    incorporation or        classification code
     organization)                number)

                                Edwin R. Addison
               Chairman of the Board and Chief Executive Officer
                               Powerize.com, Inc.
                      901 Elkridge Landing Road, Suite 350
                           Linthicum, Maryland 21090
                                 (410) 684-3800

 (Name, address, including zip code and telephone number, including area code, of agent for service)

                                --------------
                                   Copies to:

           Earl S. Wellschlager, Esquire                         Robert E. Spicer, Jr., Esquire
              Wm. David Chalk, Esquire                          Williams, Mullen, Clark & Dobbins
               Piper & Marbury L.L.P.                                 1021 East Cary Street
              36 South Charles Street                                     P.O. Box 1320
             Baltimore, Maryland 21201                            Richmond, Virginia 23218-1320
                   (410) 539-2530                                        (804) 643-1991

  Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act") check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------
                                                                                Proposed
                                                                   Proposed      Maximum
                                                    Amount         Maximum      Aggregate   Amount of
            Title of each Class of                  To Be       Offering Price  Offering   Registration
         Securities to be Registered              Registered       Per Unit     Price(1)      Fee(2)
-------------------------------------------------------------------------------------------------------
Shares of Common Stock, par value $.0001....   2,875,000 shares     $12.00     $34,500,000    $9,591
-------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(a) under the Securities Act.

(2) A registration fee of $7,993 was previously paid in connection with this registration statement.

  The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+We will amend and complete the information in this prospectus. Although we + +are permitted by U.S. federal securities laws to offer these securities using + +this prospectus, we may not sell them or accept your offer to buy them until + +the registration statement filed with the SEC relating to these securities + +has been declared effective by the SEC. This prospectus is not an offer to +
+sell these securities or our solicitation of your offer to buy these          +
+securities in any jurisdiction where that would not be permitted or legal.    +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                                       Subject to Completion--July 28, 1999


                      [LOGO OF POWERIZE.COM APPEARS HERE]

                     2,500,000 Shares of Common Stock

  We are offering 2,500,000 shares of our common stock. We are selling all of the shares offered under this prospectus.

  This is our initial public offering. No public market currently exists for our shares. We anticipate that the initial public offering price for our shares will be between $10.00 and $12.00 per share.

  We have filed an application to qualify our common stock for quotation on the Nasdaq National Market under the symbol "POWZ."

  This investment involves risks. See "Risk Factors" beginning on page 6.

                                                        Per Share        Total
                                                        ---------        -----
Public offering price (estimated)....................      $              $
Underwriting fees....................................      $              $
Proceeds to Powerize.com (after expenses)............      $              $

  We have granted the underwriters the right to purchase an additional 375,000 shares of common stock from us at the initial public offering price, less underwriting fees, to cover over-allotments. See "Underwriting."

Neither  the  Securities  and  Exchange Commission  nor  any  state  securities commission has  determined whether this  prospectus is truthful  or complete.
  Nor have they made, nor will they make, any determination as to whether anyone should buy these securities. Any representation to the contrary is a criminal offense.

Ferris, Baker Watts                                         Ryan, Lee & Company
  Incorporated                                     Incorporated

                    The date of this prospectus is    , 1999

                                      ART

  The inside front cover contains a screen shot from Powerize.com's Web site showing the site's general search screen.

                               TABLE OF CONTENTS

                                      Page
                                      ----
Prospectus Summary..................    2
Risk Factors........................    6
Use of Proceeds.....................   18
Dividend Policy.....................   18
Capitalization......................   19
Dilution............................   20
Selected Financial Data.............   21
Management's Discussion and Analysis
 of Financial Condition and Results
 of Operations......................   22
Business............................   29

                                    Page
                                    ----
Management........................   41
Related Transactions and
 Relationships....................   48
Principal Stockholders............   49
Description of our Capital Stock..   50
Shares Eligible for Future Sale...   54
Underwriting......................   56
Validity of the Shares............   58
Experts...........................   58
Additional Information............   58
Index to Financial Statements.....  F-1

                               PROSPECTUS SUMMARY

  This summary highlights important information regarding our business and this offering. You should read this entire prospectus, including the "Risk Factors" and the financial statements and all related notes before deciding to purchase our common stock. Information in this prospectus has been adjusted to reflect a one-for-two reverse stock split of our common stock effected on July 26, 1999. Except as otherwise indicated, the information in this prospectus assumes that:

  . our common stock will be sold at $11.00 per share, which is the mid-point of the range shown on the cover page of this prospectus; and

  .  the underwriters will not exercise their over-allotment option.

                               POWERIZE.COM, INC.

Our Business

  Powerize.com is a leading Internet aggregator and distributor of business and financial information. We offer "one-stop shopping" using our directed search and advanced filtering technology to provide users concise, relevant and organized search results according to user-selected criteria. We believe we provide the largest single source of business and financial content available on the Internet, including company profiles, news articles, research reports, market and industry analyses and other documents from thousands of publishers of more than 10,000 sources worldwide. We obtained our initial content collection from IBM Corporation, which developed this content over a period of several years. Our content collection has grown to include over 32 million documents, all of which are available through our Web site: www.powerize.com.

  We offer free access to a large portion of our content collection, most of which has been traditionally available only for a fee. Over 12 million documents in our collection are free to all of our users and over 15 million are free to our registered business users who conduct a minimum of 30 searches per month using our Web site. Our fee-based documents are available on a pay-per-view basis. Detailed summaries of over 3.5 million of our fee-based documents are available free of charge. We believe that free content builds our brand, increases Web site traffic and creates opportunities for substantial advertising revenue. To capitalize on these opportunities, we have recently formed several distribution relationships with high traffic Internet services, including Inktomi Corporation, Netscape Communications Corporation and VerticalNet, Inc. Inktomi will market our content collection to its Internet customers, including America Online, Yahoo! and HotBot. Netscape will offer its users access to a portion of our content from specified industry segments through its "Business" channel, which users can access from Netscape's portal sites "Netcenter" and "My Netscape." VerticalNet will provide access to our content from all of its trade community Web sites.

  We have generated revenue from royalties from the sale of subscriptions to electronic publications, from pay-per-view access to our content and from consulting services. We currently deliver electronic publications through paid subscriptions to more than 88,000 users. We expect our overall number of users to increase significantly as we market our free services and secure additional distribution relationships. As our number of users grows, we expect to generate additional revenue from advertising and electronic commerce. We believe our Web site will attract an increasing number of business users who are a desirable audience for advertisers and electronic commerce vendors.

  Currently, we offer our content through the following two types of service, each directed to the business user:

  . Powerize.com Internet Services. Our Powerize.com Internet services provide users with the ability to search our content collection free of charge. These services allow users to search our content collection as well as conduct a conventional Internet search using their selected search engine with a single search directive. Our Web site serves business users, professionals, investors and others who use specialized business and financial information.

  . Powerize.com Intranet Services. Our Powerize.com Intranet services consist of an enhanced version of our Powerize.com Internet services that allows users to search our content collection and at the same time search our customers' internal proprietary information residing on its own Intranet. Our Intranet services are supported by our award-winning search technology.

  Business-to-business usage of the Internet is growing rapidly, as businesses are increasingly using the Internet's ability to reach customers globally, deliver personalized content and open new distribution channels. The Yankee Group, a technology and Internet research firm, projects business to business electronic commerce transaction volume will grow from $138 billion in 1999 to more than $541 billion in 2003.

Our Strategy

  We seek to be the dominant Internet aggregator and distributor of business and financial information by providing a growing amount of information to an increasing number of users free of charge. The core elements of our strategy include:

  . Expanding Our Business and Financial Content. We plan to continue to expand our content collection and continue to increase significantly the portion of our content that is available free of charge.

  . Enhancing Brand Awareness. We intend to build a strong Internet brand that is synonymous with free quality business and financial information. We intend to enhance our brand awareness through an extensive public relations campaign.

  . Building Web Site Traffic and User Loyalty. We believe that our plans for significantly increased marketing activities will provide us with increased visibility among Web users and companies advertising and engaging in commerce over the Internet.

  . Developing and Expanding Strategic and Distribution Relationships. We plan to continue to develop strategic and distribution relationships which we believe will increase traffic and advertising revenue.

  . Capitalizing on Our Proprietary Search Technology. We plan to capitalize on our proprietary search technology which provides concise, relevant and organized search results in order to differentiate ourselves from our competitors.

                                ----------------

  Our management team has significant experience in the Internet and computer software industries. We have 44 employees including 21 engineers, three librarians, six customer support representatives and 14 sales and marketing and support personnel. We are a Delaware corporation. We are located at 901 Elkridge Road, Suite 350, Linthicum, Maryland 21090. Our telephone number is
(410) 684-3800. Our Web site is www.powerize.com. The information on our Web site is not part of this prospectus.

  We have filed applications for Federal registration and claim rights in the following trade and service marks, among others: Powerize.com(TM), Powerize.com plus design (Lightning Bolt logo)(TM), Powerize.com plus design (without Lightning Bolt logo)(TM), Powerize Your Search For the Right Information(TM), Powerize Server(TM), Power Links(TM) and Powerize.com Your Search for the Right Information plus design(TM). We also claim rights in the trade and service mark Hidden Web(TM). We also refer in this prospectus to trade names and trademarks of other companies.

                                  THE OFFERING

  We present below a summary of this offering. Up to five percent of the shares being offered have been reserved for purchase by our directors, officers, employees and members of their families and others associated with us.

   Common stock offered................................ 2,500,000 shares

   Common stock to be outstanding after this offering.. 8,735,370 shares

   Use of proceeds..................................... We intend to use the proceeds from this
                                                        offering, after
                                                        expenses, to expand the
                                                        amount of business and
                                                        financial information to
                                                        be offered to our users
                                                        free of charge, for
                                                        sales and marketing
                                                        activities, to establish
                                                        additional distribution
                                                        relationships and for
                                                        working capital and
                                                        general corporate
                                                        purposes. See "Use of
                                                        Proceeds."

   Proposed Nasdaq National Market symbol.............. "POWZ"

  The number of shares of common stock to be outstanding after this offering is based on shares outstanding on June 30, 1999. This number excludes:

  . 831,320 shares of our common stock, issuable upon the exercise of stock options outstanding on June 30, 1999, with a weighted average exercise price of $1.54 per share;

  . 517,999 shares of our common stock issuable upon the exercise of warrants outstanding on June 30, 1999, with a weighted average exercise price of $3.41 per share; and

  . 43,680 shares of our common stock reserved for issuance under our 1998 Stock Incentive Plan.

                             SUMMARY FINANCIAL DATA

                             March 17, 1997                       Six Months Ended June 30,
                         (date of inception) to    Year Ended     -------------------------
                           December 31, 1997    December 31, 1998     1998          1999
                         ---------------------- ----------------- ------------  ---------------
Statement of Operations
 Data:
Revenue.................       $   24,458          $   330,660    $     11,155  $    658,794
Expenses:
  Cost of revenue.......            2,868              520,219          99,424       511,529
  Sales and marketing...          132,953              919,094         269,144       951,250
  Product development...          352,621            1,654,859         522,712     1,398,912
  General and
   administrative.......           88,580              439,703         149,548       989,909
                               ----------          -----------    ------------  ------------
Operating loss..........         (552,564)          (3,203,215)     (1,029,673)   (3,192,806)
Interest income
 (expense), net.........           (5,867)             (31,278)         (6,736)        6,303
                               ----------          -----------    ------------  ------------
Net loss................       $ (558,431)         $(3,234,493)   $ (1,036,409) $ (3,186,503)
                               ==========          ===========    ============  ============
Basic and diluted net
 loss per common
 share..................       $    (0.39)         $     (1.36)   $      (0.50) $      (0.82)
                               ==========          ===========    ============  ============
Weighted average number
 of common shares
 outstanding............        1,420,773            2,382,801       2,063,077     3,891,145
                               ==========          ===========    ============  ============

                                       December 31,                     June 30, 1999
                         ---------------------------------------- -----------------------------
                                  1997                1998           Actual     As Adjusted
                         ---------------------- ----------------- ------------  ---------------
Balance Sheet Data:
Cash....................       $   78,534          $    57,609    $  6,774,000  $ 30,949,000
Total assets............          198,808            1,539,527       9,892,670    34,531,305
Total debt, including
 current portion .......           50,000            1,009,812          21,313        21,313
Total stockholder's
 equity (deficit).......          (12,681)            (932,337)      7,436,436    32,075,071

  In the As Adjusted column, we have adjusted the Actual numbers to give effect to:

  . the issuance of a warrant to purchase 113,636 shares of common stock, at an exercise price equal to the initial public offering price. This issuance will occur immediately prior to the closing of this offering. See "Business--Strategic Relationships"; and

  . the sale of the shares of common stock in this offering at the initial public offering price and to our receipt and application of the estimated net proceeds of this offering. See "Use of Proceeds."

                                  RISK FACTORS

  You should consider carefully the following risks, together with all other information included in this prospectus before you decide to buy our common stock. Please keep these risks in mind when reading any forward-looking statements appearing elsewhere in this prospectus. If any of the following risks actually occur, our business would likely suffer. The trading price of our common stock may decline, and you could lose all or part of the money you paid to buy our common stock.

We have limited operating history, so it is difficult to evaluate whether we will be successful

  We commenced operations in March 1997 and launched our first product in May 1998. Accordingly, we have a limited operating history upon which you may evaluate whether we will be successful. In addition, our revenue sources are evolving. Currently, our revenue is primarily generated from the sale of subscriptions to electronic publications and pay-per-view access to content as well as software and consulting fees. In the future, we expect to generate revenue from advertising and electronic commerce. We may not be able to sustain our current revenue or successfully generate advertising or electronic commerce revenue. If we do not increase revenue from existing sources and generate additional revenue from advertising and electronic commerce, our operating results will be negatively affected.

We anticipate we will incur continued losses and negative operating cash flows for the foreseeable future

  From inception on March 17, 1997 through June 30, 1999, we have reported operating losses and operating cash flow deficits as we organized and launched our business operations. During this period, we incurred significant operating expenses and made significant investments in our business without an established source of revenue. These operating expenses and investments, as well as our working capital needs, were funded primarily from private sales of common stock and loans from Edwin R. Addison, our Chairman of the Board and Chief Executive Officer. Despite such cash infusions, the continued costs of implementing our business plan has placed severe pressure on our capital resources and liquidity position. We incurred a net loss of $3.2 million for the year ended December 31, 1998 and a net loss of $3.2 million for the six months ended June 30, 1999. As of June 30, 1999, our accumulated deficit was $7.0 million. We expect to continue to incur significant losses and negative operating cash flows for the foreseeable future as we continue to incur significant and growing operating expenses to develop our business. A large portion of the proceeds of this offering will be used to fund these operating expenses. There can be no assurance that our business plan, when fully implemented, will generate sufficient revenue to make us profitable.

We expect our operating expenses to increase, which may not be offset by increases in our revenue

  Some of our operating expenses are fixed, including non-cancelable agreements, equipment leases and real estate leases. In addition, we plan to increase significantly our operating expenses to:

  .  expand the amount of content available to our users free of charge;

  .  increase our sales and marketing operations;

  .  broaden our customer support capabilities;

  .  establish additional marketing and distribution relationships; and

  .  enhance our technology.

  Additionally, leading Web sites, browser providers and others may begin to charge us for providing access to our products and services from their Web sites. If any of these expenses are not accompanied by increased revenue, our operating results would be negatively affected.

We plan to rely heavily on advertising revenue and if this revenue does not develop as we expect our business will be hurt

  The success of our business plan is dependent on our ability to generate a substantial amount of revenue from advertisements on our Web site. If we do not develop advertising and other sources of revenue our business will be materially and adversely affected. Our ability to increase our advertising revenue will depend on many factors, including:

  . advertisers' acceptance of the Internet as a legitimate advertising medium;

  . the development of a large base of users on our Web site who possess demographic characteristics attractive to advertisers;

  .  the expansion of our sales force and business development staff; and

  .  advertising rates.

We are an early stage company in a new and rapidly evolving market, subject to a number of risks that could limit our revenue growth

  If we fail to address the risks, expenses and difficulties we may encounter as we expand our business, including those frequently encountered by early stage companies in new and rapidly evolving markets, our revenue growth may be limited. To overcome these risks, we must, among other things:

  .  attract and retain a large base of users;

  .  increase awareness of our services;

  .  respond to competitive developments;

  .  continue to attract, retain and motivate qualified employees;

  .  continue to upgrade our technologies;

  .  introduce and develop new technology for our services; and

  .  effectively manage our expanding operations.

If we fail to manage future growth, it will strain our resources and could impair the expansion of our business

  We plan to continue to expand our operations significantly. We have experienced rapid growth in our operations. As of June 30, 1999, we had grown to a total of 44 full-time employees, from seven full-time employees on March 31, 1997. We expect that the number of our employees will continue to increase for the foreseeable future. This rapid growth will place a significant strain on our management, financial controls, operations systems, personnel and other resources. If we fail to manage this growth effectively, the expansion of our business could be materially and adversely affected. We may be unable to implement successfully our business plan and strategy or meet our customers' need for services and technical support or provide the customer service they expect. To manage our growth effectively, we must:

  . improve existing and implement new operational, financial and management information controls, reporting systems and procedures;

  .  hire, train and manage sufficient additional qualified personnel;

  .  expand and upgrade our technologies; and

  . manage multiple relationships with our users, vendors and other third parties.

Our quarterly operating results are likely to fluctuate significantly, which may cause our stock price to be volatile or to decline

  Our quarterly operating results, and therefore our stock price, are likely to fluctuate significantly in the future because of a number of factors, including:

  .  the rate at which we are able to attract and retain users;

  .  the frequency and duration of user visits to our Web site;

  .  changes in advertising rates;

  .  the prices our customers are willing to pay;

  . the amount and timing of expenditures relating to the expansion of our services and infrastructure;

  .  the ability of our equipment and service suppliers to meet our needs;

  . the success of our relationships with our content providers and distributors;

  .  introduction of new services or technologies by our competitors;

  .  regulatory developments governing our industry; and

  .  technical difficulties or network downtime.

  Many of these factors are beyond our control. As a result, our operating results in one or more future periods could fail to meet or exceed the expectations of securities analysts or investors. If this happens, the trading price of our common stock would likely decline.

If we borrow significant amounts of money in the future, it could limit our flexibility

  Debt financing may not be available to us on favorable terms or at all. If debt financing is available and we decide to borrow significant amounts of money in the future to fund our business, the terms of those borrowings would likely contain restrictive covenants that limit our ability to incur additional indebtedness and pay dividends. These instruments could also require us to pledge assets as security for the borrowings. If we were to leverage our business by incurring significant debt, we may be required to devote a substantial portion of our cash flow to service that indebtedness. This could require us to modify our business plan, for example, by delaying the expansion of our business. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

If we are unable to track and measure the delivery of advertisements, our business may be hurt

  It is important to our advertisers that we accurately measure the demographics of our user base and the delivery of advertisements on our Web site. No standards have been widely accepted to measure the effectiveness of Internet advertising. If such standards do not develop, existing advertisers may not continue their current levels of Internet advertising and advertisers who are not currently advertising on the Internet may be reluctant to do so. Our business would be materially and adversely affected if the market for Internet advertising fails to develop or develops slower than expected. We will depend on third parties to provide these measurement services. If they are unable to provide these services in the future, we would be required to perform them ourselves. This could cause us to incur additional costs or cause interruptions in our business during the time we are replacing these services. Companies may not advertise on our Web site or may pay less for advertising if they do not perceive these measurements to be reliable.

If we are not successful in increasing brand awareness of, and regular and repeated visits to, Powerize.com, our business would be materially and adversely affected

  The future success of Powerize.com will depend, in part, on our ability to increase our brand awareness. In order to build brand awareness and increase regular and repeated visits to Powerize.com, we must succeed in our marketing efforts and provide high-quality services. As part of our brand-building efforts, we have substantially increased our marketing budget. Our ability to increase advertising, subscription royalties and electronic commerce revenue will depend in part on the success of this marketing campaign and our ability to increase the number of regular users of our Web site. If our marketing efforts are unsuccessful or if we cannot increase our brand awareness and traffic to our Web site, our business would be materially and adversely affected.

We may not develop significant revenue from advertising and electronic commerce which could adversely affect our future growth

  Our long-term success depends on widespread market acceptance of advertising and electronic commerce over the Internet. Acceptance of the Internet as an effective advertising and electronic commerce medium is uncertain. If widespread commercial use of the Internet does not develop, or if the Internet does not develop as an effective and measurable medium for advertising and electronic commerce, our business would be materially and adversely affected. A number of factors could prevent such acceptance, including the following:

  . advertising and electronic commerce over the Internet is at an early stage and may not develop as quickly as we expect;

  . the necessary network infrastructure for substantial growth in usage of the Internet may not be adequately developed;

  . increased government regulation or taxation may adversely affect the viability of electronic commerce;

  . insufficient availability of telecommunication services or changes in telecommunication services could result in slower response times; and

  . adverse publicity and consumer concern about the security of electronic commerce transactions could discourage acceptance and growth of the Internet.

Internet advertising rates and pricing models are subject to changes which could adversely affect our revenue

  Different pricing models are used to sell advertising on the Web. It is difficult to predict which, if any, will emerge as the industry standard for advertisers to business end users. This makes it difficult to project our future advertising rates and revenue. Changes in industry pricing practices for advertising rates could materially and adversely affect our revenue in the future. Our advertising revenue could be adversely affected if we are unable to adapt to new forms of Web advertising. Moreover, software programs that limit or prevent advertising from being delivered to a Web user's computer are available. Widespread adoption of this software could adversely affect the commercial viability of Web advertising, which could materially and adversely affect our advertising revenue.

The market for the Internet products and services that we offer is highly competitive, and we may be unable to compete effectively against established industry competitors

  The market for Internet and intranet products and services is highly competitive. Many Web sites compete for the attention and spending of business people and advertisers, particularly in the business and financial information area. We expect that the level of competition will continue to intensify and may include competition from content providers and distributors with whom we currently have cooperative relationships. We compete for users, advertisers and content providers with many types of companies including:

  . free or low-cost Web sites focused on business, such as The Wall Street Journal Interactive Edition, Hoovers.com, Marketwatch.com,
     TheStreet.com, Dowjones.com, and Office.com;

  . providers of company information, such as MarketGuide and Standard & Poor's, many of whom are also our content providers;

  . providers of proprietary business and financial information, such as Bloomberg Business News, Dow Jones Interactive and Reuters News Service;

  . business and financial information aggregators, such as Dialog, LEXIS-NEXIS, Northern Light, and OneSource, many of whom have introduced or will introduce Web-based offerings; and

  . Internet portal companies and other free or low cost mass market on-line services, such as Excite, Infoseek, Lycos, Yahoo! and Netscape.

Our ability to compete depends on many factors, including:

  . the timeliness, comprehensiveness and trustworthiness of our content and that of our competitors;

  .  the cost of our services compared to our competitors;

  .  the ease of use of services developed either by us or our competitors;

  .  the usefulness of our technology and tools;

  .  the attractiveness of the demographic characteristics of our audience;
     and

  .  the effectiveness of our sales and marketing efforts.

  We cannot assure you that we will be able to compete successfully. Many of our existing competitors, as well as a number of potential new competitors, have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than we do. This may allow them to devote greater resources than we can to the development and promotion of products and services. These competitors may also undertake more far-reaching marketing campaigns, adopt more aggressive pricing policies, including offering their business and financial information for free, and make more attractive offers to existing and potential new employees, strategic partners and advertisers. Our competitors may develop content that is equal or superior to ours or that achieves greater market acceptance than ours. In addition, the market in which we compete is fluid and subject to rapid change such that new and potentially unidentified competitors could emerge. If we are unable to compete successfully, our business would be materially and adversely affected.

Concerns regarding security of transactions and transmitting confidential information over the Internet may negatively impact the acceptance of our products and services

  We believe that concerns regarding the security of confidential information transmitted over the Internet, such as credit card numbers, prevent many potential customers from engaging in online transactions. If we do not add sufficient security features to future product releases, our products may not gain market acceptance or there may be additional legal exposure to us.

  Our infrastructure is potentially vulnerable to physical or electronic break-ins, viruses or similar problems. If a person circumvents our security measures, he or she could misappropriate proprietary information or cause interruptions in our operations.

  Security breaches that result in access to confidential information could damage our reputation and expose us to a risk of loss or liability. We may be required to make significant investments and efforts to protect against or remedy security breaches. Additionally, as electronic commerce becomes more prevalent, our customers and users will become more concerned about security. If we do not adequately address these concerns, this could materially and adversely affect the acceptance of our products and services.

We are dependent on strategic relationships and our business would be materially and adversely affected if we were to lose our existing, or fail to gain additional, strategic relationships

  We depend on the following strategic relationships:

  . Content Provider Relationships--We do not own or create the content distributed through our products. We rely on our relationships and agreements with numerous content providers to enable our users to gain access to comprehensive business and financial content. Many of our content providers compete with one another and, in some cases, with us, for users. We do not have exclusive distribution arrangements with any of our information providers. Accordingly, all of our content providers can distribute their content themselves directly or through our competitors. Business decisions made by our content providers could adversely affect the availability or pricing of their content to us. Our agreements with our content providers generally extend for one to two years and automatically renew unless terminated by notice given at least three months prior to the end of the term. In the event of a breach by us, the contracts can be terminated on short notice. If the fees we pay to our existing or future content providers increase, it could materially and adversely affect our operating results. A content provider may be difficult to replace and the loss of one or more significant content providers could decrease the quality, quantity or mix of the information distributed through our products. This could make our products less competitive. If content providers terminate their relationships with us, delivery of our products may be disrupted. This could result in a loss of customers and have a material adverse effect on our operating results and business.

  . Marketing and Distribution Relationships--We have marketing and distribution relationships with other Internet companies to create traffic on our Web site to generate revenue. The success of these relationships depends on the amount of increased traffic we receive from the alliance partners' web sites. These arrangements may not generate the expected number of new customers. We also cannot assure you that we will be able to renew these marketing and distribution alliance agreements. If any of these agreements are terminated, our site visits and advertising revenue could decrease.

  Many companies that we may approach for a strategic relationship may have conflicting relationships with others. As a result, these companies may be reluctant to enter into strategic relationships with us. Our business, operating results and financial condition could be materially and adversely affected if we do not establish additional, and maintain existing, strategic relationships on commercially reasonable terms or if any of our strategic relationships do not result in an increase in the number of users of our Web site. In addition, strategic relationships may be difficult to implement and may not provide the benefits we anticipate.

We depend on the continued growth in use and efficient operation of the Internet, which is uncertain

  The Internet-based information market is new and rapidly evolving. Our business would be materially and adversely affected if Internet usage does not continue to grow or grows more slowly than anticipated. Internet usage may be inhibited by a number of factors, including:

  .  inadequate network infrastructure;

  .  security concerns;

  .  inconsistent quality of service; and

  .  unavailability of cost-effective, high-speed access to the Internet.


  Users of our Web site depend on Internet service providers, online service providers and other Web site operators for access to Powerize.com. Many of these services have experienced significant service outages in the past and could experience service outages, delays and other difficulties due to system failures unrelated to our systems. These occurrences could cause our visitors to perceive the Internet in general or our Web site in particular as unreliable and, therefore, cause them to use other media to obtain their business and financial information. We also depend on third-party content providers to deliver information and data feeds to us on an accurate and timely basis. Our Web site could experience disruptions or interruptions in service due to the failure or delay in the transmission or receipt of this information, which could have a material adverse effect on our business.

Our Internet content may not attract users with demographic characteristics valuable to our advertisers

  Our future success depends upon our ability to deliver Internet content that will attract business users with demographic characteristics valuable to our advertising customers. If we are unable to develop Internet content that attracts a loyal user base possessing demographic characteristics attractive to advertisers, it could have a material adverse effect on our advertising revenue, and therefore our operating results. In addition, we may be unable to anticipate or respond to rapidly changing buyer preferences to attract enough users to our Web site. Internet users can freely navigate and instantly switch among a large number of Web sites. Many of these Internet sites offer business and financial content. Thus, it may be difficult for us to distinguish our content and attract users.

We may be subject to legal claims in connection with the content we distribute over the Internet, which may materially and adversely affect our business

  We may be subject to legal claims relating to the content we make available to our users, or the downloading and distribution of such content. For example, persons may bring claims against us if material that is inappropriate for viewing by young children can be accessed from our Web site. Claims could also involve matters such as defamation, invasion of privacy, and copyright infringement. Providers of Internet products and services have been sued in the past, sometimes successfully, based on the content of material. In addition, the content provided on our Web site is drawn from data compiled by other parties and it may have errors. If our content is improperly used or if we supply incorrect information, it could result in unexpected liability. Our insurance may not cover claims of this type, or may not provide sufficient coverage. Our operating results could suffer a material adverse effect if costs resulting from these claims are not covered by our insurance or exceed our coverage.

Our computer and communications hardware systems may fail, which would materially and adversely affect our users and our business

  Our business depends on the efficient and uninterrupted operation of our computer and communications hardware systems. Any system interruptions that cause our Web site to be unavailable to web browsers may reduce the attractiveness of our Web site to advertisers and could materially and adversely affect our business, financial condition and operating results. We maintain most of our computer systems in Interliant, Inc.'s Web-hosting facilities in McLean, Virginia. Our systems and operations are vulnerable to damage or interruption from human error, natural disasters, power loss, telecommunication failures, break-ins, sabotage, computer viruses, intentional acts of vandalism and similar events. We currently do not have redundant servers, and we do not have alternative providers of hosting services that are available on short term notice. We have not yet developed a formal disaster recovery plan. We cannot assure you that any plan we adopt will be sufficient. We do not carry sufficient business interruption insurance to compensate for losses that could occur.

We may be unable to project capacity limits on our technology, transaction processing system or network hardware or software and may be unable to expand and upgrade our systems to meet increased use which may materially and adversely affect our business

  As traffic on our Web site continues to increase, we must expand and upgrade our technology, transaction processing systems and network hardware and software. We may not be able to accurately project the rate of increase in our Web site traffic. In addition, we may not be able to expand and upgrade our systems and network hardware and software capabilities to accommodate increased use of our Web site. If we do not appropriately upgrade our systems and network hardware and software, our business, financial condition and operating results will be materially and adversely affected.

If we cannot keep pace with rapidly changing technology and demands of our customers, we may be unable to enhance our existing services or introduce new services, which may materially and adversely affect our business

  The market in which we operate is characterized by rapidly changing technology, evolving industry standards, frequent new service announcements, introductions and enhancements and evolving customer demands. These market characteristics are exacerbated by the emerging nature of the Internet and the electronic distribution of business and financial information. Accordingly, our future success will depend on our ability to adapt to rapidly changing technologies and industry standards, and our ability to continually improve the performance, features and reliability of our services in response to both evolving customer demands and competitive service offerings. Our inability to adapt successfully to these changes in a timely manner could have a material adverse effect on our business, operating results and financial condition. Furthermore, we may experience difficulties that could delay or prevent the successful design, development, testing, introduction or marketing of new services. If we are unable, for technological or other reasons, to develop and introduce new services or enhancements to existing services in a timely manner or in response to changing market conditions or customer requirements, or if our services or enhancements contain defects or do not achieve a significant degree of market acceptance, our business would be materially and adversely affected.

Our business depends on the Internet, which is subject to uncertain and evolving laws and regulations

  The laws governing the Internet remain largely unsettled, even in areas where there has been some legislative action. It may take years to determine whether and how existing laws, including those governing intellectual property, privacy, libel and taxation, apply to the Internet generally and the electronic distribution of business information in particular. Legislation could reduce the growth in the use of the Internet generally and decrease the acceptance of the Internet as a communications and commercial medium, which could have a material and adverse effect on our business, operating results and financial condition. In addition, the growing popularity and use of the Internet has burdened the existing telecommunications infrastructure and many areas with high Internet usage have begun to experience interruptions in phone service. As a result, some telephone carriers have petitioned governmental agencies to regulate Internet service providers and online service providers in a manner similar to long distance telephone carriers and to impose access fees on Internet service providers and online service providers. If any of these petitions or the relief that they seek is granted, the costs of communicating on the Internet could increase substantially, potentially adversely affecting the growth in the Internet. Federal and state government agencies may also place restrictions on companies such as ours from providing their users access to information on government agency Web sites. Further, due to the global nature of the Internet, it is possible that governments of other states, the United States or foreign countries might attempt to regulate our service or levy sales or other taxes on our activities. We cannot assure you that violations of local or other laws will not be alleged or charged by governmental authorities, that we might not unintentionally violate these laws or that in the future these laws will not be modified or new laws enacted. Any of these developments could have a material and adverse effect on our business.

If we are unable to retain our key personnel, our business will suffer

  Given our stage of development, we depend on our ability to retain and motivate high quality personnel, especially our management. Our success depends on our executive officers and key employees. Members of our senior management team have worked together for only a short period of time. We do not have "key person" life insurance policies on any of our employees. Generally, members of our senior management team can terminate their employment agreements with us on thirty days notice. Any of our other employees may terminate his or her employment with us at any time. Our future success depends on our continuing ability to identify, hire, train and retain highly qualified management, technical, sales, marketing and customer service personnel. The industry in which we compete has a high level of employee mobility and aggressive recruiting of skilled personnel. In particular, we face intense competition for qualified personnel, particularly in software development, network engineering and product management. We may be unable to continue to employ our key personnel or to attract and retain qualified personnel in the future. See "Business--Employees" and "Management."

Our failure or the failure of third parties to be year 2000 compliant could negatively impact our business

  Many computer programs have been written using two digits rather than four to define the applicable year. This poses a problem at the end of the century because these computer programs may recognize a date using "00" as the year 1900 rather than the year 2000. This, in turn, could result in major system failures or miscalculations, and is generally referred to as the "Year 2000 issue." The Year 2000 issue could result in system failures or miscalculations, causing disruptions in our operations. To the extent that third parties experience Year 2000 problems, our services could be materially and adversely affected. For example, in the event that Interliant's Web-hosting facilities or Inktomi's indexing facilities are not Year 2000 compliant, we would not be able to deliver services to our users. Furthermore, the purchasing patterns of our customers may be affected by Year 2000 issues as they expend significant resources to correct their current systems for Year 2000 compliance. These expenditures may result in reduced funds available to purchase our services. Any of these developments could have a material and adverse effect on our business, operating results and financial condition. We have not fully determined the risks associated with the reasonably worst-case scenario and have not yet formulated a contingency plan to address Year 2000 issues. We do not expect to have a specific worst-case scenario contingency plan in place in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Impact of the Year 2000 Issue."

Laws defining Internet-related intellectual property rights are currently unsettled and may change in a way that would materially and adversely affect our business

  The growth and development of the Internet has raised new issues with respect to the intellectual property rights of parties who conduct business on the Internet. These issues include, but are not limited to, the following:

  . the risk of infringing on patented Internet-based technologies and business processes, notwithstanding good faith efforts to avoid such infringements, and the resulting inability to continue the use of infringing technologies or processes;

  . the potential difficulty in obtaining and enforcing patent rights on Internet-related technologies and processes;

  . the authority necessary to republish information available from Web sites and other portals on the Internet;

  . the right to collect, use, exploit or disseminate personal information and data concerning users;

  . the authority of parties to activate Web browser functions that cause the content on one party's Web site to be superimposed on the content of another without the other party's consent;

  . the extent of protection of intellectual property rights in foreign jurisdictions; and

  . the authority to link or hyperlink to a third party's Web site or particular elements of the site without specific authorization from the third party.

  The laws applicable to these and other issues are, to varying extents, developing and unsettled. Future laws and legal precedents defining the rights and obligations of parties with respect to Internet-related intellectual property rights may impact how we conduct certain aspects of our business and could have a material and adverse effect on our business.

Our intellectual property protection may be inadequate to protect our proprietary rights and we may be subject to infringement claims which could materially and adversely affect our business

  We believe that our success depends, in part, on protecting our technology and other intellectual property. The steps we have taken to protect our technology and other intellectual property may be inadequate. We have filed two patent applications with respect to systems, methods and apparatus related to the Powerize Server and pricing of information delivered to our users. We currently have no issued patents or other applications pending. We must make additional filings with the United States Patent and Trademark Office with respect to the currently pending applications. We cannot assure you that these applications will issue as patents, or that the scope of claims that may ultimately be contained in any issued patents will be adequate to protect our intellectual property. We currently have no patent applications on file in countries other than the United States and therefore our technology and other intellectual property may be unprotected in foreign countries. We have the right to apply for registration of our copyrights in works of authorship representing computer programs and other materials we use in our business, but we have not yet applied for such registration, either in the United States or in any foreign countries. We cannot assure you that we will obtain any significant copyright protection for our works of authorship that would protect our intellectual property from competitors. Competitors may independently be able to develop systems without copying our works of authorship. We also rely on unpatented trade secrets and know-how to maintain our competitive position. We seek to protect this information by confidentiality agreements with employees, consultants and others. These agreements may be breached or terminated, leaving us with inadequate remedies. Our competitors may learn or discover our trade secrets. Our competitors may independently develop technologies that are substantially equivalent or superior to ours. Third parties, including our competitors, may assert infringement claims against us and, in the event of an unfavorable ruling on any claim, we may be unable to obtain a license or similar agreement to use technology we need to conduct our business. Our management personnel were previously employees of other technology companies. In many cases, these individuals are conducting activities for us in areas similar to those in which they were involved prior to joining us. As a result, we or our employees could be subject to allegations of violation of trade secrets and other similar claims. If we are unable to protect adequately our technology and other intellectual property, our business could be materially and adversely affected.

Ourprincipal stockholders and management own a significant percentage of our common stock and will be able to exercise significant influence over our company, which could have a material adverse effect on the market price of our common stock

  Our executive officers, directors and principal stockholders together will beneficially own 37.9% of our common stock after this offering, or 36.3% if the underwriters exercise their over-allotment option in full. They may also purchase additional shares of common stock in this offering. These stockholders will continue to have significant influence over our affairs and may be able to determine the composition of our board of directors and approve matters requiring stockholder approval, including any merger or sale of Powerize.com.

  This concentration of ownership could have the effect of delaying or preventing a change in our control or otherwise discouraging a potential acquirer from attempting to obtain control of Powerize.com, which in turn could have a material and adverse effect on the market price of our common stock or prevent you from realizing a premium over the market price for your shares of common stock. See "Principal Stockholders" for information about the ownership of common stock by our executive officers, directors and principal stockholders.

The failure of an active trading market to develop for our common stock could materially adversely affect your investment in our common stock

  Our common stock has not been traded in the public market before this offering. We have applied to the Nasdaq National Market to list our common stock, but we do not know whether active trading in our common stock will develop or continue after this offering. We will determine the price you will pay for our common stock through negotiations with the underwriters. The public market may value your shares differently. You may not be able to resell your shares at or above the price you will pay for our common stock. For a description of the factors that will be taken into account to determine the offering price, see "Underwriting--Pricing of this Offering."

As an Internet-related company, the market price of our shares may experience extreme price and volume fluctuations which would increase the likelihood of us becoming subject to securities litigation

  The stock market has, from time to time, experienced extreme price and volume fluctuations. The market prices of the securities of Internet-related companies have been especially volatile, including fluctuations that are often unrelated to the operating performance of the affected companies. Broad market fluctuations of this type may adversely affect the market price of our common stock.

  The market price of our common stock could be subject to significant fluctuations due to a variety of factors, including:

  . public announcements concerning us or our competitors, or the Internet industry;

  .  fluctuations in our operating results;

  .  introductions of new products or services by us or our competitors;

  .  changes in analysts' earnings estimates; and

  .  announcements of technological innovations.

  In the past, companies that have experienced volatility in the market price of their stock have been the target of securities class action litigation. If we were sued in a securities class action, we could incur substantial costs and suffer from a diversion of our management's attention and resources, potentially resulting in a material adverse effect on our business, operating results and financial condition.

You will suffer immediate and substantial dilution of approximately $7.40 per share

  The initial public offering price is substantially higher than the net tangible book value of our outstanding common stock immediately after this offering. Accordingly, if you purchase common stock in this offering, you will incur immediate and substantial dilution of $7.40 in the net tangible book value per share of the common stock in this offering. To the extent outstanding options and warrants to purchase our common stock are exercised, you will incur further dilution. This dilution may cause the value of your investment to decline. See "Dilution."

Future sales of our common stock in the public market could depress our stock price

  Sales of substantial amounts of common stock in the public market following this offering, or the appearance that a large number of shares is available for sale, could adversely affect the market price for our common stock. The number of shares of common stock available for sale in the public market will be limited by lock-up agreements and other restrictions under which the holders of over 95% of our outstanding shares of common stock on a fully diluted basis after this offering either will agree not to sell or otherwise dispose of any of their shares for a period of 180 days after the date of this prospectus without the prior written consent of the managing underwriters or will be unable to sell any of their shares within such 180 day period due to federal securities law restrictions. However, the managing underwriters may, in their sole discretion and at any time without notice, release all or any portion of the shares subject to lock-up agreements. In addition to the adverse effect a price decline could have on holders of common stock, that decline would likely impede our ability to raise capital through the issuance of additional shares of common stock or other equity securities.

  Within approximately 180 days after this offering, we intend to file a registration statement under the Securities Act to register 875,000 shares of common stock subject to outstanding stock options or reserved for issuance under our omnibus stock incentive plan. The sale of these shares into the public market may further adversely affect the market price of our common stock. See "Management--1998 Stock Incentive Plan" and "Shares Eligible for Future Sale."

Our certificate of incorporation and bylaws and Delaware law contain provisions that could delay or prevent a change in control and therefore could hurt our stockholders

  Provisions of our certificate of incorporation and bylaws and Delaware law could make it more difficult for a third party to acquire control of our company, even if a change in control would be beneficial to stockholders. Our certificate of incorporation provides for a classified board of directors and allows our board to issue, without stockholder approval, preferred stock with terms set by the board. The preferred stock could be issued quickly with terms that delay or prevent the change in control of our company or make removal of management more difficult. The issuance of preferred stock may cause the market price of our common stock to decrease. See "Description of our Capital Stock" for more information.

This prospectus contains forward-looking statements which may not prove to be accurate

  This prospectus contains forward-looking statements and information relating to our Company that involves substantial risks and uncertainties. We generally identify these forward-looking statements by using words such as "believe," "intend," "expect," "may," "will," "should," "plan," "estimate," "continue," "project," "contemplate," "anticipate" or similar statements. These statements are based on our beliefs as well as assumptions we made using information currently available to us. Because these statements reflect our current views concerning future events, these statements involve risks, uncertainties and assumptions. Actual results may differ significantly from the results expressed or implied in these forward-looking statements. The factors listed in the sections captioned "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in our common stock, you should be aware that the occurrence of the events described in the "Risk Factors" section and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section and elsewhere in this prospectus could have a material adverse effect on our business, operating results and financial condition.

                                USE OF PROCEEDS

  We estimate that we will receive approximately $24.2 million in net proceeds from this offering based upon an assumed initial public offering price of $11.00 per share. This amount reflects deductions from the gross proceeds of the offering of:

  . approximately $1.9 million, which will be retained by the underwriters as discounts and commissions; and

  . approximately $1.4 million, representing our estimated expenses for this offering.

  We expect to use the net proceeds from this offering to expand the amount of business and financial content offered to our users free of charge, to expand our sales and marketing activities, to establish additional distribution relationships and for working capital and general corporate purposes. We may also use a portion of the net proceeds to acquire or develop complementary products and technologies. While we engage from time to time in discussions with respect to potential acquisitions, we have no present plans, commitments or agreements with respect to such acquisitions. The actual amount of net proceeds we spend on a particular use will depend on many factors, including:

  .  our future revenue growth;

  .  our future capital expenditures;

  .  the amount of cash generated by our operations; and

  .  the development and success of our business plan.

  We have not yet determined the amount of net proceeds to allocate specifically to each of these purposes. As a result, we will retain broad discretion in the use of the net proceeds.

  This use of proceeds does not reflect the underwriters' exercise of their over-allotment option. We estimate that we will receive approximately $3.8 million in additional net proceeds if the underwriters exercise their over-allotment option in full.

  Until we use the net proceeds of this offering, we intend to invest the net proceeds in short-term investment-grade, interest-bearing securities.

                                DIVIDEND POLICY

  We have never declared or paid dividends. We do not anticipate declaring or paying dividends for the foreseeable future. Instead, we will retain our earnings, if any, for the future operation and expansion of our business. We may incur indebtedness in the future which may prohibit or effectively restrict the payment of dividends, although we have no current plans to do so.

                                 CAPITALIZATION

  The following table shows our capitalization as of June 30, 1999. You should also refer to our financial statements and the related notes included elsewhere in this prospectus.

                                                            June 30, 1999
                                                       ------------------------
                                                         Actual     As Adjusted
                                                       -----------  -----------
Short-term debt....................................... $    21,313  $    21,313
                                                       ===========  ===========
Stockholders' equity:
  Preferred stock; $0.0001 par value, 15,000,000
   shares authorized, no shares issued and
   outstanding........................................         --           --
  Common stock; $0.0001 par value, 50,000,000 shares
   authorized, 6,235,370 shares issued and outstanding
   (actual); and 8,735,370 shares issued and
   outstanding (on an as adjusted basis)..............         624          874
  Additional paid-in capital..........................  15,950,474   40,588,859
  Deferred compensation...............................  (1,535,235)  (1,535,235)
  Accumulated deficit.................................  (6,979,427)  (6,979,427)
                                                       -----------  -----------
    Total stockholders' equity and capitalization..... $ 7,436,436  $32,075,071
                                                       ===========  ===========

  The number of shares of common stock shown in the above table excludes:

  . 831,320 shares of our common stock issuable upon the exercise of stock options outstanding on June 30, 1999, with a weighted average exercise price of $1.54 per share;

  . 517,999 shares of our common stock issuable upon the exercise of warrants outstanding on June 30, 1999, with a weighted average exercise price of $3.41 per share; and

  . 43,680 shares reserved for issuance under our 1998 Stock Incentive Plan as of June 30, 1999.

  In the As Adjusted column, we have adjusted the Actual numbers to give effect to:

  . the issuance of a warrant to purchase 113,636 shares of common stock at an exercise price equal to the initial public offering price. This issuance will occur immediately prior to the closing of this offering. See "Business--Strategic Relationships"; and

  . the sale of the shares of common stock in this offering at the initial public offering price and to our receipt and application of the estimated net proceeds of this offering. See "Use of Proceeds."

                                    DILUTION

  Our net tangible book value as of June 30, 1999 was $6,845,144, or $1.10 per share of common stock. Net tangible book value per share is the amount of our total tangible assets less the amount of our total liabilities, divided by the number of shares of common stock outstanding. After giving effect to our sale of 2,500,000 shares of common stock in this offering at an assumed initial public offering price of $11.00 per share and after deducting underwriting discounts and commissions and estimated offering expenses payable by us, and application of the net proceeds therefrom, our net tangible book value at June 30, 1999 would have been approximately $31,483,779 million, or $3.60 per share. This represents an immediate increase in net tangible book value of $2.50 per share to our existing stockholders and an immediate dilution of $7.40 per share to new investors purchasing shares of common stock in this offering. The following table illustrates the per share dilution:

Assumed initial public offering price per common share.............       $11.00
  Net tangible book value per common share at June 30, 1999........ $1.10
  Increase per share attributable to new investors.................  2.50
                                                                    -----
Net tangible book value per common share after this offering.......         3.60
                                                                          ------
Dilution per common share to new investors.........................       $ 7.40
                                                                          ======

  The following table sets forth at June 30, 1999:

  . the number of shares of our common stock purchased by existing stockholders, the total consideration and the average price per share paid to us for these shares;

  . the number of shares of our common stock to be purchased by new investors, the total consideration and the price per share paid by them for these shares; and

  . the percentage of shares of our common stock purchased by the existing stockholders and new investors and the percentage of consideration paid to us for these shares.

                              Shares Purchased  Total Consideration   Average
                              ----------------- -------------------  Price Per
                               Number   Percent   Amount    Percent Common Share
                              --------- ------- ----------- ------- ------------
Existing stockholders........ 6,235,370   71.4% $13,484,808   32.9%    $ 2.16
New investors................ 2,500,000   28.6   27,500,000   67.1      11.00
                              ---------  -----  -----------  -----
  Total...................... 8,735,370  100.0% $40,984,808  100.0%
                              =========  =====  ===========  =====

  The foregoing table and discussion assumes that none of the stock options or warrants outstanding at the closing of this offering will be exercised. As of June 30, 1999, 831,320 shares of common stock were issuable upon the exercise of outstanding stock options, with a weighted average exercise price of $1.54 per share, and 517,999 shares of common stock were issuable upon the exercise of outstanding warrants, with a weighted average exercise price of $3.41 per share. To the extent these stock options and warrants are exercised, new investors will experience further dilution.

                            SELECTED FINANCIAL DATA

  We were incorporated in Delaware on January 3, 1997, but did not begin operations until March 17, 1997. We present below selected financial data for Powerize.com. The selected balance sheet data as of December 31, 1997 and 1998 and the selected statement of operations data for the period from March 17, 1997 (date of inception) to December 31, 1997 and for the year ended December 31, 1998 have been derived from our audited financial statements that are included elsewhere in this prospectus. PricewaterhouseCoopers LLP has audited the financial statements as of December 31, 1997 and 1998 and for the period from March 17, 1997 (date of inception) to December 31, 1997 and the year ended December 31, 1998. The selected financial data as of June 30, 1999 and for the six months ended June 30, 1998 and 1999 have been derived from our unaudited financial statements that are included elsewhere in this prospectus. In our opinion, the unaudited financial statements include all adjustments, consisting of normal, recurring adjustments, necessary for a fair presentation of the information shown below. You should refer to "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the more complete financial information included elsewhere in this prospectus.

                              March 17, 1997                        Six Months Ended June 30,
                          (date of inception) to     Year Ended     --------------------------
                             December 31, 1997    December 31, 1998     1998          1999
                          ----------------------- ----------------- ------------  ------------
Statement of Operations
 Data:
Revenue.................        $   24,458           $   330,660    $     11,155  $    658,794
Expenses:
  Cost of revenue.......             2,868               520,219          99,424       511,529
  Sales and marketing...           132,953               919,094         269,144       951,250
  Product development...           352,621             1,654,859         522,712     1,398,912
  General and
   administrative.......            88,580               439,703         149,548       989,909
                                ----------           -----------    ------------  ------------
Operating loss..........          (552,564)           (3,203,215)     (1,029,673)   (3,192,806)
Interest income
 (expense), net.........            (5,867)              (31,278)         (6,736)        6,303
                                ----------           -----------    ------------  ------------
Net loss................        $ (558,431)          $(3,234,493)   $ (1,036,409) $ (3,186,503)
                                ==========           ===========    ============  ============
Basic and diluted net
 loss per common share..        $   (0.39)           $    (1.36)    $      (0.50) $      (0.82)
                                ==========           ===========    ============  ============
Weighted average number
 of common shares
 outstanding............         1,420,773             2,382,801       2,063,077     3,891,145
                                ==========           ===========    ============  ============

                                               December 31,
                                            --------------------
                                              1997       1998     June 30, 1999
                                            --------  ----------  -------------
Balance Sheet Data:
Cash....................................... $ 78,534  $   57,609   $ 6,774,000
Total assets...............................  198,808   1,539,527     9,892,670
Total debt, including current portion......   50,000   1,009,812        21,313
Total stockholders' equity (deficit).......  (12,681)   (932,337)    7,436,436

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

  The following discussion should be read in conjunction with the financial statements and the notes thereto of Powerize.com which appear elsewhere in this Prospectus. The following discussion contains forward-looking statements that reflect Powerize.com's plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below and elsewhere in this Prospectus, particularly in "Risk Factors." In July 1999, our board of directors and stockholders approved, and we effected, a one-for-two reverse stock split of our common stock.

Overview

  Powerize.com was formed in January 1997 and commenced operations in March 1997 as a software development company. After obtaining our initial collection of business and financial content from IBM Corporation in April 1998, we continued to increase the amount of content available to our users and developed our directed search and advanced filtering technology to make our content more accessible to our users. Our content collection has grown to include over 32 million documents. In early 1999 we shifted our business strategy to an advertising driven model based on offering free access to a large portion of our content collection, most of which has been traditionally available on a fee basis. Over 12 million documents in our collection are free to all of our users and over 15 million are free to our registered business users who conduct a minimum of 30 searches per month using our Web site. Our fee-based documents are available on a pay-per-view basis. Detailed summaries of over 3.5 million of our fee-based documents are available free of charge.

  We have generated revenue from subscriptions to electronic publications, from pay-per-view access to our content and from consulting services. We currently deliver electronic publications through paid subscriptions to more than 88,000 users. We expect our overall number of users to increase significantly as we market our free services and secure additional distribution relationships. As the number of users on our Web site grows, we expect most of our revenue to come from advertising and electronic commerce. Accordingly, our past sources and levels of revenue are not expected to be indicative of future sources and levels of revenue.

  We have yet to achieve significant revenue and our ability to generate significantly increased revenue is uncertain. Further, in view of the rapidly evolving nature of our business and our very limited operating history, we have little experience forecasting our revenue. Therefore, we believe that period-to-period comparisons of our financial results are not necessarily meaningful and you should not rely upon them as an indication of our future performance. To date, we have incurred substantial costs to create, introduce and enhance our technology and services, to develop content, to build brand awareness and to implement our business plan. As a result, we have incurred significant losses since our inception. We expect to continue to incur significant and growing operating expenses to expand and enhance our content, significantly increase our marketing efforts and implement our business plan. We will need to generate substantial revenue to achieve profitability, which may not occur.

Revenue

  Through June 30, 1999, our revenue was derived primarily from subscriptions to electronic publications and from consulting fees. Since that time we have also received limited revenue from pay-per-view access to our content. In the future, we expect to generate additional revenue from advertising, electronic commerce and software license fees. We anticipate that the most significant source of future revenue for the Company will be from advertising. Each of these sources of revenue is described below:

  . Subscription Royalty Revenue. We receive royalty revenue from publishers relating to the sale of subscriptions to electronic publications. Royalty revenue is recognized ratably over the subscription period. The subscription period is generally 12 months and the subscription prices are set by the publishers. Customers are frequently given a 30- to 60-day trial period during which there is no charge for the use of the subscription.

  . Consulting Revenue. We receive consulting revenue relating to the installation and customization of our technology. Revenue is recognized as the services are performed.

  . Pay-Per-View Content Revenue. We collect fees from the sale of fee-based documents on a pay-per-view basis. The document prices to users are set by the publishers and generally range from $0.50 to over $10.00 per document with the typical document costing on average approximately $2.50. We pay a royalty to the publishers for each document ordered by the user. The royalties paid by the Company are typically 50% of the document price. Revenue is recognized at the time the user purchases the document.

  . Advertising Revenue. We expect to generate advertising revenue from sponsorship arrangements and from the sale of banner and e-mail advertisements on our Web site. We anticipate that these will generally be sold under short-term contracts and priced based on a per thousand impressions basis. We believe our pricing per thousand impressions will vary depending on our level of traffic, the length of the contract and the position of the advertisement on the Web site. Revenue will be recognized as the impressions are delivered.

  . Electronic Commerce Revenue. We expect to generate electronic commerce revenue from businesses who pay either a fee per transaction or a percentage of sales generated from our Web site. Revenue will be recognized as the transactions occur.

  . Software License Fees. We expect to generate software license revenue from organizations that license our technology for use in corporate intranets.

  For additional information on our present and expected sources of revenue, see "Business--Advertising and Sales."

Cost of Revenue and Operating Expenses

  Cost of revenue includes distribution and content licensing fees paid to content providers and direct expenses associated with our Web site, such as hosting and other service fees and distribution and content costs. We anticipate that cost of revenue will increase in the near term because of increased distribution and content costs, but it is expected to decrease as a percentage of revenue as advertising, electronic commerce and other sources of revenue increase.

  Our operating expenses consist of:

  . Sales and Marketing Expenses. Sales and marketing expenses consist primarily of the cost of promotional materials, expenses related to trade shows, compensation, benefits and sales commissions to our sales force and fees paid to public relations firms. We anticipate hiring additional sales and marketing staff and incurring additional costs related to advertising and promotion on television, online and in print. As a result, our sales and marketing expenses are expected to increase significantly in 1999 and 2000.

  . Product Development Expenses. Product development expenses include compensation and benefits paid to software developers, expenses for contract programmers and developers, and the cost of communications lines, computer equipment and other technology costs. All product development costs are expensed as incurred. We intend to increase our product development expenditures in 1999 and 2000 to further enhance the programming on our Web site and intranet services.

  . General and Administrative Expenses. General and administrative expenses consist primarily of compensation and benefits for general management, finance and administrative personnel, occupancy costs, professional fees, depreciation and other office expenses. We anticipate hiring additional personnel and incurring additional costs related to our being a public company, including introducing investor relations programs, increasing professional service fees and increasing directors and officers liability insurance premiums. Accordingly, our general and administrative expenses are expected to increase in 1999 and 2000.

  . Interest Expense, Net. Interest expense consists primarily of interest on loans to Powerize.com from Mr. Addison that were converted into equity in March 1999. Interest income consists primarily of interest income from excess cash balances invested in certificates of deposit.

Results of Operations

 Six Months Ended June 30, 1999 Compared to Six Months Ended June 30, 1998

  Revenue. We recognized $659,000 in revenue for the six months ended June 30, 1999, as compared to $11,000 for the six months ended June 30, 1998. Revenue increased during 1999 primarily as a result of a full six months of subscription royalties earned from our online publication delivery service. Whereas in the first six months of 1998, the service was only available for two months.

  Cost of Revenue. Cost of revenue was $512,000 for the six months ended June 30, 1999, as compared to $99,000 for the six months ended June 30, 1998. The increase was attributable to the amortization of the prepaid licenses which were purchased from IBM in April 1998 and charges for the utilization of a third party's Internet hosting service.

  Sales and Marketing Expenses. Sales and marketing expenses were $951,000 for the six months ended June 30, 1999, as compared to $269,000 for the six months ended June 30, 1998, an increase of $682,000. The increase was primarily attributable to increases in fees paid to public relations firms, expenses related to trade shows and the addition of sales and marketing personnel.

  Product Development Expenses. Product development expenses were $1.4 million for the six months ended June 30, 1999, as compared to $523,000 for the six months ended June 30, 1998, an increase of $877,000. Product development expenses increased primarily as a result of an increase in our technology personnel from the second quarter of 1998 to the second quarter of 1999 together with an increase in compensation and benefits to our technology personnel.

  General and Administrative Expenses. General and administrative expenses were $990,000 for the six months ended June 30, 1999, as compared to $150,000 for the six months ended June 30, 1998, an increase of $840,000. General and administrative expenses increased primarily as a result of the addition of finance and accounting personnel, the payment of a finder's fee relating to our private placement in May 1999, and the amortization of the fair value of warrants issued to non-employees and options granted to employees for which the fair value of the underlying common stock on the date of grant was in excess of the exercise price of the options.

  Interest Income (Expense), Net. Interest income, net was $6,000 for the six months ended June 30, 1999 compared to interest expense of $(7,000) for the six months ended June 30, 1998, an increase of $13,000. The increase was primarily attributable to the interest income received on the proceeds of the private placements in the six months ended June 30, 1999. Whereas in the first six months of 1998, the Company had debt outstanding for the entire period.

  Net Loss. We incurred a net loss of $3.2 million for the six months ended June 30, 1999, as compared to a net loss of $1.0 million for the six months ended June 30, 1998. The increase was primarily due to increased compensation expenses, Internet hosting fees and amortization of prepaid license fees.

 Year Ended December 31, 1998 Compared to Period From March 17, 1997 (Date of Inception) to December 31, 1997

  Revenue. We recognized $331,000 in revenue for the year ended December 31, 1998, as compared to $24,000 for the period from March 17, 1997 (date of inception) to December 31, 1997 (the "Inception Period"), an increase of $307,000. Revenue increased primarily as a result of subscription royalties generated from the worldwide, perpetual and nonexclusive license to use and/or modify the source code relating to an online publication delivery service and the assignment of certain agreements with third party content providers which were purchased from IBM in April 1998.

  Cost of Revenue. Cost of revenue was $520,000 for the year ended December 31, 1998, as compared to $3,000 for the Inception Period. The increase was attributable to the amortization of the prepaid licenses which were purchased from IBM in April 1998 and charges for the utilization of a third party's Internet hosting service.

  Sales and Marketing Expenses. Sales and marketing expenses were $919,000 for the year ended December 31, 1998, as compared to $133,000 for the Inception Period, an increase of $786,000. The increase was attributable primarily to increases in fees paid to public relations firms and expenses related to trade shows.

  Product Development Expenses. Product development expenses were $1.7 million for the year ended December 31, 1998, as compared to $353,000 for the Inception Period, an increase of $1.3 million. Product development expenses increased primarily as a result of an increase in our technology personnel from six persons in the Inception Period to 27 persons for the year ended December 31, 1998.

  General and Administrative Expenses. General and administrative expenses were $440,000 for the year ended December 31, 1998, as compared to $89,000 for the Inception Period, an increase of $351,000. General and administrative expenses increased primarily as a result of the addition of three finance and accounting personnel and increased rent expense associated with the Company's expansion into a new facility.

  Interest Expense, Net. Interest expense, net was $31,000 for the year ended December 31, 1998, as compared to $6,000 for the Inception Period, an increase of $25,000. The increase was primarily attributable to the increase in the outstanding loans from Mr. Addison.

  Net Loss. We incurred a net loss of $3.2 million for the year ended December 31, 1998, as compared to a net loss of $558,000 for the Inception Period. The increase was primarily due to increased compensation expenses, Internet hosting fees and expenses related to the transaction with IBM.

Income Taxes

  No benefit for Federal and state income taxes is reported in the financial statements, as we had elected to be taxed as a partnership prior to December 31, 1997, at which time we converted from a limited liability company to a C corporation. Therefore, for the periods presented through December 31, 1997, the Federal and state tax effects of tax losses were recorded by the members of the limited liability company in their respective income tax returns. Subsequent to our conversion to a C corporation, we have accounted for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Had we applied the provisions of SFAS 109 for the period from inception, the deferred tax asset generated, primarily from net operating loss carryforwards, would have been offset by a full valuation allowance.

Liquidity and Capital Resources

  From inception on March 17, 1997 through June 30, 1999, we have reported operating losses as we organized and launched our business operations. During this period, we made significant investments in our business, including the worldwide, perpetual, nonexclusive license to use and/or modify the source code relating to an online publication delivery service and a premium content search service purchased from IBM in April 1998. These operating losses and investments, as well as our working capital needs, were funded primarily from private sales of common stock and loans from Mr. Addison. Despite such cash infusions, the continued costs of implementing our business plan have placed severe pressure on our capital resources and liquidity position.

  During the second quarter of 1999, our capital position improved substantially as stockholders' equity increased to $7.4 million at June 30, 1999 from a stockholders' deficit of $932,000 at December 31, 1998. This improvement was primarily the result of private placements of our common stock with net proceeds totaling $9.6 million. In addition, a related party converted a $788,000 note payable into shares of common stock. Stockholders' equity (deficit) also increased based on the issuance of certain warrants to purchase shares of the Company's common stock to certain non-employees advisors and a strategic partner. The fair value of these warrants was determined based on the Black-Scholes valuation model and recorded in stockholders' equity (deficit). Our capital position strengthened as these additions to our stockholders' equity (deficit) more than offset our net loss of $3.2 million for the first half of 1999.

  For the six months ended June 30, 1999, the Company used $2.6 million in cash for operating activities. The impact of our $3.2 million net loss was reduced by $936,000 of non-cash expenses. Most prominent of these non-cash expenses were depreciation and amortization, and expenses related to warrants issued to non-employees and common stock issued in exchange for services. These non-cash items were supplemented by a $1.0 million increase in accounts payable, relating primarily to future payments due Inktomi and Bell and Howell under agreements entered into in May 1999. The increase in accounts payable substantially offset $1.3 million of prepaid expenses and other assets, consisting primarily of prepaid royalties to content providers and deferred costs incurred in connection with this offering. We funded our operating cash deficit, our fixed asset purchases of $142,000 relating primarily to computer equipment, our repayment of a note payable to a related party in the amount $162,000 and the costs incurred in connection with our private placements of $352,000 with the gross proceeds of private sales of common stock totaling $9.9 million. Net cash for the six months ended June 30, 1999 increased $6.7 million to $6.8 million.

  For the year ended December 31, 1998, our net loss of $3.2 million was partially offset by $273,000 of depreciation and amortization. Additions of $417,000 and $926,000 in accounts receivable and prepaid license fees, respectively, were effectively funded by increased accounts payable and accrued expenses, and, most significantly, a $696,000 increase in deferred revenue relating to royalties on prepaid subscriptions. Our cash used for operating activities of $2.9 million, as well as $238,000 of fixed asset purchases, were financed by private sales of common stock totaling $2.2 million and loans from Mr. Addison aggregating $910,000. Net cash at the end of the period decreased $21,000 to $58,000.

  For our first partial year of operation (March 17, 1997 to December 31, 1997), our net loss of $558,000 was partially offset by increases in accounts payable and accrued expenses, resulting in a net operating cash deficit of $445,000. This deficit, along with the purchase of $73,000 of fixed assets, was funded primarily from private sales of common stock totaling $546,000. Net cash at year end was approximately $79,000.

  We expect to continue to incur significant operating expenses and capital expenditures to expand and enhance our content, significantly increase our marketing efforts and implement our business plan. For example, during the first half of 1999, we entered into several strategic relationships, including arrangements with Inktomi and Bell & Howell. The remaining aggregate future minimum payments under these strategic relationships are $1.2 million in 1999, $2.3 million in 2000, $1.2 million in 2001 and $527,000 in 2002. As a result, we expect to continue to report increasing net losses and net operating cash flow deficits for the foreseeable future. Our capital requirements may vary based upon the timing and success of our business, as a result of regulatory, technological and competitive developments or if:

  . demand for our services or cash flow from operations is more or less than expected;

  .  our development plans or projections change or prove to be inaccurate;
     or

  .  we engage in any acquisitions.

  During the first half of 1999, we received net proceeds of approximately $9.6 million from private sales of common stock. We believe that the net proceeds from this offering and our existing cash will be sufficient to fund our operating losses, capital expenditures, lease payments and working capital requirements through June 2000. In the event additional capital resources are required, we may attempt to secure such resources through a combination of commercial bank borrowings or the private or public sale of equity or debt securities. Equity or debt financing may not be available to us on favorable terms or at all. If additional funds are raised through the issuance of equity securities, the percentage ownership of our then-current stockholders would be reduced. Furthermore, such equity securities might have rights, preferences or privileges senior to those of the common stock.

Impact of the Year 2000 Issue

  Many computer programs have been written using two digits rather than four to define the applicable year. This poses a problem at the end of the century because these computer programs would not properly recognize a year that begins with "20" instead of "19." This, in turn, could result in major system failures or miscalculations, and is generally referred to as the "Year 2000 issue." We have formulated and, to a large extent, effected a plan to address the Year 2000 issue. Because we are a young company, we believe we have been able to build or acquire our business systems with the Year 2000 issue in mind in a more effective manner than many older companies. Therefore, there have been few Year 2000 changes required to our existing systems and applications.

  We have substantially completed the process of determining the Year 2000 readiness of our information technology, or information technology systems, which include the hardware and software necessary to provide and deliver our service, and of our non-information technology systems. Our assessment plan consists of the following steps:

  . evaluating our date dependent code, software and hardware and evaluating external dependencies;

  . quality assurance testing of our internally-developed proprietary software and systems;

  . obtaining assurances or warranties from third-party vendors and licensors of material hardware, software and services that are related to the delivery of our services; and

  .  developing a contingency plan.

  To date, our assessment has determined that our material internally developed software and systems are Year 2000 compliant and our material hardware, software and service vendors have informed us that the products we are using to support our services are Year 2000 compliant. Our hosting service, Interliant, has represented to us that its systems are Year 2000 compliant. All material commercial software on which we depend is either Year 2000 compliant or will be upgraded to be compliant in the normal course of business through upgrades or installation of software patches. Substantially all hardware used in our operations has been certified as Year 2000 compliant by our vendors.

  We have incurred approximately $3,000 in costs in connection with our Year 2000 compliance efforts since inception through June 30, 1999. We expect to incur approximately $25,000 in additional costs to make our systems Year 2000 compliant by 1999, which will be expensed as incurred.

  We are not currently aware of any material operational issues or costs associated with preparing our systems for the Year 2000. Nonetheless, we may experience material unexpected costs caused by undetected errors or defects in the technology used in our systems or because of the failure of a material vendor to be Year 2000 compliant. Notwithstanding our Year 2000 compliance efforts, the failure of a material system or vendor, or the Internet generally, to be Year 2000 compliant could harm the operation of our systems or prevent or delay the delivery of our services being offered through us, or have other unforeseen, material adverse consequences to us.

  We are also subject to external Year 2000-related failures or disruptions that might generally affect industry and commerce, such as utility Year 2000 compliance failures and related service interruptions. All of these factors could materially and adversely affect our business, results of operations and financial condition.

  We have not yet developed a contingency plan to address situations that may result if we are unable to achieve Year 2000 compliance. The cost of developing and implementing such a plan, if necessary, could be material.

Recent Accounting Pronouncements

  In March 1998, the American Institute of Certified Public Accountants, AICPA issued Statement of Position, or SOP, 98-1, Accounting for Costs of Computer Software Developed or Obtained for Internal Use.

This SOP is effective for fiscal years beginning after December 15, 1998. This SOP requires capitalization of certain costs of computer software developed or obtained for internal use. Management does not believe that SOP 98-1 will have a material impact on our results of operations or financial condition.

  In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS 133 is effective for fiscal years beginning after June 15, 1999, January 1, 2000 for us. SFAS 133 requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction. Currently we do not utilize derivative instruments, therefore the adoption of SFAS 133 is not expected to have significant effect on our results of operations or financial position. We will adopt SFAS 133 for the year ending December 31, 2000.

  In December 1998, the AICPA issued SOP 98-9, Modification of SOP 97-2, Software Revenue Recognition. With respect to certain transactions. SOP 98-9 modifies SOP 97-2 by requiring revenue to be recognized using the "residual method" if certain conditions are met. SOP 98-9 will be effective for our 2000 financial statements. Our management is assessing the impact that SOP 98-9 will have on our future software revenue.

Quantitative and Qualitative Disclosures about Market Risk

  To date, market risk is considered by management to be immaterial.

                                    BUSINESS

Market Opportunity

  We are an aggregator and distributor of business and financial information to business users. Because of the convergence of the following factors, we are pursuing the distribution of this content over the Internet free of charge:

  Growth in Size and Use of the Internet. The Internet has become a principal global medium for communications, news, information and commerce. International Data Corporation, an information technology research firm, projects that the number of Internet users will grow from approximately 100 million at the end of 1998 to approximately 320 million at the end of 2002.

  Increase in Advertising and Electronic Commerce on the Internet. The Internet has features and functions unavailable in traditional media, which enable online merchants to communicate effectively with customers and advertisers to target users with specific needs and interests. As a result, the Internet has emerged as an attractive medium for advertising and electronic commerce. By advertising on the Internet, advertisers have the ability to gather demographic information and target their messages to specific groups of consumers as well as change their advertisements frequently in response to market factors, current events and consumer feedback. According to Simba Information, an Internet research firm, $2.1 billion was spent on Web advertisements in 1998. Simba Information projects that Internet advertising expenditures will be $5.5 billion in 1999 and will reach $7.1 billion by 2002.

  Increase in Business Usage of the Internet. Business-to-business usage of the Internet is also growing rapidly, as businesses are increasingly using the Internet's ability to reach customers globally, deliver personalized content and open new distribution channels. The Yankee Group, a technology and Internet research firm, projects business to business electronic commerce transaction volume will grow from $138 billion in 1999 to more than $541 billion in 2003.

  Increase in Need for Electronic Business Information. The Internet allows content providers to deliver information and programming in a manner not possible in the traditional broadcast and print media. Although these traditional media can have large audiences, they are generally limited to a specific geography, can deliver only limited content or are not effective in a real-time environment. Print media is limited by the significant time delays involved in its production and distribution and its inability to be updated on a real-time basis. Broadcast media is limited by the relatively small number of available frequencies or channels, the rigidity of its schedules and its inherent capacity constraints, with each channel or frequency carrying only a limited amount of information. By comparison, the Internet allows users to access, search and interact with a large body of content, regardless of their location. The increased use of the Internet and the amount of information available through that medium has increased the need for software products and services that enable simultaneous searches of multiple sources and produce useful, targeted results.

  Numerous traditional and online information sources such as newspapers, magazines, broadcasters and specialized Web sites are seeking to address the demand for timely and relevant business and financial information. However, we believe that most Web sites offering business and financial data suffer from a number of limitations. Frequently, these Web sites do not offer high quality content comparable to that available from traditional media sources and do not offer technologies that filter and organize data. These sites provide large, undifferentiated collections of information that require users to undertake time-consuming and multi-site searches to obtain all of the information they need.

  We believe that a significant opportunity exists to provide easy access to comprehensive business and financial information over the Internet free of charge. By integrating high quality content with advanced search and analytical tools, a Web-based service can enable its audience to keep abreast of current business developments and track industry and competitive trends. We believe that by assembling a loyal base of business

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users who need to conduct business and investment research, we can create a targeted audience that is attractive to advertisers and electronic commerce vendors.

The Powerize.com Solution

  We are a leading Internet aggregator and distributor of business and financial information. We offer "one-stop shopping" using our directed search and advanced filtering technology to provide users concise, relevant and organized search results according to user-selected criteria. We believe we provide the largest single source of business and financial content available on the Internet. Our products and services find, access and prioritize large data indices and commercial information sources compiled from thousands of publishers of more than 10,000 sources worldwide.

  We host much of this content directly. We also link to content hosted by selected third parties through our proprietary PowerLink technology. This enables Powerize.com to access the "hidden" Web, valuable information sources on the Web that most Internet search engines do not index. We also provide research agents or software that enable users to track information on specific subjects of interest to them. Our search technology allows a user to establish specific search criteria, and to simultaneously apply that criteria to the user's own intranet databases and our information sources. We have created a number of pre-programmed search templates known as "search wizards" which provide user-selected filtering of information and automatically link a user's search request to the most logical information available in order to provide a better, more responsive search result. We believe our search technology provides the user a superior and efficient search methodology.

  We plan to meet the typical Internet user's desire for free information. Thus, we:

  . offer large quantities of business and financial information without charge to our users;

  . link to hundreds of free "hidden" Web sites and, through our search technology, provide accurate navigation to the content for our users; and

  . offer detailed free summaries of documents that are not yet available free of charge.

  To offer our service to the largest possible number of users, we deliver content to business end users through the Internet as well as through corporate Intranets. We also provide the tools necessary to reach the end user through these networks and distribute information to the end users. Our tools include search interfaces that can be placed on desktops or Web sites to enable Internet partners to build their own interface to our service, and custom search pages for corporate intranets. Our technology connects our service to Intranets and enables corporations and solution providers to build their own enterprise information portals. We also connect to third party online services such as Dialog, NewsEdge, Infonautics and Bell & Howell. We access corporate information through popular databases and software products such as Lotus Notes, Documentum, Verity and Excalibur.

  The following table shows the services and number of documents available on our Web site to our users:


                                                                  Number of
      Service                                                     Documents
      -------                                                     ---------
      Free searching on our Web site.........................  Unlimited
      Access to free content by unregistered users...........  Over 12 million
      Access to free content by registered users.............  Over 15 million
      Access to fee-based content on subscription or pay-per-
       view bases............................................  Over 20 million
      Access to free summaries of fee-based documents........  Over 3.5 million

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Our Strategy

  We seek to be the dominant Internet aggregator and distributor of business and financial information by providing a growing amount of information to an increasing number of users free of charge. The core elements of our strategy include:

  . Expanding Our Business and Financial Content. We plan to continue to expand our content collection and continue to increase significantly the portion of business and financial information that is available free of charge. This includes expanding the number of database-driven Web sites such as the U.S. Patent & Trademark Office, EDGAR and others that Web-based search sites other than Powerize cannot directly search.

  . Enhancing Brand Awareness. We intend to build a strong Internet brand that is synonymous with free quality business and financial information. We intend to enhance our brand awareness through an extensive public relations campaign. We believe that increased brand awareness helps us attract additional traffic, subscribers, strategic partners and advertisers.

  . Building Web Site Traffic and Audience Loyalty. We believe that our plans for significantly increased marketing activities will provide us with increased visibility among Web users and companies advertising and engaging in commerce over the Internet.

  . Developing and Expanding Strategic and Distribution Relationships. We plan to continue to develop strategic and distribution relationships which we believe will increase traffic and advertising revenue. These and other relationships are designed to allow others to sell Powerize.com products and services and to incorporate our products and services into the products and services they provide. We expect that these relationships will enhance the market acceptance and increase the visibility of our Web site.

  . Capitalizing on Our Proprietary Search Technology. We plan to capitalize on our proprietary search technology which provides concise, relevant and organized search results in order to differentiate ourselves from our competitors. Our PowerLink technology translates information requests into the language used by the source and extracts it. Our technology also is able to search multiple databases simultaneously and can search a large number of information-rich Web sites that the major search engines are unable to search because the information on the site is hidden in a database.

Products and Services

  Currently, we offer our content through two types of service, each directed to the business user: Powerize.com Internet and Powerize.com Intranet.

 Powerize.com Internet Services

  Our Powerize.com Internet services provide users with the ability to search our content collection free of charge. Our Web site serves business users at large and small enterprises, professionals, investors, and others who use specialized business and financial information. We offer free access to a large portion of our content collection. Over 12 million documents in our collection are free to all of our users and over 15 million are free to our frequent business users who conduct a minimum of 30 searches per month using our Web site. Our fee-based documents are available on a pay-per-view basis. Detailed summaries of over 3.5 million of our fee-based documents are available free of charge.

  Our technology is able to search multiple databases simultaneously. It also is able to search quickly a large number of information-rich Web sites that are not directly searchable through the major search engines such as Yahoo! and Lycos. Examples of these "hidden" sites include the U.S. Patent & Trademark Office, the U.S. SEC's EDGAR database, and many industry-specific sites, such as Biospace, CMPnet and Manufacturing Marketplace.

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  Our Powerize.com Internet services provide users with the ability to search our content collection free of charge and conduct a conventional Internet search using their selected search engine with a single search directive. Alternatively, the user may choose to download our free software program called Powerize that offers the convenience of performing the same dual search function from their desktop without having to go to the Powerize.com Web site. This free software program is available for download from our Web site and is also distributed at trade shows. We plan to add additional features to this software program later this year. For example, we plan to enhance the software program currently used in our Internet service to provide users with the ability to create dynamic research "agents" that constantly monitor information sources for new content about the subjects of interest to the user. We have recently acquired the technology to enable our users to establish contact and "chat" with users performing similar searches, thus forming Internet communities of users sharing common interests.

 Powerize.com Intranet Services

  Our Powerize.com Intranet services consist of an enhanced version of our Powerize.com Internet services that allows users to search simultaneously our content and our customers' own internal proprietary information or Intranet with a single search directive. Our Powerize.com Intranet services also offer subscriptions to more than 200 business and professional subscription-based publications delivered in electronic format to the user's desktop via the Internet or through an intranet using Lotus Notes. Our Powerize.com Intranet services currently deliver electronic publications through paid subscriptions to more than 88,000 users at more than 800 corporations and government agencies, including over half of the companies in the Fortune 500.

  Our technology enables the user to simultaneously search multiple sources of information, both inside and outside the organization, without having to learn the particular search requirements of each source. Our technology has received industry recognition by winning, among others, the "Hot Shot" award for the best customized information service from the Software & Information Industry Association in 1998. Our technology links to products produced by intranet search engine vendors such as Documentum, Excalibur Technologies, Lotus Development Corporation and Verity enable communication automatically to their search engines. Our technology also enables the user to search professional subscription services such as Dialog and NewsEdge and automatically handles the login to those systems on behalf of the user. Finally, our technology gives the user the ability to create dynamic research "agents" that constantly monitor information sources for new content about the subjects of interest to the user.

Content Providers

  We believe we provide the largest single source of business and financial content available on the Internet. Our content collection includes over 32 million documents, including company profiles, news articles, research reports, market and industry analyses, and other documents from more than 10,000 sources worldwide. We obtained our initial content collection from IBM Corporation, which developed this content over a period of several years. Since that time, we have enhanced our content by:

  .  obtaining the rights to free summaries;

  .  adding new sources;

  .  developing an advertising-driven model;

  .  redesigning the search interface and Web site;

  .  adding access to the "hidden" Web; and

  .  adding Intranet capability.

  We offer free access to a large portion of our content collection. Over 12 million documents in our collection are free to all of our users and over 15 million are free to our registered business users who conduct a minimum of 30 searches per month using our Web site. Our fee-based documents are available on a pay-per-view basis. Detailed summaries of over 3.5 million of our fee-based documents are available free of charge. We

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continue to expand the amount of content available to our users. All of our content partners update their content on a regular basis and we receive content feeds from many of our content providers several times a day.

  Our current content providers include, among others:

  . Adis International publishes a wide range of medical information journals, advanced information database solutions for the pharmaceutical industry, and customized communications for distribution to healthcare professionals worldwide.

  . Bell & Howell Information and Learning Company, formerly UMI, is a large aggregator of information from over 8,000 publishers. Our relationship with Bell & Howell enables us to offer our users access to more than 1,700 newspapers, periodicals, journals and newsletters.

  . The Bureau of National Affairs, Inc. is a leading publisher of print and electronic news and information, reporting on developments in health care, business, labor relations, law, economics, taxation, environmental protection, safety and other public policy regulatory issues. BNA produces more than 200 news and information services.

  . Comtex Scientific Corporation provides real-time COMTEX customwire products. Our relationship with COMTEX allows us to offer information from more than 33 real-time newswires.

  . Ebsco Industries, Inc. provides databases, journals and periodical publications to the education and library marketplace.

  . First Call provides information on over 15,000 U.S. companies, including historical earnings, consensus earnings estimates and recommendations, price to earnings ratios and earnings reporting dates.

  . FOI Services, Inc. provides a database offering access to Food and Drug Administration information.

  . Gale Group/Information Access Company is a large aggregator of business and professional information offering access to over 3,500 newspapers, periodicals, trade journals and newsletters.

  . Graham & Whiteside provides information on the largest companies in Western Europe, Eastern Europe and the Commonwealth of Independent States, the Far East and Australia, Sub-Saharan Africa, the Arab World, South West Asia and Latin America and the Caribbean.

  . Hoover's provides profiles and other information on approximately 14,000 U.S. and foreign companies, covering both public and private companies.

  . Infousa provides business and consumer marketing information products and data processing services throughout the United States and Canada.

  . International Data Corporation is an industry research firm that provides research reports on technology trends, such as knowledge management.

  . Investext provides a large collection of investment research reports, including industry, product and country analyses. Its research reports are written by more than 500 investment banks, 70 market research firms and 200 trade associations.

  . Marketguide provides a database containing financial information on over 12,000 publicly-traded companies.

  . Nelson provides analyst coverage, consensus earnings estimates, recommendations and research reports. Nelson provides descriptions of over 20,000 public companies in over 50 countries. Investment banks and market research firms contribute their research data to Nelson.

  . Nikkei is the publisher of the world's largest financial daily, The Nihon Keizai Shimbun, which has a circulation of over 4.7 million readers.

  . ORS Polling of Nations provides a collection of international public opinion data complied from more than 12,000 surveys conducted in the U.S. and over 60 other countries.


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


  . Phillips Publishing provides business news, market research and competitive analysis on the telecommunications industry. In addition to offering its content to our users, we also host, deliver and resell Phillips media, satellite and technical electronic publications.

  . Primark, formerly Disclosure, Inc., provides business and financial information covering over 50,000 public and private companies worldwide. For U.S. public companies, annual financial data is available from 1985 to the present while quarterly data is available for the most recent three years.

  . Windover Information provides information concerning the health care industry. In addition to offering its content to our users, we also, host, deliver and resell Windover's electronic publications.

  . Zacks Investment Research maintains a database derived from more than 300,000 research reports produced by investment banks.

  We do not own or create any of the content we distribute. We rely on our relationships and agreements with our content providers to enable our users to gain access to a broad range of business and financial content. Our content providers generally grant us a worldwide, non-exclusive right and license to use their content to provide information services. Our arrangements with our content providers generally extend for one to three years and automatically renew unless terminated by notice given at least three months prior to the end of the term. In the event of a breach by us, the contracts can be terminated on short notice. Many of our content providers compete with one another and, in some cases, with us, for users. We do not have exclusive distribution arrangements with any of our content providers. Accordingly, all of our content providers can distribute their content themselves directly or through our competitors. Business decisions made by our content providers could adversely affect the availability or pricing of their content to us.

  Powerize is able to search multiple databases simultaneously. Thus, it is also able to quickly search a large number of free, information-rich Web sites on the Internet that are not directly searchable through the major search engines such as Yahoo! and Lycos. Examples of these "hidden" sites include:

  .  Businesswire                          .  Wired News
  .  Cnn.Com                               .  U.S. Patent & Trademark Office
  .  Commerce Business Daily               .  Auto.Com
  .  Forbes                                .  Manufacturing Marketplace
  .  SEC Edgar Databases                   .  Biospace
  .  National Technical Information Service.  Hospitality.net
  .  PR Newswire                           .  Media Central
  .  State Legislative Web Sites           .  Cmpnet

  Powerize.com also links to several major professional online services through our technology. This gives our users the convenience of being able to search the information sources that are important to them from one place. The services we link to include, among others:

  . Dialog Corporation, which provides access to more than 900 online databases for business, scientific and technical information and serves over 20,000 corporate customers in more than 120 countries.

  . Infonautics, Inc., which is a leading Internet information company that provides online information services to schools, libraries, consumers and businesses. It provides a wide selection of full text magazines, scholarly journals, current newspapers and newswires, television and radio transcripts, photographs and maps, reference and historical sources and online brokerage reports.

  . Newsedge Corporation, which is a large independent news integrator with over 1,000 sources of news and information.

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Advertising and Sales

  We have generated revenue from subscriptions to electronic publications, from pay-per-view access to our content and from consulting services. We currently deliver electronic publications through paid subscriptions to more than 88,000 users. We expect our overall number of users to increase significantly as we market our free services and secure additional distribution relationships. As our number of users grows, we expect to generate additional revenue from advertising and electronic commerce. We believe our Web site will attract business users who are a desirable audience for advertisers and electronic commerce vendors.

Advertising Revenue

  We anticipate that the most significant source of future revenue for us will be from advertising. We expect to generate advertising revenue from sponsorship arrangements and from the sale of banner and e-mail advertisements on our Web site. These will generally be sold under short-term contracts and priced based on a per thousand impressions basis. Our pricing per thousand impressions will vary depending on the contract, the type of audience on the Web site and whether we sell the ad directly or indirectly. We have recently contracted with a leading Internet advertising agency to sell Internet advertising on our behalf. Advertising revenue would be adversely affected if we were unable to secure new advertising contracts from existing customers or obtain new customers. The market for Web advertising is intensely competitive and advertising rates could be subject to pricing pressure in the future.

  Advertisements will be displayed throughout our Web site when a user enters the service or conducts a search. We currently use a third-party service to sell advertising on our Web site. As our Web site's user base grows, we expect to build an internal advertising sales force to allow us to better understand and meet advertisers' needs, increase our access to potential advertisers and maintain strong relationships with our existing advertisers. We intend to offer a variety of advertising options that may be purchased individually or in packages such as "run of site," targeted advertising, sponsorships and content sidebars.

Subscriptions to Electronic Publications

  We receive royalty revenue from the publishers of electronic publications we offer on a subscription basis. The subscription period is generally 12 months and the subscription prices are set by the publishers. Customers are frequently given a 30- to 60-day trial period during which there is no charge for the use of the subscription.

Pay-Per-View Revenue

  We receive revenue from the sale of documents on a pay-per-view basis. The document prices are set by the publishers and generally range from $0.50 to $10.00 per document and average about $2.50 per document. We pay a royalty to the publishers for each document ordered by the user. The royalty rates are typically 50% of the document price.

Consulting Revenue

  We receive revenue from consulting services relating to our Powerize.com Intranet services. We also sell our products and services in targeted markets to large enterprises who have a need for our Powerize.com Internet services and our Powerize.com Intranet services on an enterprise-wide basis.

Electronic Commerce

  We expect to generate electronic commerce revenue from advertisers who pay either a fee per transaction or a percentage of sales generated directly from their advertisement on our Web site. For example, in May 1999, we entered into an electronic commerce agreement with barnesandnoble.com through which we enable our users to search for books at the barnesandnoble.com Web site. We will earn a percentage of the revenue generated from each transaction we initiate for them.

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Software License Fees

  We expect to generate software license revenue from organizations that license our technology for use in corporate intranets.

Strategic Relationships

  We plan to continue to develop strategic relationships to increase site visits and advertising revenue. These relationships are designed to allow others to sell Powerize.com products and services and to incorporate our products and services into their products and services. We expect that these relationships will enhance the market acceptance and increase the visibility of our Web site. Our current strategic relationships include the following:

  INKTOMI Corporation provides search and indexing services to America Online, HotBot, Yahoo! and other leading sites on the Internet. In order to accommodate a large number of simultaneous users and provide for rapid access to our content, in May 1999, we entered into a three year agreement with Inktomi that provides that:

  . Inktomi will host and serve our index of documents on a dedicated cluster of its servers; and

  . Inktomi will market our content as a blended search option to its present and future customer base.

In exchange for these commitments, Inktomi received warrants to purchase 233,200 shares of our common stock at an exercise price of $3.50 per share, 50% which vest immediately and are non-forfeitable and 50% which vest only upon Inktomi's success in marketing our content to Inktomi's customer base. The warrants are exercisable for a 10 year period.

  Bell & Howell Information and Learning Company, formerly UMI, is one of our major content providers. In May 1999, we entered into a 14 month content distribution agreement with Bell & Howell Information and Learning that enables us to provide access to up to 1,700 information sources to business end users free of charge. We are required to share our advertising revenue with Bell & Howell and the publishers that are Bell & Howell's suppliers. This content includes journals, magazines, newspapers and newsletters that have not previously been provided free of charge. As a part of the agreement, we have agreed that immediately prior to the closing of this offering, Bell & Howell will be issued a warrant to purchase 113,636 shares of our common stock at the initial public offering price. This warrant will be exercisable for a one year period.

  Lotus Development Corporation is currently embedding components of our technology into the next version of Lotus's Domino Extended Search product. In May 1999, we entered into a three year agreement with Lotus Development Corporation that provides that:

  . Lotus will embed portions of our technology into its Domino Extended Search Version 2.0, scheduled to be released in the summer of 1999;

  . we will be the primary source of external business content provided to the Lotus Domino Extended Search user base. Thus, Lotus users will have direct access to our content when they conduct searches;

  .  Lotus will provide certain marketing support to us; and

  . Lotus will pay us a development fee and a royalty on the software sales of Domino Extended Search.

Marketing and Distribution

  We are seeking to establish the Powerize.com brand as the leading aggregator and distributor of business and financial information on the Internet. To this end, we have launched a national brand building campaign and intend to make substantial expenditures to advertise our brand and the Powerize.com Web site in traditional and on-line media. We are developing an Internet marketing program to reach end users electronically via Web advertising, e-mail campaigns, hyperlinks from prominent Web sites and electronic delivery via electronic commerce systems.

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  In addition to the distribution channels developed through the strategic relationships described above, we intend to focus our distribution efforts through aggressively pursuing additional relationships to enhance our brand name recognition and audience reach. For example, we are establishing distribution relationships that compensate other Web sites for driving traffic and transactions through our Web site. We provide our distribution partners with a programming interface toolkit that enables them to create their own interfaces and establish a gateway to Powerize.com. Several major Internet companies and high traffic Web sites with whom we currently have important distribution relationships include:

  Verticalnet, Inc., a creator and operator of Web-based trade communities, entered into a one year revenue sharing agreement with us in June 1999 pursuant to which Powerize.com will be the exclusive provider of business information to the "Business Information Category" within the "Business Services Center" on all of the VerticalNet trade community Web sites. The agreement also provides for VerticalNet to advertise our services on its Web site.

  Netscape Communications Corporation, a major Web portal company, entered into a two year agreement with us in June 1999 that provides that Netscape will offer its users access to a portion of our content from specified industry segments through its "Business" channel, which users can access from Netscape's portal sites "Netcenter" and "My Netscape." Netscape will advertise our services on "Netcenter" and "My Netscape" and we will share revenue.

  Commerce Corporation, an Internet business to business content provider that serves the estimated 11 million small businesses in the U.S., entered into a two year agreement with us in May 1999 to permit Commerce to deliver Powerize.com's content to Commerce's users.

  Interliant, Inc., a major Web hosting company, entered into a one year agreement with us in May 1999 to permit Interliant to deliver Powerize.com's content to Interliant's customers and share advertising and content revenue.

  Isyndicate, a Web-based venture that syndicates content to Web sites, entered into a six month agreement with us in May 1999 enabling it to market our services to third party Web sites in exchange for a share of the resulting revenue.

  NVST.Com, a private equity network with more than 50,000 registered advisors, company and investor users, entered into an agreement with us to provide co-branded access to our service through their Web site in exchange for a share of the resulting revenue. The agreement will remain in effect until terminated by either party with a thirty day notice.

  Upside Magazine, a business publication, entered into a two year revenue sharing agreement with us to provide a co-branded version of our search interface on its Web site.

Technology and Infrastructure

  We plan to capitalize on our proprietary search technology which provides users with concise, relevant and organized search results in order to differentiate ourselves from our competitors. As of June 30, 1999, we had 30 employees dedicated to product and content development, and for the year ended December 31, 1998, our product development expenditures were approximately $1.7 million. This staff includes librarians dedicated to writing pre-programmed search templates known as "search wizards" which provide user-selected filtering of information and automatically link a user's search request to the most logical information available to provide a better, more responsive search result. Our engineering staff has created our PowerLink technology which expands the reach of our searches to include numerous third-party Web site sources. Our engineers also build and maintain our technology to connect our products and services to our corporate intranet customers.

  Using our search wizard and PowerLink technology, Powerize can be linked and incorporated into multiple search tools, information management systems and content sources. This technology gathers

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information from numerous free and paid sites on the Internet, including
"hidden" Web sites that are not directly searchable through the major search engines. It also brings together information stored on corporate intranets stored in a wide variety of formats throughout the enterprise, including Lotus Notes databases, any object-oriented database and any document collection indexed by Documentum, Excalibur or Verity products. In addition, the technology can access real-time and archived newsfeeds from providers such as NewsEdge, and professional online services including Bell & Howell, Dialog and Infonautics and our own Powerize content platform. We have licensed various technology components from various providers for information filtering and data management.

  Interliant currently hosts our index and we currently use the PLS search engine, which is owned by America Online. In order to accommodate a large number of simultaneous users and provide for rapid access to our content, in May 1999 we entered into an agreement with Inktomi to begin using Inktomi to host an index of our documents and provide the search engine to search that index. We expect this agreement to be implemented in 1999. The Powerize.com Web site and content is hosted at, and all of its network operations are controlled from, Interliant's facilities in McLean, Virginia. Interliant provides multiple Web servers which run Microsoft Windows, Microsoft NT and IBM's AIX operating systems. The computer equipment used to operate the Powerize.com Web site at Interliant's facilities is powered by multiple redundant power supplies.

Customers and Users

  We currently deliver electronic publications through paid subscriptions to more than 88,000 users at more than 800 corporations and government agencies, including over half of the companies in the Fortune 500. Some of the corporations and government agencies to whom we currently deliver electronic publications include:

Banking/Financial Services              Pharmaceuticals


 .  The Allstate Corporation             .  Bristol-Myers Squibb Company
 .  American Express Company             .  Eli Lilly Company
 .  Citigroup Inc.                       .  Johnson & Johnson
 .  Massachusetts Mutual Life Insurance Company
                                        .  Merck & Co.
 .  Bank of America                      .  Pfizer, Inc.


Energy                                  Telecommunications


 .  B.P. Amoco p.l.c.                    .  Lucent Technologies, Inc.
 .  Chevron Corporation                  .  MCI WorldCom, Inc.
 .  Exxon Corporation                    .  SBC Communications, Inc.
 .  Mobil Corporation

 .  Texaco Corporation                   Other


Government/Defense                      .  The Boeing Company

                                        .  E.I. du Pont de Nemours and Company
 .  U.S. Congress                        .  Ernst & Young International
 .  U.S. Dept. of Housing & Urban Development
                                        .  Ford Motor Company
 .  U.S. Department of Labor             .  General Electric Company
 .  U.S. Environmental Protection Agency .  General Motors Corporation
 .  U.S. Navy                            .  Lockheed Martin Corporation

                                        .  PepsiCo, Inc.
Information Technology                  .  Philip Morris Companies

                                        .  United Technologies Corporation
 .  Hewlett-Packard Company
 .  International Business Machines Corporation
 .  Intel Corporation
 .  Microsoft Corporation
 .  Oracle Corporation

  For the year ended December 31, 1998, two of our customers, The Bureau of National Affairs, Inc. and Adis International, accounted for 53% and 25% of our revenue, respectively. No other customer accounted for more than 10% of our revenue in 1998.

User Service and Support

  We provide user service and support in response to inquiries from users who contact us primarily by e-mail and telephone. Our support staff generally responds to inquiries within 24 hours. We currently have six employees dedicated to user support. We believe that providing a high level of support free of charge is necessary to retain our current user and to acquire new ones.

Competition

  The market for Internet and intranet products and services is highly competitive. Many Web sites compete for the attention and spending of business people and advertisers, particularly in the business and financial information area. We expect that the level of competition will continue to intensify. We compete for traffic, advertisers and content providers with many types of companies including:

  . free or low-cost Web sites focused on business, such as The Wall Street Journal Interactive Edition, Hoovers.com, Marketwatch.com,
     TheStreet.com, Dowjones.com, and Office.com;

  . providers of company information, such as MarketGuide and Standard & Poor's, many of whom are also our content providers;

  . providers of proprietary business and financial information, such as Bloomberg Business News, Dow Jones Interactive and Reuters News Service;

  . business and financial information aggregators, such as Dialog, Lexis-Nexis, Northern Light, and OneSource, many of whom have introduced or will introduce Web-based offerings; and

  . Internet portal companies and other free or low cost mass market on-line services, such as Excite, Infoseek, Lycos, Yahoo! and Netscape.

  Our ability to compete depends on many factors, including:

  . the timeliness, comprehensiveness and trustworthiness of our content and that of our competitors;

  .  the cost of our services compared to our competitors;

  .  the ease of use of services developed either by us or our competitors;

  .  the usefulness of our technology and tools;

  .  the attractiveness of the demographic characteristics of our audience;
     and

  .  the effectiveness of our sales and marketing efforts.

  We cannot assure you that we will be able to compete successfully. Some of our existing and potential distribution and marketing partners and content providers could compete with us in certain areas. In addition, the market in which we compete is fluid and subject to rapid change such that new and potentially unidentified competitors could emerge. Many of our existing competitors, as well as a number of potential new competitors, have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than we do. This may allow them to devote greater resources than we can to the development and promotion of their services. These competitors may also undertake more far-reaching marketing campaigns, adopt more aggressive pricing policies, including offering their business and financial information for free, and make more attractive offers to existing and potential new employees, strategic partners and advertisers. Our competitors may develop content that is equal or superior to ours or that achieves greater market acceptance than ours. If we are unable to compete successfully, our business, operating results and financial condition would be materially and adversely affected.

Intellectual Property

  We regard our products, services, and technology as proprietary and attempt to protect them with copyrights, trademarks, trade secret laws, patents, restrictions on disclosure and other methods. We cannot assure you that these methods will be sufficient to protect our technology and other intellectual property.

  We have filed two patent applications with respect to systems, methods and apparatus related to Powerize Server and pricing of information delivered to our users. We intend to file further applications for letters patent to the extent possible. We currently have no issued patents or other applications pending. We must make additional filings with the United States Patent and Trademark Office with respect to our currently pending applications. We cannot assure you that these applications will issue as patents, or that the scope of claims that may ultimately be contained in any issued patents will be adequate to protest our intellectual property. We currently have no patent applications on file in countries other than the United States and therefore our technology and other intellectual property may be unprotected in foreign countries. We cannot assure you that we will obtain any patents that would protect our intellectual property from our competitors, who could seek to design around or invalidate such patents. In addition, certain foreign countries' laws and the global nature of the Internet make it virtually impossible to control the ultimate destination of our proprietary information.

  We have the right to apply for registration of our copyrights in works of authorship representing computer programs and other materials we use in our business, but we have not yet applied for such registration, either in the United States or in any foreign countries. We expect to apply to register our copyrights in the United States to the extent possible, and to rely on international treaties and conventions governing copyrights to the extent possible to secure our rights in foreign countries. We cannot assure you that we will obtain any significant copyright protection for our works of authorship that would protect our intellectual property from competition. Competitors may independently be able to develop systems without copying our works of authorship.

  We have filed applications for Federal registration and claim rights in the following trade and service marks, among others: Powerize.com(TM), Powerize.com plus design (Lightning Bolt logo)(TM), Powerize.com plus design (without Lightning Bolt logo)(TM), Powerize Your Search For the Right Information(TM), Powerize Server(TM), Power Links(TM) and Powerize.com Your Search for the Right Information plus design(TM). We also claim rights in the trade and service mark Hidden Web(TM).

  We also rely on unpatented trade secrets and know-how to maintain our competitive position. We seek to protect this information by confidentiality agreements with employees, consultants and others. These agreements may be breached or terminated, leaving us with inadequate remedies. Our competitors may learn or discover our trade secrets. Our competitors may independently develop technologies that are substantially equivalent or superior to ours.

Employees

  As of June 30, 1999, we employed 44 individuals. None of these employees is represented by a labor union, and we consider our relations with our employees to be good. Our management team has significant experience in the Internet and computer software industries. Our staff includes 21 engineers, three librarians, six customer support representatives and 14 sales and marketing and support personnel.

Facilities

  Our headquarters are in Linthicum, Maryland in facilities consisting of approximately 5,000 square feet under a lease that will expire in March 2000. We lease additional space in Reston, Virginia consisting of approximately 8,200 square feet under a lease that will expire in December 2000. Our communications and network infrastructure is hosted by Interliant in McLean, Virginia.

Legal Proceedings

  We are not currently involved in any material legal proceedings.

                                   MANAGEMENT

Our Directors and Executive Officers

  The following table shows information about our directors and executive officers:

Name                               Age                   Position with the Company
----                               ---                   -------------------------
Edwin R. Addison.................   42 Chairman of the Board, Chief Executive Officer and Director

Mark A. Gaertner.................   41 President, Chief Operating Officer and Director

Ted S. Bagheri...................   41 Executive Vice President, Chief Financial Officer and Director

J. Robert Kaminski...............   59 Executive Vice President--Sales

Michael Gallagher................   42 Senior Vice President--Marketing and Product Development

John McGrath.....................   46 Executive Vice President--Strategic Development

Jeffrey Crigler..................   42 Director

James G. Groninger...............   55 Director

Dr. Francis J. Harvey............   56 Director

Jay S. Levine....................   42 Director

  Edwin R. Addison has been our Chairman of the Board, Chief Executive Officer and a Director since founding the Company in January 1997. In 1989, Mr. Addison founded ConQuest Software Inc., a text search engine company, and served as its Chief Executive Officer until ConQuest was sold to Excalibur Technologies, Inc. in July 1995. From July 1995 to October 1996, Mr. Addison managed three business units for Excalibur. From 1987 to 1988, Mr. Addison was the Director of the Artificial Intelligence lab at Booz, Allen & Hamilton. From 1978 to 1987, Mr. Addison served as a senior engineer and business development manager at Westinghouse Electric Corporation.

  Mark A. Gaertner has been our President, Chief Operating Officer and a Director since May 1998. From December 1997 to April 1998, Mr. Gaertner was the Director for Strategic Marketing and Deputy for Strategy of the Systems Development and Technology Center of the Electronic Sensors and Systems Division of Northrop Grumman Corporation. From 1980 to December 1997, Mr. Gaertner held various marketing, engineering and product management positions in the commercial and defense sections of Westinghouse Electric Corporation.

  Ted S. Bagheri has been our Executive Vice President, Chief Financial Officer and a Director since March 1997. From December 1995 to July 1997, Mr. Bagheri was the Vice President of Finance for HTR, Inc., a national computer training, consulting and publishing organization. From August 1994 to October 1995, Mr. Bagheri was the Director of Finance for ConQuest Software, Inc. From June 1992 to June 1994, Mr. Bagheri was Controller and Director of Finance of HTR.

  J. Robert Kaminski has been our Executive Vice President--Sales since January 1997. From December 1995 to July 1996, Mr. Kaminski was the Vice President of Sales for the Investment Software Services division of Automatic Data Processing, Inc. From April 1992 to November 1995, Mr. Kaminski was a Sales Executive with Excalibur Technologies, Inc. From 1992 to 1994, Mr. Kaminski was a Sales Executive for ConQuest Software, Inc.

  Michael Gallagher has been our Senior Vice President--Marketing and Product Development since September 1998. From October 1997 to September 1998, Mr. Gallagher was the Senior Vice President--Sales of Imark Technologies, Inc. From May 1997 to October 1997, Mr. Gallagher was the Director of National Sales of Up Inc. From February 1995 to May 1997, Mr. Gallagher was the Director of Commercial Sales and

Marketing for AERA, Inc. From August 1993 to March 1995, Mr. Gallagher was the Director of Marketing and Business Development for National Trade Production.

  John McGrath has been our Executive Vice President--Strategic Development since March 1999. From July 1995 to March 1998, Mr. McGrath was the Vice President of New Business Development of Excalibur Technologies, Inc. Mr. McGrath was the Senior Vice President--Sales and Marketing of ConQuest Software, Inc. from March 1993 until July 1995 when ConQuest Software, Inc. was acquired by Excalibur Technologies, Inc.

  Jeffrey Crigler has been a Director of Powerize.com since May 1999. Mr. Crigler is and has been the President and Chief Executive Officer of Engenia Software, Inc. since September 1998. From November 1997 to July 1998, Mr. Crigler was the Vice President of Knowledge Management Tools for Lotus Development Corporation. From 1994 to November 1997, Mr. Crigler was a Vice President for IBM Corporation.

  James G. Groninger has been a Director of Powerize.com since May 1999. Mr. Groninger is the founder of The BaySouth Company and has been its President since January 1995. From April 1988 to December 1994, Mr. Groninger was a Managing Director, Corporate Finance for PaineWebber Inc. Mr. Groninger serves on the board of directors of Cygene Designs, Inc., Layton BioScience, Inc., NPS Pharmaceuticals and The Chataqua Foundation.

  Dr. Francis J. Harvey has been a Director of Powerize.com since May 1999. Dr. Harvey retired from Westinghouse Electric Corporation in June 1997. From April 1996 to June 1997, Dr. Harvey was the Chief Operating Officer of Westinghouse's Industries and Technology Group. From March 1995 to April 1996, Dr. Harvey was the President of Westinghouse's Defense and Electronics business. From January 1994 to March 1995, Dr. Harvey was the President of Westinghouse's Government and Environmental Services Group. From July 1993 to January 1994, Dr. Harvey was Vice President of Science and Technology for Westinghouse. Dr. Harvey serves on the board of directors of GTS Duratek, Timolin Corporation and the IT Group and on the Board of Regents of the University of Santa Clara.

  Jay S. Levine has been a Director of Powerize.com since May 1999. Mr. Levine has served as the Senior Director of Architecture and Program Management for Publishing Technologies at West Group since April 1999. Mr. Levine was Vice President and Chief Technology Officer of Information Access Company from May 1997 to December 1998. From April 1995 to April 1997, Mr. Levine was the Senior Vice President and a founding director of Thomson Technology Labs. West Group, Information Access Company and Thompson Technology Labs are all units of the Thompson Corporation. From April 1992 to April 1995, Mr. Levine was the Manager of The Analytic Science Corporation's refinery lab.

  Some of our other key employees include the following individuals:

  Walter J. Hilton has been our Chief Engineer since May 1997. From 1995 to April 1997, Mr. Hilton was a Senior Software Engineer for Beckton Dickinson Diagnostic Information Systems. From 1993 to 1995, Mr. Hilton was a Software Engineer for Motorola Corporation.

  David O'Dell has been our Vice President--Engineering since April 1999 and our Director of Information Services since May 1998. From June 1997 to April 1998, Mr. O'Dell was the Manager of Service Delivery at Lotus Notes Newsstand. From July 1994 to May 1996, Mr. O'Dell was the Manager of Service delivery at IBM Corporation's infoSage Division.

  Steven Wooley has been our Director of Content since May 1998. From April 1996 to April 1998, Mr. Wooley was the Manager of Consulting Services at Infodata Services, Inc. From 1993 to March 1996, Mr. Wooley was a Program Manager for Vantage Technology, Inc.

  Executive officers of Powerize.com are elected annually by the board of directors and serve until the next annual meeting of the board of directors and until their successors have been duly elected and qualified.

Board of Directors and Committees

  Our board of directors is comprised of seven directors and is divided into three classes as nearly equal in number as possible. The current members of each of the classes are as follows:

  . Messrs. Crigler, Groninger and Levine are classified as Class I directors and will serve until our 2000 annual meeting of stockholders;

  . Messrs. Bagheri and Harvey are classified as Class II directors and will serve until our 2001 annual meeting of stockholders; and

  . Messrs. Addison and Gaertner are classified as Class III directors and will serve until our 2002 annual meeting of stockholders.

  Each successor to a director whose term expires at an annual meeting of stockholders will be elected to serve until the third annual meeting after his election and until his or her successors has been duly elected and qualified. The term of a director elected to fill a newly created directorship or other vacancy shall expire at the same time as the terms of the other directors of the class for which the new directorship is created or in which the vacancy occurred. Any vacancy on the board of directors resulting from an increase in the number of directors or otherwise may be filled by a majority of the directors then in office. Any director so elected by the board of directors to fill a vacancy shall hold office for a term that shall coincide with the term of the class to which such director shall have been elected. Directors may be removed only by the stockholders and only with cause.

  Mr. Groninger was nominated by and appointed to the board at the request of Sevenson Environmental Services, Inc., one of our principal stockholders, pursuant to an agreement with Sevenson which entitles it to require the board to cause Sevenson's designee to be nominated or renominated, as the case may be, as a Class I member of the board, for successive terms until the first to occur of:

  .  18 months after the date of this offering;

  . the time at which Sevenson owns less than 5.0% of our outstanding shares of common stock; or

  . a sale or merger after which our stockholders immediately before the transaction do not own or control a majority of the outstanding shares of our common stock, the surviving company or the acquiring entity. See "Related Transactions and Relationships--Sevenson Investment."

  Our board of directors established a compensation committee in May 1999. The compensation committee consists of Mr. Crigler and Dr. Harvey. The compensation committee determines the compensation of our Chief Executive Officer, administers our Stock Incentive Plan and generally reviews our compensation plans to ensure that they meet our objectives. Our board of directors also established an audit committee in May 1999. The audit committee consists of Messrs. Groninger and Levine. The responsibilities of the audit committee include:

  . recommending to our board of directors the independent public accountants to conduct the annual audit of our books and records;

  .  reviewing the proposed scope of the audit;

  .  approving the audit fees to be paid;

  . reviewing accounting and financial controls with the independent public accountants and our financial and accounting staff; and

  . reviewing and approving transactions between us and our directors, officers and affiliates.

Directors' Compensation

  In May 1999, each of our non-employee directors, other than Mr. Groninger, received a warrant to purchase 5,000 shares of common stock at an exercise price of $0.02 per share. In future years, our non-employee directors will receive compensation for serving as directors as determined by the board of directors.

We reimburse our directors for reasonable expenses they incur to attend board and committee meetings. Our non-employee directors are eligible to receive grants of options to acquire our common stock under our Omnibus Stock Incentive Plan. See "--1998 Stock Incentive Plan."

Limitation of Liability and Indemnification Matters

  Our bylaws provide for mandatory indemnification of directors and officers to the fullest extent permitted by Delaware law. Prior to consummation of this offering, we intend to obtain additional directors' and officers' liability insurance and expect to enter into indemnification agreements with all of our directors and executive officers. In addition, our certificate of incorporation limits the liability of our directors to us or our stockholders for breaches of the directors' fiduciary duties to the fullest extent permitted by Delaware law.

Compensation Committee Interlocks and Insider Participation

  The compensation committee of the board of directors was formed in May 1999. No member of our compensation committee serves as one of our officers or employees. In addition, no member of the compensation committee serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or its compensation committee.

Executive Compensation

  The following table summarizes the compensation paid to our Chief Executive Officer and our other five most highly compensated executive officers in 1998, whom we identify as "named executive officers":

                           SUMMARY COMPENSATION TABLE

                                                                     Long-Term
                                           Annual Compensation (1)  Compensation
                                           -----------------------  ------------
                                                                     Securities
                                                                     Underlying
Name and Principal Positions                  Salary       Bonus    Options (#)
----------------------------               ------------- -----------------------
Edwin R. Addison.........................  $      75,000 $      --        --
Chairman of the Board and Chief Executive
 Officer

Mark A. Gaertner.........................         80,000        --     60,000
President and Chief Operating Officer

Ted S. Bagheri...........................         90,607        --     50,000
Executive Vice President and Chief
 Financial Officer

J. Robert Kaminski.......................         87,500        --     50,000
Executive Vice President--Sales

John McGrath(2)..........................            --         --        --
Executive Vice President--Strategic
 Development

--------
(1) The column "Other Annual Compensation" has been omitted because there is no information that needs to be reported.
(2) Mr. McGrath joined us in March 1999. His current salary is $100,000 per year.

  No compensation intended to serve as incentive for performance to occur over a period longer than one year was paid pursuant to a long-term incentive plan during the last year to any of the named executive officers named above.

Options Grants During 1998

  The following table shows information about our grants of options to purchase our common stock made to the named executive officers during 1998:

                                                                                    Potential Realizable
                                                                                      Value At Assumed
                                                                                    Annual Rates of Stock
                                                                                     Price Appreciation
                                             Individual Grants                       for Option Term (4)
                         --------------------------------------------------------- -----------------------
                          Number of   Percent of
                         Securities  Total Options Exercise    Market
                         Underlying   Granted to    or Base   Price at
                           Options   Employees in    Price   Grant Date Expiration
Name                     Granted (1)   1998 (2)    ($/share) ($/share)   Date (3)    0%      5%      10%
----                     ----------- ------------- --------- ---------- ---------- ------- ------- -------
Edwin R. Addison........      --           --%       $--        $--           --   $   --  $   --  $   --
Mark A. Gaertner........   60,000          12        0.02       2.50     03/31/08  148,800 243,134 387,861
Ted S. Bagheri..........   50,000          10        0.02       2.50     03/31/08  124,000 305,612 323,218
J. Robert Kaminski......   50,000          10        1.00       2.50     02/08/08   75,000 153,612 274,218
John McGrath............      --          --          --         --           --       --      --      --

--------
(1) All options were granted under our 1998 Stock Incentive Plan. Generally, these options vest in monthly installments over three years. All of these options immediately vest in the event of a change in control of our company. If a majority of our stockholders elect to sell all or part of our company, then the option holder is required to sell an equivalent percentage of the shares underlying the option.

(2) Based on options to purchase 501,250 shares of our common stock granted to employees in 1998.
(3) The options have ten year terms, subject to earlier termination upon death, disability or termination of employment.
(4) We recommend caution in interpreting the financial significance of the figures representing the potential realizable value of the stock options. They are calculated by multiplying the number of options granted by the difference between a future hypothetical stock price and the option exercise price and are shown pursuant to rules of the SEC. They assume the fair value of common stock appreciates 5% or 10% each year, compounded annually, for ten years (the term of each option). They are not intended to forecast possible future appreciation, if any, of our stock price or to establish a present value of options. Also, if appreciation does occur at the 5% or 10% per year rate, the amounts shown would not be realized by the recipients until the year 2008. Depending on inflation rates, these amounts may be worth significantly less in 2008, in real terms, than their value today.

Year-End Option Values

  The following table shows information about unexercised options held by each of the named executive officers on December 31, 1998. No named executive officer exercised any stock options during 1998.

                               Number of Securities
                              Underlying Unexercised     Value of Unexercised
                                    Options at          In-the-Money Options at
                                 December 31, 1998       December 31, 1998(1)
                             ------------------------- -------------------------
                             Exercisable Unexercisable Exercisable Unexercisable
                             ----------- ------------- ----------- -------------
Edwin R. Addison............      --           --        $   --       $   --
Mark A. Gaertner............   13,333       46,667       146,396      512,404
Ted S. Bagheri..............   16,666       33,334       182,993      366,007
J. Robert Kaminski..........   16,666       33,334       166,660      333,340
John McGrath................      --           --            --           --

--------

(1) Calculated on the basis of $11.00 per share, the assumed initial public offering price of our common stock, less the exercise price payable for those shares, multiplied by the number of shares underlying the option.

Executive Employment Agreements

  We have entered into an executive employment agreement with certain of our named executive officers. Each agreement has an initial term of three years, subject to earlier termination upon 60 days prior notice. The term of each agreement is automatically extended for additional one year terms unless we or the executive elects to terminate the agreement within 60 days before the end of the current term. Under these agreements, these executives receive an initial annual base salary subject to normal periodic reviews. These executives also are entitled to annual bonuses in the discretion of the compensation committee of the board of directors. The executives have received options to acquire shares of our common stock which vest in monthly installments over three years from the date of grant. The following table shows information about the compensation arrangements we have with our executive officers:

                                                     Current Annual   Maximum
                                                      Base Salary   Annual Bonus
                                                     -------------- ------------
   Edwin R. Addison.................................    $120,000      $80,000
   Mark A. Gaertner.................................     150,000       75,000
   Ted S. Bagheri...................................     125,000       62,500

  If, during the term of one of these agreements, we terminate the executive's employment without cause or the executive terminates his employment for good reason, then the executive will be entitled to receive his base salary, bonus and all employee benefits for a period of two years from the date of the termination of employment.

  Under the terms of these agreements, these executives have agreed to preserve the confidentiality and the proprietary nature of all information relating to our business during the term of the agreement and for a period of two years following the date of the executive's termination of employment. In addition, each of these executives has agreed to non-competition and non-solicitation provisions that will be in effect during the term of his agreement and for one year after the agreement ends.

  We require all of our other employees to sign agreements which prohibit the employee from directly or indirectly competing with us while they are employed by us and generally for a period of one year. We require all of our employees to sign agreements which prohibit the disclosure of our confidential or proprietary information.

1998 Stock Incentive Plan

  Our stock incentive plan authorizes the grant of the following types of awards to employees, directors, officers and consultants:

  .  stock options;

  .  stock appreciation rights;

  .  stock awards;

  .  phantom stock; and

  .  performance awards.

  The compensation committee of our board of directors administers our stock incentive plan. The committee has sole power and authority, consistent with the provisions of our stock incentive plan, to determine which eligible participants will receive awards, the form of the awards and the number of shares of our common stock covered by each award. The committee may impose terms, limits, restrictions and conditions upon awards, and may modify awards in any manner, including to accelerate or change the exercise timing of awards, to extend or renew awards or to waive any restrictions or conditions to an award.

  The maximum number of shares available for issuance under our stock incentive plan is 875,000. As of June 30, 1999, we had issued 694 shares of our common stock in connection with awards, we had outstanding awards with respect to 831,320 shares of our common stock and 43,680 shares remained available for us to grant under our stock incentive plan.

  Stock Options. Our stock incentive plan permits the granting of both options to purchase shares of our common stock intended to qualify as incentive stock options under the Internal Revenue Code and stock options that do not qualify as incentive options. The option exercise price of each option will be determined by the committee. The term of each option will be fixed by the committee. The committee will determine at what time or times each option may be exercised and the period of time, if any, after retirement, death, disability or termination of employment during which options may be exercised.

  Stock Appreciation Rights. The committee may grant a right to receive a number of shares or, in the discretion of the committee, an amount in cash or a combination of shares and cash, based on the increase in the fair market value of the shares underlying the right during a stated period specified by the committee.

  Stock Awards. The committee may award shares of our common stock to participants at no cost or for a purchase price. These stock awards may be subject to restrictions or may be free from any restrictions under our stock incentive plan. The committee will determine the applicable restrictions, if any. The purchase price for shares of our common stock will be determined by the committee.

  Phantom Stock. The committee may grant stock equivalent rights, or phantom stock, which entitle the recipient to receive credits which are ultimately payable in the form of cash, shares of our common stock or a combination of both. Phantom stock does not entitle the holder to any rights as a stockholder.

  Performance Awards. The committee may grant performance awards to participants entitling the participants to receive cash, shares of our common stock, or a combination of both, upon the achievement of performance goals and other conditions determined by the committee. The performance goals may be based on our operating income or on one or more other business criteria selected by the committee.

                     RELATED TRANSACTIONS AND RELATIONSHIPS

Loans by Mr. Addison

  During 1998, Mr. Addison, our Chairman of the Board and Chief Executive Officer, loaned us a total of $910,000. In December 1998, we evidenced $750,000 of the loans by issuing Mr. Addison a convertible promissory note. The note accrued interest at a rate of 8.5% per annum and was payable in eight quarterly installments of principal plus interest. In March 1999, Mr. Addison converted the note into 250,000 shares of our common stock at a conversion price of $3.00 per share. In accordance with the terms of the note, no interest was deemed to have been accrued, due or payable on this note because of the conversion. In May 1999, we repaid the remaining $160,000 in loans that Mr. Addison had made to us.

Sevenson Investment

  In May 1999, we entered into an agreement with Sevenson, pursuant to which Sevenson purchased 1,128,571 shares of common stock for an aggregate purchase price of approximately $5.0 million. Pursuant to the agreement, Sevenson may require the board to cause Sevenson's designee to be nominated or renominated, as the case may be, as a Class I member of our board of directors, for successive terms until the first to occur of

  .  18 months after the date of our initial public offering;

  . the time at which Sevenson owns less than 5.0% of our outstanding shares of common stock, or

  . a sale or merger after which our stockholders immediately before the transaction do not own or control a majority of the outstanding shares of our common stock, the surviving company or the acquiring entity.

  The agreement also provides Sevenson with certain piggy-back registration rights for its shares. See "Description of Our Capital Stock--Registration Rights."

  In May 1999, Mr. Groninger, one of our directors and the current Sevenson designee, invested $300,000 in our common stock. In connection therewith, we issued Mr. Groninger 85,714 shares of common stock. In connection with Mr. Groninger assisting Sevenson in making its investment in us, Sevenson transferred 6,771 of its shares of common stock to Mr. Groninger.

Employment Agreements

  We have entered into employment agreements with each of our senior executive officers. For details of these agreements, see "Management--Executive Employment Agreements."

  We believe that the transactions discussed above were made on terms no less favorable to us than would have been obtained from unaffiliated third parties. We have adopted a policy that requires all future transactions between us and our officers, directors and affiliates to be on terms no less favorable than could be obtained from unrelated third parties. These transactions must be approved by a majority of the disinterested members of our board of directors.

                             PRINCIPAL STOCKHOLDERS

  The following table shows the number and percentage of outstanding shares of our common stock that were owned as of June 30, 1999 and that will be owned after this offering by:

  . all persons known to us to beneficially own more that 5% of our common stock;

  .  each director and named executive officer; and

  .  all directors and executive officers as a group.

  As of June 30, 1999 there were 6,235,370 shares of our common stock outstanding. After this offering, 8,735,370 shares of our common stock will be outstanding or 9,110,370 shares if the underwriters exercise their over-allotment option in full.

                                                    Shares    Percent  Percent
                                                 Beneficially  Before   After
Name of Beneficial Owner                           Owned(1)   Offering Offering
------------------------                         ------------ -------- --------
Edwin R. Addison (2)(3)........................   1,500,000     24.0%    17.2%
Mark A. Gaertner (3)(4)........................     243,776      3.9      3.3
Ted S. Bagheri (5).............................     244,491      3.9      3.1
J. Robert Kaminski (3)(6)......................      51,763        *        *
John McGrath (7)...............................      21,679        *        *
Jeffrey Crigler (8)............................         833        *        *
James G. Groninger (9).........................   1,335,952     21.4     15.3
Dr. Francis J. Harvey (8)......................         833        *        *
Jay S. Levine (8)..............................         833        *        *
Sevenson Environmental Services, Inc. (9)......   1,335,952     21.4     15.3
All directors and executive officers as a group
 (9 persons) (10)..............................   3,350,163     52.9%    37.9%

--------
*  Less than 1%.

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. Except as indicated in the footnotes of this table, to our knowledge, each stockholder identified in the table possesses sole voting and investment power with respect to all shares of common stock shown as beneficially owned by the stockholder. The number of shares beneficially owned by a person includes shares of common stock subject to options and warrants held by that person that are currently exercisable within 60 days of June 30, 1999. Shares issuable pursuant to options and warrants are deemed outstanding for computing the percentage ownership of the person holding the options and warrants but are not deemed outstanding for the purposes of computing the percentage ownership of any other person.

(2) Includes 280,000 shares of common stock held by the Edwin R. Addison Grantor Retained Annuity Trust for the benefit of Mr. Addison's children. Mr. Addison is the sole trustee of that trust.

(3) Mr. Addison has entered into a private stock option grant agreement with each of Messrs. Gaertner and Kaminski. The agreements entitle Messrs. Gaertner and Kaminski to each purchase 50,000 shares of Mr. Addison's common stock subject to a three year vesting schedule. The totals shown for Messrs. Gaertner and Kaminski include 25,000 shares of common stock underlying these options excercisable within 60 days of June 30, 1999.

(4) In addition to the options disclosed in footnote (3), includes 24,999 shares of common stock underlying options excercisable within 60 days of June 30, 1999.

(5) Includes 26,389 shares of common stock underlying options excercisable within 60 days of June 30, 1999.

(6) In addition to the options disclosed in footnote (3), includes 26,389 shares of common stock underlying options excercisable within 60 days of June 30, 1999.

(7) Includes 9,429 shares of common stock underlying options exercisable within 60 days of June 30, 1999.

(8) Represents shares of common stock underlying warrants excercisable within 60 days of June 30, 1999.

(9) Mr. Groninger is a nominee of Sevenson and, therefore, beneficial ownership of the shares of our common stock owned by Sevenson is attributed to Mr. Groninger and beneficial ownership of the shares of our common stock owned by Mr. Groninger is attributed to Sevenson. Mr. Groninger owns 92,485 shares of common stock directly.

(10) Includes shares of common stock underlying options and warrants excercisable within 60 days of June 30, 1999 as disclosed elsewhere in this table.

  The address of Mr. Addison is 901 Elkridge Landing Road, Suite 350, Linthicum, Maryland 21090. The address of Mr. Groninger and Sevenson Environmental Services, Inc. is 2749 Lockport Road, Niagara Falls, New York 14302.

                        DESCRIPTION OF OUR CAPITAL STOCK

  Our authorized capital stock consists of 50,000,000 shares of common stock, par value $0.0001 per share, and 15,000,000 shares of preferred stock, par value $0.0001 per share. As of June 30, 1999, there were 6,235,370 shares of our common stock outstanding, held by 179 holders of record. We have issued no shares of our preferred stock.

  After this offering, we will have outstanding 8,735,370 shares of common stock if the underwriters do not exercise their over-allotment option, or 9,110,370 shares of common stock if the underwriters exercise their over-allotment option in full.

  The following description of our capital stock is qualified in its entirety by reference to our certificate of incorporation and bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus is a part.

Common Stock

  We are authorized to issue 50,000,000 shares of common stock. Each stockholder of record will be entitled to one vote for each outstanding share of our common stock owned by that stockholder on every matter properly submitted to the stockholders for their vote. After satisfaction of the dividend rights of holders of preferred stock, holders of common stock are entitled to any dividend as and if declared by the board of directors, in its sole discretion, out of funds legally available for this purpose. After the payment of liquidation preferences to holders of any outstanding preferred stock, holders of our common stock are entitled to receive, on a pro rata basis, all our remaining assets available for distribution to the stockholders in the event of our liquidation, dissolution, or winding up. Holders of our common stock do not have any preemptive right to become subscribers or purchasers of additional shares of any class of our capital stock. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

  At June 30, 1999, we had no shares of our preferred stock outstanding. Our certificate of incorporation will allow us to issue without stockholder approval preferred stock having rights senior to those of our common stock. Our board of directors will be authorized, without further stockholder approval, to issue up to 15,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, and to fix the number of shares constituting any series and the designations of these series.

  Our issuance of preferred stock may have the effect of delaying or preventing a change in control. Our issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of our common stock or could adversely affect the rights and powers, including voting rights, of the holders of our common stock. The issuance of preferred stock could have the effect of decreasing the market price of our common stock.

Warrants

  At June 30, 1999, we had warrants outstanding for the purchase of 517,999 shares of our common stock with a weighted average exercise price of $3.41 per share. Warrants may be partially exercised or exercised in full upon payment to us of the exercise price stated on the face of the warrant. Warrants are adjusted for any stock dividend, stock split or reverse stock split that we may effect. If we undertake a reorganization, recapitalization, consolidation or merger, warrant holders will have the right to purchase the number of securities that the warrant holder would have been able to receive had the warrant holder been a common stock holder immediately prior to the reorganization, recapitalization, consolidation or merger.

Registration Rights

  In May 1999, we entered into an agreement with Sevenson Environmental Services, Inc, pursuant to which Sevenson purchased 1,128,571 shares of common stock for an aggregate purchase price of approximately $5.0 million. Pursuant to the agreement, we granted Sevenson certain piggy-back registration rights. If we propose to register any of our securities under the Securities Act, Sevenson is entitled to notice of such registration and we have agreed to use reasonable efforts to include Sevenson's shares in that registration. These registration rights are subject to conditions and limitations, including the right of the underwriters of an offering to limit the number of shares included in the registration. We must pay all expenses in connection with these registrations, other than underwriters' discounts and commissions.

Indemnification and Limitation of Liability

  As permitted by the Delaware General Corporation Law, our certificate of incorporation provides that our directors shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

  . for any breach of the director's duty of loyalty to us or our stockholders;

  . for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  . under Section 174 of the Delaware General Corporation Law, relating to unlawful payment of dividends or unlawful stock purchase or redemption of stock; or

  . for any transaction from which the director derives an improper personal benefit.

  As a result of this provision, we and our stockholders may be unable to obtain monetary damages from a director for breach of his or her duty of care.

  Our certificate of incorporation and bylaws provide for the indemnification of our directors and officers to the fullest extent authorized by the Delaware General Corporation Law, except that we will indemnify a director or officer in connection with an action initiated by that person only if the action was authorized by our board of directors. The indemnification provided under our certificate of incorporation and bylaws includes the right to be paid expenses in advance of any proceeding for which indemnification may be had, provided that the payment of these expenses incurred by a director or officer in advance of the final disposition of a proceeding may be made only upon delivery to us of an undertaking by or on behalf of the director or officer to repay all amounts so paid in advance if it is ultimately determined that the director or officer is not entitled to be indemnified. If we do not pay a claim for indemnification within 60 days after we have received a written claim, the claimant may at any time thereafter bring an action to recover the unpaid amount of the claim and, if successful the director or officer will be entitled to be paid the expense of prosecuting the action to recover these unpaid amounts.

  Under our bylaws, we have the power to purchase and maintain insurance on behalf of any person who is or was one of our directors, officers, employees or agents, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against the person or incurred by the person in any of these capacities, or arising out of the person's fulfilling one of these capacities, and related expenses, whether or not we would have the power to indemnify the person against the claim under the provisions of the Delaware General Corporation Law. We intend to purchase additional director and officer liability insurance on behalf of our directors and officers.

Possible Anti-Takeover Effects

  Our certificate of incorporation and bylaws contain provisions that are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by our board of directors. In addition, provisions of Delaware law may hinder or delay an attempted takeover of our company other than through negotiation with our board of directors. These provisions could have the effect of discouraging attempts to acquire us or remove incumbent management even if some or a majority of our stockholders believe this action to be in their best interest, including attempts that might result in the stockholders' receiving a premium over the market price for the shares of our common stock held by the stockholders.

  Classified Board of Directors; Removal, Vacancies. Our certificate of incorporation provides that our board of directors will be divided into three classes of directors serving staggered three-year terms. The classification of directors has the effect of making it more difficult for stockholders to change the composition of the board of directors in a relatively short period of time. Our certificate of incorporation provides that directors may be removed only for cause. In addition, vacancies and newly created directorships resulting from any increase in the size of our board of directors may be filled only by the affirmative vote of a majority of the directors then in office, a quorum, or by a sole remaining director. These provisions would prevent stockholders from removing incumbent directors without cause and filling the resulting vacancies with their own nominees.

  Advance Notice Provisions for Stockholder Proposals and Stockholder Nominations of Directors. Our bylaws establish an advance notice procedure with regard to the nomination, other than by the board of directors, of candidates for election to our board of directors and with regard to certain matters to be brought before an annual meeting of our stockholders. For nominations and other business to be brought properly before an annual meeting by a stockholder, the stockholder must deliver notice to us not less than 45 days nor more than 60 days prior to the anniversary date of the mailing of the proxy materials for the immediately preceding annual meeting. Separate provisions based on public notice by us specify how this advance notice requirement operates if the date of the annual meeting is advanced or delayed by more than 30 days from the anniversary date. The stockholder's notice must set forth specified information regarding the stockholder and its holdings, as well as certain background information regarding any director nominee, together with the person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected, and a brief description of any business desired to be brought before the meeting, the reasons for conducting the business at the meeting and any material interest of the stockholder in the business proposed.

  In the case of a special meeting of stockholders called for the purpose of electing directors, nominations by a stockholder may be made only by delivery to us, no later than 10 days after the day on which notice was mailed or public announcement of the special meeting is made, whichever first occurs, of a notice that complies with the above requirements. Although our bylaws do not give our board of directors any power to approve or disapprove stockholder nominations for the election of directors or any other business desired by stockholders to be conducted at an annual meeting, our bylaws:

  . may have the effect of precluding a nomination for the election of directors or precluding the conduct of certain business at a particular annual meeting if the proper procedures are not followed; or

  . may discourage or deter a third party from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of Powerize.com, even if the conduct of this solicitation or such attempt might be beneficial to Powerize.com and our stockholders.

  Special Stockholders' Meetings. Our certificate of incorporation and bylaws provide that, special meetings of stockholders, unless otherwise prescribed by statute, may be called by the chief executive officer or by our chairman or president.

  Prohibition on Stockholder Action by Written Consent. Our certificate of incorporation and bylaws prohibit stockholders from taking action by written consent. By requiring stockholders to take actions at an annual or special meeting, rather than by written consent, our certificate of incorporation and bylaws may discourage stockholder actions that are opposed by our board of directors.

  Section 203 of Delaware Law. In addition to these provisions of our certificate of incorporation and bylaws, we are subject to the provisions of
Section 203 of the Delaware General Corporation Law. Section 203 prohibits publicly held Delaware corporations from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of a corporation's voting stock. These provisions could have the effect of delaying, deferring or preventing a change in control of our company or reducing the price that certain investors might be willing to pay in the future for shares of our common stock.

Transfer Agent and Registrar

  The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, New York, New York.

                        SHARES ELIGIBLE FOR FUTURE SALE

  After this offering, we will have 8,735,370 shares of common stock outstanding. If the underwriters exercise their over-allotment option in full, we will have 9,110,370 shares of common stock outstanding. All of the shares we sell in this offering will be freely tradeable without restriction or further registration under the Securities Act, except that any shares purchased by our affiliates, as that term is defined in Rule 144, may generally only be sold in compliance with the limitations of Rule 144 described below.

  The remaining shares of common stock outstanding after this offering will not be freely tradeable under the terms of the Securities Act. Certain shares will be further limited by lock-up agreements as described below.

  Before this offering, there has been no public market for our common stock, and we cannot predict what effect, if any, that market sales of shares of our common stock or the availability of shares of our common stock for sale will have on the market price of our common stock prevailing from time to time. Sales of substantial amounts of our common stock in the public market could adversely affect prevailing market prices and could impair our future ability to raise capital through the sale of our equity securities.

Rule 144

  In general, under Rule 144, a stockholder who owns restricted shares that have been outstanding for at least one year is entitled to sell, within any three-month period, a number of these restricted shares that does not exceed the greater of:

  . one percent of the then outstanding shares of our common stock, or approximately 87,354 shares immediately after this offering; or

  . the average weekly trading volume in our common stock on the Nasdaq National Market during the four calendar weeks preceding the sale.

  In addition, our affiliates must comply with the restrictions and requirements of Rule 144, other than the one year holding period requirement, to sell shares of common stock which are not restricted securities.

  Under Rule 144(k), a stockholder who is not currently, and who has not been for at least three months before the sale, an affiliate of ours who owns restricted shares that have been outstanding for at least two years may resell these restricted shares without compliance with the above requirements. The one and two year holding periods described above do not begin to run until the full purchase price is paid by the person acquiring the restricted shares from us or an affiliate of ours.

Registration Rights

  One of our stockholders has certain registration rights. See "Description of Our Capital Stock--Registration Rights."

Common Stock and Options Issuable under our Stock Incentive Plan

  We intend to file one or more registration statements under the Securities Act within 180 days after this offering to register up to 875,000 shares of our common stock underlying outstanding stock options or reserved for issuance under our 1998 stock incentive plan. We expect these registration statements will become effective upon filing, and shares covered by these registration statements will be eligible for sale in the public market immediately after the effective dates of these registration statements, subject to the lock-up agreements with the managing underwriters.

Lock-up Agreements

  Our officers, directors and stockholders, who will hold an aggregate of over 95% of our outstanding common stock on a fully diluted basis after this offering, either will agree that they will not, without the prior written consent of the managing underwriters, offer, sell, pledge or otherwise dispose of any shares of our capital stock or any securities convertible into or exercisable or exchangeable for, or any rights to acquire or purchase, any of our capital stock or publicly announce an intention to effect any of these transactions, for a period of 180 days after the date of this prospectus or will be unable to sell their shares within such 180 day period due to federal securities law restrictions. The managing underwriters have advised us that they have no current intention to consent to any disposition of shares covered by these lock-up agreements, but will consider each request for consent at the time and under the circumstances of the request.

                                  UNDERWRITING

  Subject to the terms and conditions contained in an underwriting agreement,
dated       1999, the underwriters named below, who are represented by Ferris,
Baker Watts, Incorporated and Ryan, Lee & Company Incorporated, have severally agreed to purchase the number of shares of our common stock shown opposite their names below:

   Underwriters:                                                Number of Shares
   -------------                                                ----------------
   Ferris, Baker Watts, Incorporated...........................
   Ryan, Lee & Company Incorporated............................
                                                                   ---------
     Total.....................................................    2,500,000
                                                                   =========

  The underwriting agreement provides that the obligations of the several underwriters to purchase and accept delivery of the shares included in this offering are subject to approval of legal matters by their counsel and to customary conditions, including the effectiveness of the registration statement, the continuing correctness of our representations, the receipt of a "comfort letter" from our accountants, the listing of our common stock on the Nasdaq National Market and no occurrence of an event that would have a material adverse effect on us. The underwriters are obligated to purchase and accept delivery of all the shares, other than those covered by the over-allotment option described below, if they purchase any of our shares.

  The underwriters propose to initially offer some of our shares directly to the public at the initial public offering price shown on the cover page of this prospectus and some of the shares to dealers at the initial public offering
price less a concession not in excess of $    per share. The underwriters may
allow, and such dealers may re-allow, a concession not in excess of $    per
share on sales to other dealers. After the initial offering of the shares to the public, the representatives of the underwriters may change the public offering price and such concessions. The underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

  The following table shows the underwriting fees we will pay to the underwriters in connection with this offering and the expenses we will pay. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares of our common stock.

                                                     Without          With
                                        Per Share Over-Allotment Over-Allotment
                                        --------- -------------- --------------
Underwriting discounts and commissions
 payable by Powerize.com..............    $            $              $
Expenses payable by Powerize.com......    $            $              $

  We will pay the offering expenses, estimated to be $1.4 million.

  We have agreed to issue warrants to the representatives to purchase shares of our common stock, representing approximately 10% of the total number of shares to be sold in the offering, at an exercise price per share equal to 110% of the initial public offering price per share. The representatives' warrants are exercisable for a period of four years, commencing one year from the effective date of the registration statement of which this prospectus is a part. We have granted to the representatives certain rights to require us to register the shares of common stock underlying the representatives' warrants for resale under the Securities Act of 1933 and to include such shares in other registered offerings that we may make. We have agreed to pay the representatives a non-accountable expense allowance estimated to be approximately $825,000.

  We have granted to the representatives a right of first refusal to serve as managing underwriters for any subsequent public offerings that we may undertake within the first year following the initial closing of this offering. Such right of first refusal is subject to the completion of this offering, and the terms and conditions of any subsequent underwriting arrangement being the same as or more advantageous to us than competing offers from other underwriters and consistent with industry standards for similarly sized offerings.

  We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to additional shares at the initial public offering price less the underwriting fees. The underwriters may exercise their option solely to cover over-allotments, if any, made in connection with this offering. To the extent that the underwriters exercise their option, each underwriter will become obligated, subject to conditions, to purchase a number of additional shares approximately proportionate to that underwriter's initial purchase commitment.

  We have agreed to indemnify the underwriters against certain civil liabilities, including liabilities under the Securities Act or to contribute to payments that the underwriters may be required to make in respect of those liabilities.

  Powerize.com, our executive officers, directors and certain stockholders have agreed that, for a period of 180 days from the date of this prospectus, we and they will not, without the prior written consent of the representatives, do any of the following:

  . offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or establish or increase a put equivalent position or liquidate or decrease a call equivalent position, or otherwise transfer or dispose of, directly or indirectly, any shares of our capital stock or any securities convertible into or exercisable or exchangeable for our capital stock; or

  . enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of our capital stock; or

  . publicly announce an intention to effect any of the transactions described above.

  The foregoing transaction restrictions will apply regardless of whether a covered transaction is to be settled by the delivery of common stock or such other securities, in cash or otherwise.

  At our request, the underwriters have reserved up to five percent of the shares offered by this prospectus for sale at the initial public offering price to our directors, officers and employees and members of their families and others associated with us. The number of shares of common stock available for sale to the general public will be reduced to the extent these individuals purchase or confirm for purchase, orally or in writing, such reserved shares. Any reserved shares not purchased or confirmed for purchase will be offered by the underwriters to the general public on the same basis as the other shares offered by this prospectus.

  Application has been made to list the common stock on the Nasdaq National Market under the symbol "POWZ." In order to meet the requirements for listing the common stock on the Nasdaq National Market, the underwriters have undertaken to sell lots of 100 or more shares to a minimum of 400 beneficial owners.

  Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the shares of common stock included in this offering in any jurisdiction where action for that purpose is required. The shares included in this offering may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisement in connection with the offer and sale of any such shares be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of such jurisdiction.

  Persons who receive this prospectus are advised to inform themselves about and to observe any restrictions relating to the offering of the common stock and the distribution of this prospectus. This prospectus is not an offer to sell or a solicitation of an offer to buy any shares of common stock included in this offering in any jurisdiction where that would not be permitted or legal.

  In March 1999, we retained Ryan, Lee & Company Incorporated to act as our financial advisor with respect to the private placements of common stock concluded in May 1999. For such services, Ryan, Lee & Company Incorporated received compensation which included 48,543 shares of our common stock and warrants to purchase 193,549 additional shares of our common stock.

Stabilization

  In connection with this offering, any of the underwriters may decide to engage in transactions that stabilize, maintain or otherwise affect the price of our common stock. Specifically, the underwriters may overallot this offering, creating a syndicate short position. In addition, the underwriters may bid for and purchase shares of our common stock in the open market to cover syndicate short positions or to stabilize the price of our common stock. These activities may stabilize or maintain the market price of our common stock above independent market levels. The underwriters are not required to engage in these activities and may end any of these activities at any time.

Pricing of this Offering

  Prior to this offering, there has been no established public market for our common stock. The initial public offering price for the shares of our common stock offered by this prospectus will be determined by negotiation between us and the representatives of the underwriters. The factors to be considered in determining the initial public offering price include:

  . our history of and the prospects for the industry in which we compete; . our past and present operations;

  .  our historical results of operations;

  .  our prospects for future earnings;

  . the recent market prices of securities of generally comparable companies; and

  . the general conditions of the securities market at the time of the offering.

                             VALIDITY OF THE SHARES

  Piper & Marbury L.L.P., Baltimore, Maryland, will pass upon the validity of the shares of common stock on our behalf. Williams, Mullen, Clark & Dobbins, Richmond, Virginia, will pass upon legal matters for the underwriters.

                                    EXPERTS

  The financial statements as of December 31, 1997 and 1998 and for the period from March 17, 1997 (date of inception) to December 31, 1997 and for the year ended December 31, 1998, included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                             ADDITIONAL INFORMATION

  We have filed with the SEC a registration statement on Form S-1, including exhibits, schedules and amendments. This prospectus is a part of the registration statement and includes all of the information which we believe is material to an investor considering whether to make an investment in our common stock. We refer you to the registration statement for additional information about Powerize.com, our common stock and this offering, including the full texts of the exhibits, some of which have been summarized in this prospectus. After this offering, we will be subject to the informational requirements of the Securities Exchange Act. We will be required to file annual and quarterly reports, proxy statements and other information with the SEC.

  You can inspect and copy our registration statement, reports and other information at the SEC Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site that contains our registration statement, reports and other information. The address of the SEC Internet site is "http://www.sec.gov."

  We intend to furnish our stockholders with annual reports containing financial statements audited by our independent accountants, and make available to our stockholders quarterly reports for the first three quarters of each year containing unaudited interim financial information. You will be able to obtain copies of our annual and quarterly reports and proxy statements from our Web site at www.powerize.com.

                         INDEX TO FINANCIAL STATEMENTS

Report of Independent Accountants.........................................  F-2
Balance Sheets as of December 31, 1997 and 1998 and for the six months ended June 30, 1999 (unaudited)..........................................  F-3
Statements of Operations for the period from March 17, 1997 (date of inception) to December 31, 1997, for the year ended December 31, 1998 and for the six months ended June 30, 1998 and 1999 (unaudited)..............  F-4
Statements of Changes in Stockholders' Equity (Deficit) for the period from March 17, 1997 (date of inception) to December 31, 1997, for the year ended December 31, 1998 and for the six months ended June 30, 1999
 (unaudited)..............................................................  F-5
Statements of Cash Flows for the period from March 17, 1997 (date of inception) to December 31, 1997, for the year ended December 31, 1998 and for the six months ended June 30, 1998 and 1999 (unaudited)..............  F-6
Notes to Financial Statements.............................................  F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Powerize.com, Inc.

  In our opinion, the accompanying balance sheets and the related statements of operations, of changes in stockholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of Powerize.com, Inc. at December 31, 1997 and 1998, and the results of its operations and its cash flows for the period from March 17, 1997 (date of inception) to December 31, 1997 and for the year ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/  PricewaterhouseCoopers LLP

McLean, Virginia

June 2, 1999, except for
the thirteenth paragraph
of Note 14 which is as of
June 30, 1999 and the
second paragraph of Note 1
which is as of July 26,
1999

                               POWERIZE.COM, INC.

                                 BALANCE SHEETS

                               ----------------

                                                December 31,
                                            ----------------------   June 30,
                                              1997        1998         1999
                                            ---------  -----------  -----------
                                                                    (unaudited)
                  ASSETS
Current assets:
  Cash....................................  $  78,534  $    57,609  $ 6,774,000
  Accounts receivable, net of allowances
   of $0, $0 and $15,000..................        --       417,094      364,548
  Prepaid expenses and other current
   assets.................................     21,350       20,039    1,126,626
                                            ---------  -----------  -----------
    Total current assets..................     99,884      494,742    8,265,174
  Property and equipment, net.............     61,772      232,608      307,645
  Prepaid license fees, net...............     36,724      757,224      591,292
  Other assets............................        428       54,953      728,559
                                            ---------  -----------  -----------
    Total assets..........................  $ 198,808  $ 1,539,527  $ 9,892,670
                                            =========  ===========  ===========
LIABILITIES AND STOCKHOLDERS' EQUITY (DEF-
                   ICIT)
Current liabilities:
  Line of credit..........................  $     --   $    24,560  $    21,313
  Note payable--related party.............        --       185,252          --
  Accounts payable........................     89,369      493,400    1,513,816
  Accrued expenses........................     72,120      139,850      128,267
  Accrued compensation....................        --       132,439      150,028
  Deferred revenue........................        --       696,363      642,810
                                            ---------  -----------  -----------
    Total current liabilities.............    161,489    1,671,864    2,456,234
  Note payable............................     50,000       50,000          --
  Convertible promissory note--related
   party..................................        --       750,000          --
                                            ---------  -----------  -----------
    Total liabilities.....................    211,489    2,471,864    2,456,234
                                            ---------  -----------  -----------
Commitments and contingencies
Stockholders' equity (deficit):
  Preferred stock; $0.0001 par value,
   15,000,000 shares authorized, no shares
   issued and outstanding.................        --           --           --
  Common stock; $0.0001 par value,
   50,000,000 shares authorized,
   2,437,500, 3,254,833 and 6,235,370
   (unaudited) shares issued and
   outstanding, respectively..............        244          326          624
  Additional paid-in capital..............    545,506    3,133,522   15,950,474
  Deferred compensation...................        --      (273,261)  (1,535,235)
  Accumulated deficit.....................   (558,431)  (3,792,924)  (6,979,427)
                                            ---------  -----------  -----------
    Total stockholders' equity (deficit)..    (12,681)    (932,337)   7,436,436
                                            ---------  -----------  -----------
    Total liabilities and stockholders'
     equity (deficit).....................  $ 198,808  $ 1,539,527  $ 9,892,670
                                            =========  ===========  ===========

   The accompanying notes are an integral part of these financial statements.

                               POWERIZE.COM, INC.

                            STATEMENTS OF OPERATIONS

                             ---------------------

                                                                      Six Months Ended
                              March 17, 1997                              June 30,
                          (date of inception) to    Year Ended     ------------------------
                            December 31, 1997    December 31, 1998    1998         1999
                          ---------------------- ----------------- -----------  -----------
                                                                         (unaudited)
Revenue:
  Subscription
   royalties............        $      --          $    308,340    $    11,155  $   538,034
  Consulting and other..            24,458               22,320            --       120,760
                                ----------         ------------    -----------  -----------
    Total revenue.......            24,458              330,660         11,155      658,794
                                ----------         ------------    -----------  -----------
Cost of revenue:
  Subscription
   royalties............               --               515,913         99,424      407,929
  Consulting and other
   .....................             2,868                4,306            --       103,600
                                ----------         ------------    -----------  -----------
    Total cost of
     revenue............             2,868              520,219         99,424      511,529
                                ----------         ------------    -----------  -----------
Gross profit (loss).....            21,590             (189,559)       (88,269)     147,265
                                ----------         ------------    -----------  -----------
Operating expenses:
  Sales and marketing...           132,953              919,094        269,144      951,250
  Product development...           352,621            1,654,859        522,712    1,398,912
  General and
   administrative.......            88,580              439,703        149,548      989,909
                                ----------         ------------    -----------  -----------
    Total operating
     expenses...........           574,154            3,013,656        941,404    3,340,071
                                ----------         ------------    -----------  -----------
Operating loss..........          (552,564)          (3,203,215)    (1,029,673)  (3,192,806)
Interest income
 (expense), net.........            (5,867)             (31,278)        (6,736)       6,303
                                ----------         ------------    -----------  -----------
Net loss................        $ (558,431)        $ (3,234,493)   $(1,036,409) $(3,186,503)
                                ==========         ============    ===========  ===========
Basic and diluted net
 loss per common share..        $    (0.39)        $      (1.36)   $     (0.50) $     (0.82)
                                ==========         ============    ===========  ===========
Weighted average number
 of common shares
 outstanding............         1,420,773            2,382,801      2,063,077    3,891,145
                                ==========         ============    ===========  ===========


   The accompanying notes are an integral part of these financial statements.

                               POWERIZE.COM, INC.

          STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)

  For The Period From March 17, 1997 (date of inception) to December 31, 1997, the Year Ended December 31, 1998 and the Six Months Ended June 30, 1999
                                (unaudited)

                             ---------------------

                            Common Stock    Additional    Deferred      Accumu-    Treasury Stock
                          -----------------   Paid-in      Compen-       lated     ----------------
                           Shares    Amount   Capital      sation       Deficit     Shares   Amount    Total
                          ---------  ------ -----------  -----------  -----------  --------  ------  ----------
Balance March 17, 1997
 (date of inception)....        --    $--      $    --   $       --   $       --        --   $ --    $      --
Issuance of common stock
 to founders............  2,437,500    244      545,506          --           --        --     --       545,750
Net loss................        --     --           --           --      (558,431)      --     --      (558,431)
                          ---------   ----  -----------  -----------  -----------  --------  -----   ----------
Balance at December 31,
 1997...................  2,437,500    244      545,506          --      (558,431)      --     --       (12,681)
Issuance of common stock
 at $2.50...............    779,000     78    1,947,422          --           --        --     --     1,947,500
Issuance of common stock
 at $3.00...............     85,833      9      257,489          --           --        --     --       257,498
Purchase of common
 stock..................        --     --           --           --           --     47,500   (950)        (950)
Retirement of treasury
 stock..................    (47,500)    (5)        (945)         --           --    (47,500)   950          --
Deferred compensation on
 employee stock
 options................        --     --       384,050     (384,050)         --        --     --           --
Amortization of deferred
 compensation on
 employee stock
 options................        --     --           --       110,789          --        --     --       110,789
Net loss................        --     --           --           --    (3,234,493)      --     --    (3,234,493)
                          ---------   ----  -----------  -----------  -----------  --------  -----   ----------
Balance at December 31,
 1998...................  3,254,833    326    3,133,522     (273,261)  (3,792,924)      --     --      (932,337)
Issuance of common stock
 at $3.00, net
 (unaudited)............    358,779     36    1,056,946          --           --        --     --     1,056,982
Issuance of common stock
 at $3.50, net
 (unaudited)............  1,552,854    154    5,022,599          --           --        --     --     5,022,753
Issuance of common stock
 at $5.00, net
 (unaudited)............    728,000     73    3,499,920          --           --        --     --     3,499,993
Exercise of stock
 options (unaudited)....     25,694      3        2,089          --           --        --     --         2,092
Issuance of common stock
 in exchange for
 services...............     48,543      5      210,252          --           --        --     --       210,257
Conversion of note
 payable to common stock
 (unaudited)............     16,667      2       49,998          --           --        --     --        50,000
Conversion of note
 payable-related party
 to common stock
 (unaudited)............    250,000     25      787,490          --           --        --     --       787,515
Deferred compensation on
 employee stock options
 (unaudited)............        --     --     1,586,670   (1,586,670)         --        --     --           --
Amortization of deferred
 compensation on
 employee stock options
 (unaudited)............        --     --           --       324,696          --        --     --       324,696
Fair value of warrants
 issued to non-employees
 (unaudited)............        --     --       600,988          --           --        --     --       600,988
Net loss (unaudited)....        --     --           --           --    (3,186,503)      --     --    (3,186,503)
                          ---------   ----  -----------  -----------  -----------  --------  -----   ----------
Balance at June 30, 1999
 (unaudited)............  6,235,370   $624  $15,950,474  $(1,535,235) $(6,979,427)      --   $ --    $7,436,436
                          =========   ====  ===========  ===========  ===========  ========  =====   ==========


   The accompanying notes are an integral part of these financial statements.

                               POWERIZE.COM, INC.
                            STATEMENTS OF CASH FLOWS

                             ---------------------

                                                                              Six Months
                                   March 17, 1997                           Ended June 30,
                               (date of inception) to    Year Ended     ------------------------
                                 December 31, 1997    December 31, 1998    1998         1999
                               ---------------------- ----------------- -----------  -----------
                                                                              (unaudited)
Cash flows from operating ac-
 tivities:
  Net loss...................        $ (558,431)        $ (3,234,493)   $(1,036,409) $(3,186,503)
  Adjustments to reconcile
   net loss to net cash used
   in operating activities:
  Bad debt expense...........               --                   --             --        15,000
  Depreciation and
   amortization..............            16,109              273,098         75,425      233,214
  Amortization of deferred
   compensation on employee
   stock options.............               --               110,789         46,781      324,696
  Expense related to fair
   value of warrants issued
   to non-employees..........               --                   --             --       153,029
  Issuance of common stock in
   exchange for services.....               --                   --             --       210,257
  Changes in assets and
   liabilities:
   Accounts receivable.......               --              (417,094)      (196,683)      37,546
   Prepaid expenses and other
    assets...................           (21,778)             (53,214)       (50,544)  (1,332,234)
   Prepaid license fees......           (41,968)            (926,139)      (826,140)         --
   Accounts payable..........            89,369              404,031         91,731    1,020,416
   Accrued expenses..........            72,120               92,982        (37,126)       3,057
   Accrued compensation......               --               132,439         25,693       17,589
   Deferred revenue..........               --               696,363        185,528      (53,553)
                                     ----------         ------------    -----------  -----------
     Net cash used in
      operating activities...          (444,579)          (2,921,238)    (1,721,744)  (2,557,486)
                                     ----------         ------------    -----------  -----------
Cash flows from investing ac-
 tivities:
  Purchase of property and
   equipment.................           (72,637)            (238,295)      (162,192)    (142,319)
                                     ----------         ------------    -----------  -----------
     Net cash used in
      investing activities...           (72,637)            (238,295)      (162,192)    (142,319)
                                     ----------         ------------    -----------  -----------
Cash flows from financing ac-
 tivities:
  Proceeds from the issuance
   of common stock...........           545,750            2,204,998      1,947,500    9,931,968
  Costs incurred in
   connection with the
   issuance of common stock..               --                   --             --      (352,240)
  Proceeds from the exercise
   of stock option...........               --                   --             --         2,092
  Proceeds from note
   payable...................            50,000                  --             --           --
  Proceeds from note payable-
   related party.............               --               910,000        155,136          --
  Repayment of note payable-
   related party.............               --                   --             --      (162,377)
  Repurchase of common
   shares....................               --                  (950)         (950)          --
  Net borrowings (repayments)
   under line of credit
   agreement.................               --                24,560            --        (3,247)
                                     ----------         ------------    -----------  -----------
     Net cash provided by
      financing activities...           595,750            3,138,608      2,101,686    9,416,196
                                     ----------         ------------    -----------  -----------
Net increase (decrease) in
 cash........................            78,534              (20,925)       217,750    6,716,391
Cash at beginning of period..               --                78,534         78,534       57,609
                                     ==========         ============    ===========  ===========
Cash at end of period........        $   78,534         $     57,609    $   296,284  $ 6,774,000
                                     ==========         ============    ===========  ===========

   The accompanying notes are an integral part of these financial statements.

                               POWERIZE.COM, INC.

                         NOTES TO FINANCIAL STATEMENTS

                             ---------------------

1. Business

 The Company

  Powerize.com, Inc., formerly KnowledgeLink L.L.C., (the "Company") was founded in Delaware as a limited liability corporation on January 3, 1997, commenced operations on March 17, 1997 and was converted to a C-corporation in Delaware on January 1, 1998. Each existing LLC member unit held at the time of the reorganization was converted to one share of the Company's common stock. For presentation purposes, all LLC member units are presented as common stock for the period from March 17, 1997 (date of inception) to December 31, 1997.

  In July 1999, the Board of Directors and the stockholders approved a one-for-two reverse split of the Company's common stock. All share and per share amounts in the financial statements have been adjusted to give retroactive effect to this reverse stock split.

  The Company is an Internet aggregator and distributor of business and financial information. It offers "one-stop shopping" using directed search and advanced filtering technology to provide users concise, relevant and organized search results according to user-selected criteria. The Company offers free access to a large portion of its content collection, most of which has traditionally only been available for a fee.

  The Company's operations are subject to certain risks and uncertainties including, among others, actual and potential competition by entities with greater financial resources; rapid technological changes; the success of the Company's product marketing and product distribution strategies; the need to manage growth; the need to retain key personnel and protect intellectual property; and the availability of additional capital financing on terms acceptable to the Company.

  As of December 31, 1998 the Company had $57,609 in cash and had incurred cumulative losses of $3,792,924 from March 17, 1997 (date of inception) to December 31, 1998. The Company expects to incur significant operating expenses to expand and enhance its content collection, increase its marketing efforts and implement its business plan. In addition, subsequent to December 31, 1998, the Company received net cash proceeds of $9,579,728 from equity financings with third parties (see Note 14).

  During 1999, the Company plans to complete an initial public offering (the "IPO") in connection with obtaining additional equity financing and to use such financing to fund the expansion of its business. Should the equity financing either be delayed or not occur, management has developed a contingent operating plan which, if ultimately necessary, management believes could involve scaling back its investments from levels presently budgeted for during 1999. In management's view, were such contingency actions required and, therefore, pursued, the Company would have sufficient liquidity to continue in business at least through June 2000. There can be no assurance, however, that such contingency actions would be successful.

2. Summary of Significant Accounting Policies

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

 Revenue Recognition

  The Company has royalty-based relationships with a number of content providers to sell subscriptions to electronic publications to third parties. Royalties are generally billed on an annual basis and royalty revenue

                               POWERIZE.COM, INC.

                             ---------------------

from subscription sales is recognized ratably over the subscription period which is generally 12 months. Customers are frequently given a 30-60 day trial period where there is no charge for the use of the subscription. The trial period is individually determined based on the content provider. Subsequent to the expiration of the trial period and once the customer has accepted the subscription, revenue is recognized based on the number of days the subscription is outstanding for the month and the remaining amount is deferred and recognized ratably over the remaining period of the subscription.

  The Company provides software consulting related to the Powerize.com Intranet services. Services are billed based on rates and actual hours incurred. Revenue is recognized as services are performed.

 Product Development Costs

  Product development costs are included in research and development and are expensed as incurred. Statement of Financial Accounting Standards (SFAS) No. 86, Accounting for the Cost of Computer Software to be Sold, Leased or Otherwise Marketed, requires the capitalization of certain software development costs once technological feasibility is established, which the Company generally defines as completion of a working model. Capitalization ceases when the products are available for general release to customers, at which time amortization of the capitalized costs begins on a straight-line basis over the estimated product life, or on the ratio of current revenue to total projected product revenue, whichever is greater. To date, the period between achieving technological feasibility and the general availability of such software has been short, and software development costs qualifying for capitalization have been insignificant. Accordingly, the Company has not capitalized any software development costs.

 Advertising Costs

  Advertising costs are expensed as incurred. There were no advertising costs incurred during the periods presented.

 Property and Equipment

  Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the respective assets, generally 3-5 years. Upon retirement or disposition of property and equipment, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in operations. Expenditures for normal repairs and maintenance are charged to operations as incurred.

 Other Non-Current Assets

  Other non-current assets consist primarily of deferred charges related to costs incurred in connection with the Company's pending IPO and the unamortized value ascribed to certain warrants to purchase shares of the Company's common stock issued to non-employee Company advisors and to a strategic partner subsequent to December 31, 1998. The value of such warrants is being amortized over the three-year performance period of the related agreements (see Note 14). The deferred costs related to the IPO will be offset against the proceeds of the offering upon the completion of the IPO.

 Income Taxes

  Income taxes are accounted for utilizing the liability method. Deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported

                               POWERIZE.COM, INC.

                             ---------------------

amounts of assets and liabilities and their tax basis. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. The Company has provided a full valuation allowance against its net deferred tax assets as of December 31, 1998. The Company had no deferred tax assets as of December 31, 1997.

 Net Loss Per Share

  Basic earnings per share is computed based on the weighted average number of outstanding shares of common stock. Diluted earnings per share adjusts the weighted average for the potential dilution that could occur if stock options or warrants or convertible securities were exercised or converted into common stock. Diluted earnings per share is the same as basic earnings per share for all periods presented because the effects of such items were anti-dilutive given the Company's losses. The Company has excluded 801,385, 472,213 and 311,379 (unaudited) shares of non-vested restricted stock issued to the original founders from the earnings per share calculation for the period from March 17, 1997 (date of inception) to December 31, 1997, the year ended December 31, 1998 and the six months ended June 30, 1999, respectively.

 Concentration of Credit Risk

  Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of cash and accounts receivable. Management believes that the Company's current practice limits the Company's exposure to concentration of credit risk. The Company generates revenue primarily from large multinational companies. In 1998, two customers individually comprised over 10% of total revenue and accounts receivable. Revenue from these customers comprised approximately 53% and 25%, respectively, of total revenue for the year ended December 31, 1998. As of December 31, 1998 these customers accounted for 30% and 35%, respectively, of total accounts receivable. For the six months ended June 30, 1999, revenue from two customers comprised approximately 25% and 50% (unaudited), respectively, of total revenue. As of June 30, 1999, three customers accounted for 51%, 15%, and 14% (unaudited), respectively, of total accounts receivable. The Company has not experienced any significant difficulties with the collection of the accounts receivable.

 Fair Value Information

  The carrying amount of current assets and current liabilities approximates fair value because of the short maturity of these instruments.

 Impairment of Long-lived Assets

  The Company periodically evaluates the recoverability of its long-lived assets. This evaluation consists of a comparison of the carrying value of the assets with the assets' expected future cash flows, undiscounted and without interest costs. Estimates of expected future cash flows represent management's best estimate based on reasonable and supportable assumptions and projections. If the expected future cash flow, undiscounted and without interest charges, exceeds the carrying value of the asset, no impairment is recognized. Impairment losses are measured as the difference between the carrying value of long-lived assets and their fair value, based on discounted future cash flows of the related assets.

                               POWERIZE.COM, INC.

                             ---------------------

 Stock-based Compensation
  The Company measures compensation expense for its employee stock-based compensation using the intrinsic value method and provides pro forma disclosures of net loss as if the fair value method had been applied in measuring compensation expense. Under the intrinsic value method of accounting for stock-based compensation, when the exercise price of options granted to employees is less than the fair value of the underlying stock on the date of grant, compensation expense is recognized over the applicable vesting period.

 Segment Reporting

  The Company operates as a single segment and will evaluate additional segment disclosure requirements as it expands its operations.

 Recent Accounting Pronouncements

  In March 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position ("SOP") 98-1, Accounting for Costs of Computer Software Developed or Obtained for Internal Use. This SOP is effective for fiscal years beginning after December 15, 1998 and requires capitalization of certain costs of computer software developed or obtained for internal use. The adoption of SOP 98-1 did not have a material impact on the Company's unaudited results of operations or financial condition for the six months ended June 30, 1999.

  In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS 133 is effective for fiscal years beginning after June 15, 1999 (January 1, 2000 for the Company). Currently, the Company does not utilize derivative instruments, therefore the adoption of SFAS 133 is not expected to have significant effect on the Company's results of operations or its financial position.

  In December 1998, the AICPA issued SOP 98-9 "Modification of SOP 97-2, with Respect to Certain Transactions." SOP 98-9 modifies SOP 97-2 by requiring revenue to be recognized on software sales using the "residual method" if certain conditions are met. SOP 98-9 will be effective for the Company's financial statements for the year ending December 31, 2000.

 Interim Results (Unaudited)

  The accompanying balance sheet at June 30, 1999, the statements of operations and of cash flows for the six months ended June 30, 1998 and 1999 and the statement of changes in stockholders' equity (deficit) for the six months ended June 30, 1999 are unaudited. In the opinion of management, these statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting of only normal recurring adjustments, necessary for the fair presentation of the results of the interim periods. The data disclosed in the Notes to Financial Statements for these periods is unaudited. The results of operations for such periods are not necessarily indicative of the results expected for the full fiscal year or for any future period.

3. Prepaid Expenses and Other Current Assets

  Prepaid expenses and other current assets consisted of the following:

                                                      December 31,
                                                     ---------------  June 30,
                                                      1997    1998      1999
                                                     ------- ------- -----------
                                                                     (unaudited)
   Prepaid content royalties........................ $   --  $   --    $850,000
   Other............................................  21,350  20,039    276,626
                                                     ------- ------- ----------
                                                     $21,350 $20,039 $1,126,626
                                                     ======= ======= ==========

                               POWERIZE.COM, INC.

                               ----------------

  Prepaid content royalties represent amounts paid in connection with certain agreements entered into subsequent to December 31, 1998 to provide the Company with additional content for use through its Web site. The payments reflect non-refundable amounts that enable users of the Company's Web site to access the content from these relationships through July 2000. The amounts will be amortized to expense on a straight line basis over the term of the related agreements.

4. Prepaid License Fees

  In April 1998, the Company entered into a license agreement with IBM Corporation for a worldwide, perpetual, nonexclusive license to use and/or modify the source code relating to an online publication delivery service and a premium content search service. In addition, certain agreements between IBM and third-party content providers were assigned to the Company. The total purchase price paid by the Company for the license and certain related assets was $1,100,000. The assets, consisting of accounts receivable and fixed assets, were reflected at cost, which approximated fair value. The amount assigned to the license of $816,000 has been recorded as a prepaid license fee and is being amortized on a straight-line basis over the expected useful life of 36 months. The Company and a third party also entered into a hosting agreement whereby the Company's customers will have access to the Web servers and other equipment and service to provide connectivity and access to the Internet (see Note 12).

  Amortization of prepaid license fees was approximately $5,000, $206,000, $53,000 (unaudited) and $166,000 (unaudited) for the period from March 17, 1997 (date of inception) to December 31, 1997, for the year ended December 31, 1998 and for the six months ended June 30, 1998 and 1999, respectively.

5. Property and Equipment

  Property and equipment consisted of the following:

                                                   December 31,
                                                -------------------   June 30,
                                                  1997      1998        1999
                                                --------  ---------  -----------
                                                                     (unaudited)
   Computer equipment and software............. $ 60,447  $ 237,856   $ 354,918
   Office furniture and equipment..............   12,190     69,076      94,333
   Leasehold improvements......................      --       4,000       4,000
                                                --------  ---------   ---------
                                                  72,637    310,932     453,251
   Less accumulated depreciation...............  (10,865)   (78,324)   (145,606)
                                                --------  ---------   ---------
                                                $ 61,772  $ 232,608   $ 307,645
                                                ========  =========   =========

  Depreciation expense was approximately $11,000, and $67,000 for the period from March 17, 1997 (date of inception) to December 31, 1997 and for the year ended December 31, 1998, respectively, and $22,000 (unaudited) and $67,000 (unaudited) for the six months ended June 30, 1998 and 1999, respectively.

6. Line of Credit and Note Payable

  During 1998, the Company entered into a line of credit with a financial institution which enables the Company to finance unpaid credit card balances over six equal monthly installments. The line of credit provides for borrowings up to $60,000 at an interest rate of 15.9% per annum. As of December 31, 1998 and June 30, 1999, the outstanding balance on the line of credit was $24,560 and $21,313 (unaudited), respectively.

                               POWERIZE.COM, INC.

                             ---------------------

  In June 1997, the Company and the Maryland Department of Business and Economic Development ("DBED") entered into an agreement in which DBED advanced the Company $50,000. This amount was to be repaid based on royalties at percentages of the Company's revenue as defined in the agreement. The maximum amount of royalties due by the Company pursuant to this agreement was to be $150,000. In the first quarter of 1999, the advance was converted into 16,667 (unaudited) shares of common stock (see Note 14) and the existing agreement was cancelled. No royalties were paid under this agreement prior to the conversion.

7. Related Party Transactions

  During 1998, the Company received net advances totaling $910,000 from an officer who is also a director and major stockholder of the company. In December 1998, the Company converted $750,000 of the advances into a Subordinated Convertible Promissory Note (the "Promissory Note"). The Promissory Note bears interest at a rate of 8.5% per annum and is due in eight quarterly installments of principal plus interest commencing on April 1, 1999. After January 1999, the Promissory Note has an optional conversion which gives the related party the right at his sole option, prior to the repayment of principal owed, to convert the outstanding amount into common stock at a conversion price per share of $3.00. If any amount of the principal balance of the Promissory Note is converted into shares of common stock then no interest shall have deemed to have been accrued or payable on such amount. In March 1999, the related party converted the Promissory Note into 250,000 (unaudited) shares of the Company's common stock. The accrued interest related to this Promissory Note was recorded as additional paid-in capital. The current portion of the advances, including accrued interest, were repaid in May 1999.

8. Capitalization

  The original LLC members and the Company entered into a Restricted Equity Agreement (the "Equity Agreement") which shall remain in effect until the earlier of ten years after the effective date or an initial public offering of the Company with proceeds of at least $5 million to the Company. The certificates for the restricted shares issued to each individual under the Equity Agreement are held in escrow by the Company until all shares vest or the individual terminates his employment. Restricted shares vest monthly on a pro rata basis over a three-year service period. At December 31, 1997 and 1998 and June 30, 1999, 801,385, 472,213 and 311,379 (unaudited) restricted shares of common stock, respectively, were not vested. If a member involuntarily or voluntarily terminates his employment, the Company has the option to repurchase the unvested shares at the original issuance price. In addition, the Company has the first right of refusal to purchase the vested restricted stock at fair value.

  In April 1998, the Company issued through a private placement 659,000 shares of common stock at a purchase price of $2.50 per share for aggregate proceeds of $1,647,500.

  In June 1998, the Company and DBED entered into an agreement for the sale of 120,000 shares of common stock at $2.50 per share for aggregate proceeds of $300,000. Under this agreement, DBED has the right to require the Company to repurchase the shares at a price per share equal to the greater of (i) the fair market value per share or (ii) the original purchase price appropriately adjusted for any stock splits, stock dividends, recapitalization and reclassifications, if the Company relocates its principal place of business outside the State of Maryland prior to June 30, 2002. The Company has no intention of relocating outside the State of Maryland prior to June 30, 2002 and, therefore, this amount has been classified within the stockholders' equity (deficit) caption in the accompanying Balance Sheet.

                               POWERIZE.COM, INC.

                             ---------------------

  In November 1998, the Company issued through a second private placement 65,833 shares of common stock at a purchase price of $3.00 per share for aggregate proceeds of $197,498. In addition, the Company sold 20,000 shares of common stock in November 1998 at $3.00 share to third parties for aggregate proceeds of $60,000.

9. Stock-Based Compensation

 Employee Stock Options

  On February 9, 1998 the Company formally adopted the Company's 1998 Stock Incentive Plan (the "Plan"). The Plan is administered by a Committee appointed by the Board of Directors, which has the authority to determine which officers, directors, employees, and consultants are awarded options pursuant to the Plan and to determine the terms and exercise prices of the stock options. Under the Plan, the Company has reserved 500,000 shares of common stock for issuance of qualified and non-qualified options. Subsequent to December 31, 1998 the number of shares reserved was increased to 875,000. At December 31, 1998, options to purchase 473,889 shares were outstanding and 26,111 shares were available for future grants. At June 30, 1999, 831,320 (unaudited) and 43,680 (unaudited) shares were outstanding and available for future grants, respectively.

  Each qualified incentive stock option granted pursuant to the Plan has an exercise price equal to the fair value of the underlying common stock at the date of grant, a ten-year term and typically a three year vesting period. The Board of Directors determined the fair value of the underlying common stock based on sales of the Company's common stock to third party investors. A non-qualified option granted pursuant to the Plan may contain an exercise price that is below the fair value of the common stock at the date of grant. The term of non-qualified options is also ten years. The Company records compensation expense when the estimated fair value of the underlying common stock on the date of grant is in excess of the exercise price of the options. As a result, for certain non-qualified stock option grants, the Company recorded deferred compensation of $384,050 and $1,586,670 (unaudited) during the year ended December 31, 1998 and the six months ended June 30, 1999, respectively. This amount was recorded in stockholders' equity (deficit) and is being amortized as a charge to operations over the vesting period of the related options. For the year ended December 31, 1998 and the six months ended June 30, 1998 and 1999, the Company recognized $110,789, $46,781 (unaudited) and $324,696 (unaudited), respectively, of compensation expense related to these options.

  The following table summarizes the Company's activity for all of its stock option awards:

                                                                       Weighted-
                                                   Number    Range of   Average
                                                     of      Exercise  Exercise
                                                   Options    Prices     Price
                                                   -------  ---------- ---------
   Balance at December 31, 1997...................     --   $      --    $--
     Granted...................................... 501,250  0.02--3.00   1.82
     Exercised....................................     --          --     --
     Canceled..................................... (27,361)       2.50   2.50
                                                   -------  ----------   ----
   Balance at December 31, 1998................... 473,889  0.02--3.00   1.78
     Granted (unaudited).......................... 398,750  0.02--5.00   1.36
     Exercised (unaudited)........................    (694)       3.00   3.00
     Canceled (unaudited)......................... (40,625) 1.00--3.00   2.54
                                                   -------  ----------   ----
   Balance at June 30, 1999 (unaudited)........... 831,320  0.02--5.00   1.54
                                                   =======  ==========   ====

                               POWERIZE.COM, INC.

                             ---------------------

  At December 31, 1998, options to purchase 104,863 shares of the Company's common stock were vested and exercisable at December 31, 1998, at a weighted-average exercise price of $1.52 per share. At June 30, 1999, 181,928 options (unaudited) were vested and exercisable at a weighted average exercise price of $1.66 (unaudited) per share.

  The following table summarizes additional information about stock options outstanding at December 31, 1998:

                       Options Outstanding             Options Exercisable
              ------------------------------------- --------------------------
                          Weighted-
                           Average
  Range of                Remaining    Weighted-                  Weighted-
  Exercise      Number   Contractual    Average       Number       Average
   Prices     of Options    Life     Exercise Price Exercisable Exercise Price
------------  ---------- ----------- -------------- ----------- --------------
   $0.02       110,000    9.1 years      $0.02         28,612       $0.02
   $1.00        57,500    9.0 years      $1.00         19,167       $1.00
$2.00--$3.00   306,389    9.5 years      $2.58         57,084       $2.44
               -------    ---------      -----        -------       -----
               473,889    9.3 years      $1.78        104,863       $1.52
               =======                                =======

  Had compensation expense for the Plan been determined based on the fair value of the related options at the grant dates, consistent with SFAS No. 123, the Company's net loss and net loss per share would have been increased to the pro forma amounts indicated below.

                                                     Year Ended    Six Months
                                                    December 31,      Ended
                                                        1998      June 30, 1999
                                                    ------------  -------------
                                                                   (unaudited)
   Net loss, as reported..........................  $ (3,234,493)  $(3,186,503)
   Pro forma net loss.............................    (3,269,284)   (3,229,158)
   Basic and diluted net loss per common share, as
    reported......................................  $      (1.36)  $     (0.82)
   Basic and diluted net loss per common share,
    pro forma.....................................  $      (1.37)  $     (0.83)

  The fair value of each option was estimated on the date of grant using the Black-Scholes valuation model. The following table shows the assumptions used for the grants that occurred during all periods presented:

   Expected volatility.............................................           0%
   Risk free interest rates........................................ 4.5% to 5.6%
   Dividend yield..................................................        None
   Expected lives..................................................     5 years

  The weighted average fair value per share for stock option grants that were awarded in fiscal year 1998 and for the six months ended June 30, 1999 was $2.60 and $3.42 (unaudited). The weighted average fair value of non-vested stock that was converted from LLC member units at December 31, 1997 was $0.02 for fiscal year 1998.

 Other Stock Options

  In April 1997, the Company entered into an agreement with the University of Maryland relative to a lease of certain space in connection with a technology advancement program established by the university. Pursuant to this arrangement, the Company granted options to purchase 25,000 shares of the Company's common stock to the University of Maryland. No expense was recorded relative to this option grant since the Company was in the earliest phases of development and such options were not believed to have value. Subsequent to December 31, 1998, these options were exercised by the university.

                               POWERIZE.COM, INC.

                             ---------------------

10. 401(k) Plan

  Effective January 1, 1998, the Company adopted the Powerize.com, Inc. 401(k) Plan (the "401(k) Plan") that qualifies as a deferred salary arrangement under
Section 401 of the Internal Revenue Code. Under the 401(k) Plan, participating employees may defer a portion of their pretax earnings not to exceed 15% of their total compensation or $10,000. The Company, at its discretion, may make matching contributions for the benefit of eligible employees and/or make additional "profit sharing" contributions to the Plan. To date the Company has not made any contributions to the 401(k) Plan.

11. Income Taxes

  As the Company incurred pretax losses for the years presented herein, there are no income taxes provided in the accompanying statements of operations. At December 31, 1998, the Company had net operating loss carryforwards ("NOLs") of approximately $2,826,000 that expire in 2013. The realization of the benefits of the NOLs is dependent on sufficient taxable income in future years. Lack of future earnings, a change in the ownership of the Company, or the application of the alternative minimum tax rules could adversely affect the Company's ability to utilize the NOLs. The Company had no temporary differences as of December 31, 1997 based on its limited operating activity during the period from March 17, 1997 (date of inception) to December 31, 1997. The Company's net deferred tax assets at December 31, 1998 were as follows:

   Net operating loss carryforwards................................ $ 1,087,354
   Accrued expense.................................................      32,708
   Deferred compensation--stock....................................      32,708
   Depreciation....................................................      46,086
                                                                    -----------
                                                                      1,198,856
                                                                    -----------
   Valuation allowance.............................................  (1,198,856)
                                                                    -----------
   Net deferred tax asset.......................................... $       --
                                                                    ===========

  Though management believes that future taxable income of the Company may be sufficient to utilize a substantial amount of the benefits of the Company's net operating loss carryforwards and to realize its deferred tax assets, a valuation allowance has been recorded to completely offset the carrying value of the deferred tax assets due to the Company's lack of prior earnings and the size of the accumulated deficit.

12. Commitments

 Lease Commitments

  The Company conducts its operations using leased office facilities. The leases terminate at various dates through fiscal year 2000. Future minimum rental payments under non-cancelable operating leases as of December 31, 1998 are as follows:

                                                                    Year Ending
                                                                    December 31,
                                                                    ------------
   1999............................................................  $ 263,143
   2000............................................................    205,250
                                                                     ---------
                                                                     $ 468,393
                                                                     =========

                               POWERIZE.COM, INC.

                             ---------------------

  Rent expense for the period from March 17, 1997 (date of inception) to December 31, 1997 and for the year ended December 31, 1998 was approximately $4,000 and $58,000, respectively, and for the six months ended June 30, 1998 and 1999 was approximately $31,000 (unaudited) and $128,000 (unaudited), respectively.

 Other Commitments

  In conjunction with the transaction with IBM (see Note 4), the Company entered into an agreement with a third party under which the Company must pay a minimum monthly basic usage charge for the utilization of the third party's Internet hosting services. Future minimum payments under this non-cancelable agreement as of December 31, 1998 are as follows:

                                                                     Year Ending
                                                                      December
                                                                         31,
                                                                     -----------
   1999............................................................. $   475,600
   2000.............................................................     475,600
   2001.............................................................     320,400
                                                                     -----------
                                                                     $ 1,271,600
                                                                     ===========

  There was no hosting expense for the period from March 17, 1997 (date of inception) to December 31, 1997, $240,200 for the year ended December 31, 1998, $50,000 (unaudited) for the six months ended June 30, 1998 and $239,000 (unaudited) for the six months ended June 30, 1999.

13. Supplemental Disclosure of Cash Flow Information

                                                                       Six Months Ended
                                 March 17, 1997                            June 30,
                             (Date of inception) to    Year Ended     -------------------
                               December 31, 1997    December 31, 1998   1998      1999
                             ---------------------- ----------------- -------- ----------
                                                                          (unaudited)
   Cash paid for:
   Interest................          $1,933             $  2,296      $  1,711 $    6,662
                                     ======             ========      ======== ==========
   Non-cash investing and
    financing activities:
     Conversion of notes
      payable to common
      stock................          $  --              $    --       $    --  $  837,515
                                     ======             ========      ======== ==========
     Accrued interest
      converted to notes
      payable..............          $  --              $ 25,252      $  5,138 $   14,640
                                     ======             ========      ======== ==========
     Deferred compensation
      on employee stock
      options..............          $  --              $384,050      $384,050 $1,586,670
                                     ======             ========      ======== ==========
     Fair value of warrants
      issued to non-
      employees............          $  --              $    --       $    --  $  600,988
     Less: expense related
      to fair value of
      warrants issued to
      non-employees........             --                   --            --    (153,029)
                                     ------             --------      -------- ----------
                                     $  --              $    --       $    --  $  447,959
                                     ======             ========      ======== ==========

                               POWERIZE.COM, INC.

                             ---------------------

14. Subsequent Events

  During the six months ended June 30, 1999, the Company completed its second private placement, issuing an additional 258,200 shares of common stock at a purchase price of $3.00 per share for aggregate gross proceeds of $774,599 and issued 30,512 shares of common stock to employees for aggregate gross proceeds of $82,385.

  In February 1999, DBED purchased an additional 66,667 shares of the Company's common stock at $3.00 per share. The Company received cash proceeds of $200,000 in connection with the issuance of these shares. In addition, the $50,000 note payable issued by the Company in 1997 (see Note 6) was converted into 16,667 shares of common stock.

  During the six months ended June 30, 1999, the Company issued warrants to purchase 76,250 shares of common stock to five advisors for past and future services. The aggregate fair value of these warrants of $171,900 was determined using the Black-Scholes valuation model. The Company recorded $135,300 in expense for the six months ended June 30, 1999 and the remaining $36,600 will be amortized over the remaining service period, which is twelve months from the date of issuance.

  On March 30, 1999, the Company granted options to purchase 247,500 shares of common stock to certain employees with an exercise price of $0.02 per share. The stock option grants are subject to certain performance objectives which must be achieved in 1999 or the stock option grants will be terminated. Once the performance objectives are achieved, the stock options generally vest over a two to three year period. During the six months ended June 30, 1999, management determined that the likelihood of achievement of the performance criteria underlying 150,000 of these options was probable. As a result, the Company recorded deferred compensation of $1,512,000 (unaudited) based on the difference between the $0.02 exercise price and $10.00 per share, which represents the fair market value of the Company's common stock on June 30, 1999 as determined by its Board of Directors. The Company amortized $252,000 (unaudited) of this amount to compensation expense for the six months ended June 30, 1999.


  In May 1999, the Company issued, through a third private placement, 1,107,140 shares of common stock at a purchase price of $3.50 per share for aggregate gross proceeds of $3,875,000. The gross proceeds were offset by commissions of $341,000 paid to the investment banking firm responsible for placing these shares and $11,240 in legal and other costs associated with the offering.

  In May 1999, the Company issued 428,571 shares of common stock at a price of $3.50 per share and 700,000 shares of common stock at a price of $5.00 per share to a third party for aggregate gross proceeds of $5,000,000. If the Company fails to complete an initial public offering by March 31, 2000 at a price per share of at least $5.00 and an aggregate offering amount of not less than $5,000,000 or does not complete an initial public offering by April 30, 2000 of shares which, in any consecutive 10 day trading period up to April 30, 2000 reach an average closing price per share of at least $5.00 per share, then the Company will issue the third party an additional 300,000 shares of common stock.

  In connection with the issuances of common stock through private placements during the six months ended June 30, 1999, the Company issued 48,543 shares of common stock to the investment banking firm and 48,543 shares of common stock to a third party, representing a finders fee related to this investment. The value of the common stock issued to the investment banking firm was recorded as a reduction of the related proceeds. The value of the common stock issued to the third party as a finders fee was recorded as a period cost with a corresponding increase to common stock and paid-in capital in the second quarter of 1999. The Company also issued warrants to purchase 193,549 shares of the Company's common stock to the investment banking firm. The aggregate fair value of these warrants of $696,800 was determined using the Black-Scholes valuation model. The value of these warrants was recorded as a reduction of the related proceeds.

                               POWERIZE.COM, INC.

                             ---------------------

  In May 1999, the Company issued to three of its non-employee directors warrants to purchase 5,000 shares each of the Company's common stock at an exercise price of $0.02 per share. These warrants vest over a one year period. The Company recorded deferred compensation based on the difference between the exercise price and $5.00 per share which represents the fair value of the Company's common stock at the date of grant as determined by the Board of Directors. The Company amortized $9,300 (unaudited) of this amount to compensation expense for the six months ended June 30, 1999.

  In May 1999, the Company entered into strategic relationships with Inktomi Corporation ("Inktomi"), Bell and Howell Information and Learning Company ("Bell and Howell") and Lotus Development Corporation ("Lotus"). Additionally, on June 30, 1999 the Company entered into a strategic relationship with Netscape Communications Corporation ("Netscape").

  Inktomi provides its search technology and indexing capability for the content available on the Company's Web site as well as certain marketing services through the inclusion of the Company's logo on all documents distributed by Inktomi to its customers. Additionally, Inktomi markets the Company's research option to its customers and encourages its customers to become users of the Company's content. The agreements with Inktomi set forth minimum annual fees for each of these services, payable on a quarterly basis, over the three year term of the agreements. The agreements with Inktomi establish royalties to be paid based upon future revenues generated by the Company. Royalties will be determined based on revenues derived from users' access to the content contained in the Company's content collection or from Web pages originated by the Company. Further, the Company will be required to pay certain service fees for the use of Inktomi's search technology on a per-query basis. The agreements also provide that Inktomi's subscribers will have access to the Company's content collection. The agreements provide that Inktomi will pay the Company an annual fee payable in quarterly installments over the term of the agreements as well as royalties based on the number of searches that Inktomi's subscribers make relative to the Company's available content. In connection with the Inktomi agreements, the Company issued Inktomi a warrant to purchase 233,200 shares of common stock at an exercise price of $3.50 per share. One half, or 116,600 shares, of the common stock underlying the warrant are non-forfeitable and were exercisable immediately upon execution of the agreements. The other half, or 116,600 shares, of the common stock underlying the warrant vest upon the achievement of certain performance criteria, as defined in the agreements. The fair value of $429,000 attributable to the portion of the warrant that vests upon the execution of the agreements was determined using the Black-Scholes valuation model. This fair value will be amortized to expense over the three year term of the agreements. No value has been ascribed to the portion of the warrant that vests upon the achievement of certain performance criteria because such criteria have not been achieved.

  Under its agreements with the Company, Bell and Howell will provide the Company with content from business journals and newspapers. The term of the Bell & Howell agreement is for one year and expires on July 1, 2000. However, the Company can terminate this agreement if it does not receive $17 million in financing from the date of the agreement through October 31, 1999. In addition, if the Company completes an initial public offering, then a warrant to purchase that number of shares of the Company's common stock equal to $1.25 million at the initial public offering price per share will be issued to Bell & Howell. This warrant will be exercisable, at the initial public offering price per share, for one year following such initial public offering. No value has been ascribed to this warrant in the financial statements as the event giving rise to the issuance of the warrant has not yet occurred. Included in accounts payable at June 30, 1999 is $750,000 related to non-refundable royalty pre-payments associated with the content to be provided by Bell and Howell (see
Note 3).

  Under a three year agreement with Lotus, 1) Lotus will embed portions of the Company's technology into its Domino Extended Search version 2.0; 2) the Company will be the primary source of external business

                            POWERIZE.COM, INC.

                             ---------------------

content provided to the Domino Extended Search user base; 3) the Company will receive certain marketing support from Lotus; and 4) Lotus will pay the Company a development fee and a royalty on sales of its Domino Extended Search.

  The Company has contracted with Netscape to provide content and certain services related to accessing their content on a customized basis for use by Netscape Web site users. In return, the Company has received the ability to display, on the Netscape Web site, direct links to the Company's Web site. This potential traffic to the Company's Web site is expected to generate future revenues through advertising and access to the Company's content subscription service offerings. This agreement provides for a minimum amount payable to Netscape on a quarterly basis over the two-year term of the agreement. Additionally, the Company will be required to pay royalties as set forth in the agreement for revenue generated as a result of this relationship. Further, the Company will be entitled to receive certain royalties for revenue generated by Netscape as a result of this relationship.

  The remaining aggregate future minimum payments under the strategic relationships entered into by the Company subsequent to December 31, 1998 to expand its content base and increase traffic to its Web site are as follows:

                                                                    Year ending
                                                                    December 31,
                                                                    ------------
     1999..........................................................  $1,190,000
     2000..........................................................   2,300,000
     2001..........................................................   1,237,000
     2002..........................................................     527,000
                                                                     ----------
       Total.......................................................  $5,254,000
                                                                     ==========

                                      ART

  The inside back cover contains a number of screen shots from Powerize.com's Web site showing the site's advanced search screen and an abstract of a pay-per-view document.

      , 1999

[LOGO OF POWERIZE.COM APPEARS HERE]

                     2,500,000 Shares of Common Stock

                               ----------------

                              P R O S P E C T U S

                               ----------------

Ferris, Baker Watts                                         Ryan, Lee & Company
      Incorporated                                        Incorporated


  We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or the affairs of the Company have not changed since the date hereof.

  Until       , 1999 (25 days after the date of this prospectus), all dealers that effect transactions in these securities may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter in this offering and when selling previously unsold allotments or subscriptions.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

  The following table sets forth the various expenses payable by the Registrant in connection with the sale and distribution of the securities offered hereby, other than underwriting discounts and commissions. All of the amounts shown are estimated except the Securities and Exchange Commission registration fee, the National Association Securities Dealers, Inc. filing fee and the Nasdaq National Market listing fee.

Securities and Exchange Commission registration fee................. $    9,591
National Association of Securities Dealers, Inc. filing fee.........      3,950
Nasdaq National Market listing fee..................................     72,875
Transfer agent's and registrar's fees...............................     10,000
Printing expenses...................................................    100,000
Legal fees and expenses.............................................    150,000
Accounting fees and expenses........................................    200,000
Underwriters' non-accountable expense allowance.....................    825,000
Blue Sky filing fees and expenses...................................      5,000
Miscellaneous expenses..............................................     23,584
                                                                     ----------
    Total........................................................... $1,400,000
                                                                     ==========

Item 14. Indemnification of Officers and Directors

  Section 145 of the Delaware General Corporation Law ("Section 145") permits indemnification of directors, officers, agents and controlling persons of a corporation under certain conditions and subject to certain limitations. The Registrant's Bylaws include provisions to require the Registrant to indemnify its directors and officers to the fullest extent permitted by Section 145, including circumstances in which indemnification is otherwise discretionary.
Section 145 also empowers the Registrant to purchase and maintain insurance that protects its officers, directors, employees and agents against any liabilities incurred in connection with their service in such positions.

  At present, there is no pending litigation or proceeding involving a director or officer of the Registrant as to which indemnification is being sought nor is the Registrant aware of any threatened litigation that may result in claims for indemnification by any officer or director.

  The form of Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement provides for indemnification by the Underwriters of the Registrant and its directors and officers, and by the Registrant of the Underwriters, for certain liabilities arising under the Securities Act.

  The Registrant has entered into an Indemnification Agreement with each director and officer of the Registrant, a form of which is filed as Exhibit
10.7 to this Registration Statement. Pursuant to such agreements, the Registrant will be obligated, to the extent permitted by applicable law, to indemnify such directors and officers against all expenses, judgments, fines and penalties incurred.

Item 15. Recent Sales of Unregistered Securities

  The following information relates to securities issued or sold by the Registrant within the last three years. During that time, the Registrant has issued unregistered securities in the transactions described below. Securities issued in such transactions were offered and sold in reliance upon the exemption from registration under Section 4(2) of the Securities Act, relating to sales by an issuer not involving any public offering, or under Rule 701 under the Securities Act. The sales of securities were made without the use of an underwriter and the certificates evidencing the shares bear a restrictive legend permitting the transfer thereof only upon registration of the shares or an exemption under the Act.

 1. In December 1997, we issued and sold 2,437,500 shares of common stock to a group of investors in exchange for units of limited liability company interest pursuant to an agreement and plan of merger.

 2. In December 1998, we issued and sold a $750,000 note convertible into shares of common stock to one existing stockholder, which was subsequently converted into 250,000 shares of common stock in March 1999.

 3. In April 1998, we issued and sold 659,000 shares of common stock to a group of investors for an aggregate purchase price of $1,647,500 in a private placement.

 4. In June 1998, we issued and sold 120,000 shares of common stock to one investor for an aggregate purchase price of $300,000 in a private placement.

 5. In June 1998, we issued and sold 20,000 shares of common stock to two investors for an aggregate purchase price of $60,000 in a private placement.

 6. Between November 1998 and March 1999, we issued and sold 437,879 shares of common stock to a group of stockholders for an aggregate purchase price of approximately $1,250,000 in a private placement.

 7. In March 1999, we issued warrants exercisable for 76,250 shares of common stock to five advisors.

 8. In May 1999 we issued and sold 1,107,141 shares of common stock to a group of investors for an aggregate purchase price of $3,875,000 in a private placement.

 9. In May 1999 we issued and sold 1,128,571 shares of common stock to one investor for an aggregate purchase price of $5,000,000 in a private placement and 97,086 shares of common stock to two investors as a finder's fee.

10. In March 1999 we issued 25,000 shares of common stock to one stockholder upon exercise of options to purchase common stock for an aggregate exercise price of $10.00.

11. In April 1999 we issued 694 shares of common stock to one of our employees upon exercise of stock options.

12. In May 1999 we issued warrants exercisable for an aggregate of 426,749 shares of common stock.

13. We have from time to time granted stock options to employees. The following table shows information regarding these grants:

                                                    Number of Exercise Price Per
Time Period                                          Shares         Share
-----------                                         --------- ------------------
January 1, 1998 to December 31, 1998...............  501,250     $0.02-$3.00
January 1, 1999 to March 31, 1999..................  355,000     $0.02-$3.00
April 1, 1999 to June 30, 1999.....................   43,750     $3.00-$5.00

Item 16. Exhibits and Financial Statement Schedules

  (a) Exhibits

 Exhibit No.                             Description
 -----------                             -----------
  1.1        Form of Underwriting Agreement

  3.1*       Amended and Restated Certificate of Incorporation

  3.1.1      Certificate of Amendment to Amended and Restated Certificate of
             Incorporation

  3.2        Amended and Restated By-Laws

  4.1* Specimen stock certificate for shares of Common Stock of the Company

  5.1        Opinion of Piper & Marbury L.L.P.

 10.1 Sublease Agreement dated March 20, 1998 by and between the Company and First Health Strategies, Inc.

 10.2 Sublease Agreement dated as of August 17, 1998 by and between the Company and Stanford Telecommunications, Inc.

 10.3* Employment Agreement dated as of May 28, 1999 by and between the Company and Edwin R. Addison

 10.4 Amended and Restated Employment Agreement dated as of May 28, 1999 by and between the Company and Mark A. Gaertner

 10.5 Amended and Restated Employment Agreement dated as of May 28, 1999 by and between the Company and Ted S. Bagheri

 10.6*       1998 Stock Incentive Plan

 10.7* Form of Indemnification Agreement between the Company and each of its directors and officers

 10.8* Incentive Stock Option Grant Agreement dated March 30, 1999 by and between the Company and John McGrath

 10.9* Performance Stock Option Grant Agreement dated March 30, 1999 by and between the Company and Mark A. Gaertner

 10.10* Performance Stock Option Grant Agreement dated March 30, 1999 by and between the Company and Robert Kaminski

 10.11* Performance Stock Option Grant Agreement dated March 30, 1999 by and between the Company and Ted S. Bagheri

 10.12*      Stock Option Grant Agreement dated April 1, 1999 by and between
             Edwin R. Addison and Mark A. Gaertner

 10.13*      Stock Option Grant Agreement dated April 1, 1999 by and between
             Edwin R. Addison and Robert Kaminski

 10.14*      Stock Option Grant Agreement dated January 1, 1998 by and between
             Edwin R. Addison and Robert Kaminski

 10.15*      Letter Agreement dated May 19, 1999 by and between the Company and
             Sevenson Environmental Services, Inc.

 10.16* Registration Rights Agreement dated May 19, 1999 by and between the Company and Sevenson Environmental Services, Inc.

 10.17+*     Online Licensed Materials Distribution Agreement dated May 21,
             1999 by and between the Company and Bell & Howell Information and Learning Company

 10.18+*     Distribution Agreement dated May 14, 1999 by and between the
             Company and Inktomi Corporation

 10.19+ Information Services Agreement dated May 14, 1999 by and between the Company and Inktomi Corporation, as amended

 Exhibit No.                             Description
 -----------                             -----------
 10.20+*     Warrant Agreement dated May 14, 1999 by and between the Company and Inktomi Corporation

 10.21+ Netcenter Services Agreement dated June 30, 1999 by and between the Company and Netscape Communications Corporation

 21.1*       Subsidiaries of the Registrant

 23.1        Consent of PricewaterhouseCoopers LLP

 23.2 Consent of Piper & Marbury L.L.P. (included as part of Exhibit 5.1 hereto)

 24.1*       Power of Attorney

 27          Financial Data Schedule

--------

*  Previously filed.
+ Information has been omitted from this exhibit pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

  (b) Financial Statement Schedules:

  Schedules have been omitted because the information required to be shown in the schedules is not applicable or is included elsewhere in our financial statements or the notes thereto.

Item 17. Undertakings

  The undersigned Registrant hereby undertakes to provide to the underwriter at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions of its Charter or Bylaws or the Delaware General Corporation Law or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act, the information omitted form the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act, the Company has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baltimore, Maryland, on the 28th day of July, 1999.

                                          POWERIZE.COM, INC.


                                          By:      /s/ Edwin R. Addison
                                              ---------------------------------
                                                     Edwin R. Addison
                                                 Chairman of the Board and
                                                  Chief Executive Officer

                Name                            Title                Date
                ----                            -----                ----
        /s/ Edwin R. Addison            Chairman of the         July 28, 1999
-------------------------------------    Board, Chief
          Edwin R. Addison               Executive Officer
                                         and Director
                                         (principal
                                         executive officer)

               *                        President, Chief        July 28, 1999
-------------------------------------    Operating Officer
          Mark A. Gaertner               and Director


               *                        Executive Vice          July 28, 1999
-------------------------------------    President, Chief
           Ted S. Bagheri                Financial Officer
                                         and Director
                                         (principal
                                         financial and
                                         accounting officer)

               *                        Director                July 28, 1999
-------------------------------------
           Jeffrey Crigler


               *                        Director                July 28, 1999
-------------------------------------
         James G. Groninger


               *                        Director                July 28, 1999
-------------------------------------
        Dr. Francis J. Harvey


               *                        Director                July 28, 1999
-------------------------------------
            Jay S. Levine

   * By: /s/ Edwin R. Addison
-------------------------------------
        Edwin R. Addison
        Attorney-in-Fact

                                 EXHIBIT INDEX

 Exhibit No.                             Description
 -----------                             -----------
 1.1         Form of Underwriting Agreement

 3.1*        Amended and Restated Certificate of Incorporation

             Certificate of Amendment to Amended and Restated Certificate of
 3.1.1       Incorporation

 3.2         Amended and Restated By-Laws

             Specimen stock certificate for shares of Common Stock of the
 4.1*        Company

 5.1         Opinion of Piper & Marbury L.L.P.

 10.1 Sublease Agreement dated March 20, 1998 by and between the Company and First Health Strategies, Inc.

 10.2 Sublease Agreement dated as of August 17, 1998 by and between the Company and Stanford Telecommunications, Inc.

 10.3* Employment Agreement dated as of May 28, 1999 by and between the Company and Edwin R. Addison

 10.4 Amended and Restated Employment Agreement dated as of May 28, 1999 by and between the Company and Mark A. Gaertner

 10.5 Amended and Restated Employment Agreement dated as of May 28, 1999 by and between the Company and Ted S. Bagheri

 10.6*       1998 Stock Incentive Plan

 10.7* Form of Indemnification Agreement between the Company and each of its directors and officers

 10.8* Incentive Stock Option Grant Agreement dated March 30, 1999 by and between the Company and John McGrath

 10.9* Performance Stock Option Grant Agreement dated March 30, 1999 by and between the Company and Mark A. Gaertner

 10.10* Performance Stock Option Grant Agreement dated March 30, 1999 by and between the Company and Robert Kaminski

 10.11* Performance Stock Option Grant Agreement dated March 30, 1999 by and between the Company and Ted S. Bagheri

 10.12*      Stock Option Grant Agreement dated April 1, 1999 by and between
             Edwin R. Addison and Mark A. Gaertner

 10.13*      Stock Option Grant Agreement dated April 1, 1999 by and between
             Edwin R. Addison and Robert Kaminski

 10.14*      Stock Option Grant Agreement dated January 1, 1998 by and between
             Edwin R. Addison and Robert Kaminski

 10.15*      Letter Agreement dated May 19, 1999 by and between the Company and
             Sevenson Environmental Services, Inc.

 10.16* Registration Rights Agreement dated May 19, 1999 by and between the Company and Sevenson Environmental Services, Inc.

 10.17+*     Online Licensed Materials Distribution Agreement dated May 21,
             1999 by and between the Company and Bell & Howell Information and Learning Company

 10.18+*     Distribution Agreement dated May 14, 1999 by and between the
             Company and Inktomi Corporation

 10.19+ Information Services Agreement dated May 14, 1999 by and between the Company and Inktomi Corporation, as amended

 Exhibit No.                             Description
 -----------                             -----------
             Warrant Agreement dated May 14, 1999 by and between the Company
 10.20+*     and Inktomi Corporation

 10.21+      Netcenter Services Agreement dated June 30, 1999 by and between the Company and Netscape Communications Corporation
 21.1*       Subsidiaries of the Registrant

 23.1        Consent of PricewaterhouseCoopers LLP

             Consent of Piper & Marbury L.L.P. (included as part of Exhibit 5.1
 23.2        hereto)

 24.1*       Power of Attorney

 27          Financial Data Schedule

--------

*  Previously filed.
+ Information has been omitted from this exhibit pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.